    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996


                                                      REGISTRATION NO. 333-10831
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             METRIS COMPANIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         6141                        41-1849591
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER         IDENTIFICATION NO.)

                           -------------------------

                       600 SOUTH HIGHWAY 169, SUITE 1800
                        ST. LOUIS PARK, MINNESOTA 55426
                                 (612) 525-5020
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                RONALD N. ZEBECK
                             METRIS COMPANIES INC.
                       600 SOUTH HIGHWAY 169, SUITE 1800
                        ST. LOUIS PARK, MINNESOTA 55426
                                 (612) 525-5020
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

   MICHAEL P. SHERMAN, ESQ.         GREGORY M. SHAW, ESQ.        WILLIAM M. HARTNETT, ESQ.
   FINGERHUT COMPANIES, INC.       CRAVATH, SWAINE & MOORE        CAHILL GORDON & REINDEL
        4400 BAKER ROAD               825 EIGHTH AVENUE               80 PINE STREET
  MINNETONKA, MINNESOTA 55343     NEW YORK, NEW YORK 10019       NEW YORK, NEW YORK 10005
        (612) 932-3100                 (212) 474-1000                 (212) 701-3000

                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 7, 1996

PROSPECTUS

                                2,833,333 SHARES

                                 [METRIS LOGO]

                                  COMMON STOCK
                               ------------------

     All of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Metris Companies Inc. ("Metris" or the "Company"), which is an indirect wholly owned subsidiary of Fingerhut Companies, Inc. ("FCI").

     Following the Offering, FCI will beneficially own indirectly approximately 84.9% (83.0% if the Underwriters exercise their over-allotment option in full) of the outstanding shares of Common Stock. Accordingly, FCI will continue to control the Company. See "Risk Factors -- Control by FCI and "-- Potential Conflicts of Interest; Relationship with FCI".

     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "MTRS".

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                               UNDERWRITING
                                             PRICE             DISCOUNTS AND          PROCEEDS TO
                                           TO PUBLIC          COMMISSIONS(1)          COMPANY (2)
-----------------------------------------------------------------------------------------------------
Per Share..........................                     $                     $                     $
-----------------------------------------------------------------------------------------------------
Total(3)...........................                     $                     $                     $
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

------------------
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

  (2) Before deducting expenses estimated to be $800,000, payable by the Company.

  (3) The Company has granted the Underwriters a 30-day option to purchase up to 425,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting". If such option is exercised in full, the total Price to Public, Underwriting
      Discounts and Commissions and Proceeds to Company will be $      , $
      and $      , respectively.
                               ------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. It is expected that certificates for the
shares of Common Stock will be available for delivery on or about           ,
1996, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

SMITH BARNEY INC.
                      BEAR, STEARNS & CO. INC.
                                         WILLIAM BLAIR & COMPANY

          , 1996

Metris -- inspired by the classical Latin word meaning "of or concerning measurements", the name evokes the science and discipline of direct marketing. Symbolizing a foundation in data and information management, Metris is intended to denote precision in quantitative measurements resulting in a keen understanding of consumer needs.

CONSUMER CREDIT

EXTENDED SERVICE PLANS

FEE-BASED
PRODUCTS & SERVICES

METRIS
   COMPANIES

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Such information may be reviewed at, or obtained by mail at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such information may also be reviewed at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Statements made in this Prospectus concerning the provisions of such documents are summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     Prior to this Offering, the Company has not been required to file reports under the Securities Exchange Act of 1934 (the "Exchange Act"). However, following the consummation of the Offering, the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. The Company intends to furnish its stockholders with annual reports containing audited financial statements reported on by independent public accountants following the end of each fiscal year. FCI is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto (the "Financial Statements"), appearing elsewhere in this Prospectus. Metris Companies Inc., a recently formed indirect wholly owned subsidiary of Fingerhut Companies, Inc. ("FCI"), operates certain businesses previously operated as a division of FCI (collectively, the "Financial Services Business"). Except as otherwise noted herein, the information in this Prospectus gives effect to the contribution of such division to the Company, and, as used in this Prospectus, unless the context otherwise requires, (i) "Metris" and "Company" refer, with respect to any date prior to the effective date of such contribution, to the Financial Services Business of FCI, and, with respect to any date on or subsequent to the effective date of such contribution, to Metris Companies Inc. and its subsidiaries and (ii) "FCI" refers to Fingerhut Companies, Inc., and its subsidiaries other than the Company, including its principal operating subsidiary, Fingerhut Corporation ("Fingerhut"). Unless the context otherwise requires, all information contained in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

     Metris Companies Inc. is an information-based direct marketer of consumer credit products, extended service plans, and fee-based products and services to moderate income consumers. Management believes the moderate income market (i.e., households with annual incomes of $15,000 to $35,000), which currently represents 31% of all U.S. households, is underserved by the traditional providers of many of the Company's products and services. The Company's strategy is to first establish a profitable customer relationship through the issuance of a general purpose credit card, and then to expand this customer relationship by cross-selling additional fee-based products and services. The Company provides credit to this market by utilizing a risk-based pricing strategy based on proprietary databases and credit scoring systems. The Company's agreements with FCI provide for the exclusive use of Fingerhut's proprietary database (the "Fingerhut Database") to market the Company's products and services. The Fingerhut Database contains demographic, behavioral and credit history information on more than 30 million individuals, the majority of whom are moderate income consumers. Fingerhut does not report its credit information to the credit bureaus, which means this information is not publicly available. The Company's management believes this access to the Fingerhut Database and the ability to utilize Fingerhut's proprietary credit scoring models give it a competitive advantage in targeting and lending to moderate income consumers.

     The Company's consumer credit products currently are unsecured and secured credit cards, including the Fingerhut co-branded MasterCard(R) and the Direct Merchants Bank MasterCard. The Company's customers and prospects include both Fingerhut's existing customers ("Fingerhut Customers") and individuals who are not Fingerhut Customers but for whom credit bureau information is available ("External Prospects"). Once a prospective customer is targeted, the Company utilizes its proprietary credit scoring models and a risk-based pricing strategy to assign the annual percentage rate, annual fee and credit line based upon the expected risk of the individual prospect. As a result of the risk profile that is typical of the Company's customers, approximately 82% of the existing credit card accounts carry an annual fee, annual percentage rates range from prime plus 6.45% to prime plus 14.20%, and the average initial credit line is approximately $1,700. Management believes this average initial credit line is below the industry average.

     The Company also provides extended service plans on certain categories of products sold by Fingerhut that extend service coverage beyond the manufacturer's warranty. Although these plans historically have been available only on consumer electronics, the Company has recently begun to offer these plans for jewelry and furniture, and may offer plans on additional types of products in the future. Through focused marketing, the Company increased the percentage of Warrantable Products (as defined herein) sold that are covered by its plans from 15% in 1994 to 24% in the first six months of 1996. Management believes that opportunities for growth in extended service plans exist through further increasing the percentage of Fingerhut Warrantable Products sold with an extended service plan, identifying new Warrantable Product categories for Fingerhut products, and marketing extended service plans in conjunction with retailers other than Fingerhut.

     Metris markets its fee-based products and services, including third party insurance, membership clubs, card registration and debt waiver programs, to its credit card customers and to Fingerhut's customers. As a result of the Company's direct marketing and cross-selling efforts, approximately 53% of the Company's credit card customers have purchased one or more fee-based products. As an additional service, the Company develops highly tailored marketing lists, derived from its proprietary database, for third parties.

     At year-end 1995, the Company was the 23rd largest MasterCard issuer based on number of cards issued, with over 700,000 total credit card accounts and $543.6 million total managed loans outstanding. As of June 30, 1996, the Company had approximately 1.1 million total credit card accounts and $1.1 billion in total managed loans outstanding. For the first six months of 1996, the Company had total revenues of approximately $65.9 million and net income of approximately $8.9 million.

HISTORY

     Fingerhut, one of the largest catalog marketers in the United States, made the strategic decision in 1993 to directly market general purpose credit cards to its customers. The decision was based on Fingerhut's expertise in extending closed end credit to its customers, the large amount of proprietary information in the Fingerhut Database, and the high responsiveness of Fingerhut's customers to direct marketing efforts. After successfully test marketing credit cards to Fingerhut's customers, Fingerhut began to aggressively expand its credit card business. As part of this strategy, Fingerhut hired a management team led by Ronald Zebeck, whose more than 20 years of experience in the credit card industry includes responsibility for the launch and management of the highly successful GM MasterCard. This management team has since been implementing its strategy to expand its credit card customer base of both Fingerhut Customers and External Prospects and to grow its extended service plan and fee-based products and services businesses.

     Based upon a series of targeted credit card marketing campaigns launched over the past 18 months, the Company's management believes that (i) the Company's target market has been highly responsive to direct marketing, allowing the Company to acquire new customers at lower costs than traditional credit card issuers and to pursue marketing strategies that improve the penetration rates of additional products and services, (ii) while the Company's target market includes individuals with relatively high risk profiles, the Company has been able to effectively target and evaluate the creditworthiness of moderate income consumers using proprietary scoring models, traditional credit information and Fingerhut Database information and (iii) the Company's risk-based pricing strategy has allowed it to manage customer relationships based on individual risk profiles. See "Risk Factors -- Risks Related to Target Market".

     The significant growth to date of the Company's credit card accounts and managed loan balances has been supported by funds from FCI and from the Company's retained earnings. The Offering will provide Metris with additional equity capital to continue to fund its growth.

BUSINESS STRATEGY

     The Company's business strategy is to continue its growth by targeting new customers through the issuance of credit cards and expanding its customer relationships through the sale of additional products and services. The principal components of the Company's strategy are the following:

     - Increase the number of Fingerhut Customers utilizing the Company's consumer credit products, extended service plans and fee-based products and services.

     - Identify and solicit additional External Prospects for credit cards using the Company's proprietary risk, response and profitability models.

     - Maximize the profitability of each customer relationship by cross-selling multiple products and services and using individualized risk-based pricing.

     - Expand the range of products and services offered. Management believes the Company will make an attractive marketing partner to providers of other financial services such as home equity loans, auto loans, student loans, and supplemental insurance.

     - Access additional customers for the Company's products and services by establishing relationships with third parties whose customers fit the Company's target market profile.

     - Pursue acquisitions of credit card portfolios and/or other businesses whose customers fit the Company's product and target market profile.

RELATIONSHIP WITH FCI

     Metris Companies Inc. is currently an indirect wholly owned subsidiary of FCI, the business of which historically has been operated as a division of FCI. After completion of the Offering, FCI will beneficially own 84.9% of the outstanding shares of Common Stock (83.0% if the Underwriters' over-allotment option is exercised in full). Accordingly, FCI will have significant influence over the policies and affairs of the Company and will be in a position to determine the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to the Company's Certificate of Incorporation and the approval of mergers and sales of the Company's assets. See "Risk Factors -- Control by FCI" and "-- Potential Conflicts of Interest; Relationship with FCI".

     FCI is a direct-to-the-consumer marketing company that sells a broad range of products and services via catalogs, telemarketing, television and other media. FCI had revenues of $2.1 billion and $1.9 billion, and had net earnings of $50.9 million and $45.9 million, in 1995 and 1994, respectively. FCI had total assets of $1.3 billion and $1.1 billion at December 29, 1995, and December 30, 1994, respectively. Its principal subsidiaries are the Company, Fingerhut, Figi's Inc. and Infochoice USA, Inc. Fingerhut has been in the direct mail marketing business for over 45 years and sells general merchandise using catalogs and other direct marketing solicitations. Fingerhut's merchandise includes a broad mix of brand name and private label products.

     Metris is significantly dependent on FCI and has entered into a number of intercompany agreements with FCI, including the Co-brand Credit Card Agreement, the Data Sharing Agreement, the Extended Service Plan Agreement, the Database Access Agreement and the Administrative Services Agreement. In addition to providing the Company exclusive use of the Fingerhut Database for the marketing of financial service products, the agreements provide for continued access to information about Fingerhut Customers, for marketing of extended service plans and for a variety of administrative and other services during the term (generally seven years) of these agreements. Additionally, FCI has guaranteed the Company's revolving bank credit facility. See "Transactions Between FCI and the Company".

                                  THE OFFERING

Common Stock offered(1)...................   2,833,333 Shares
Common Stock to be outstanding after the
  Offering(1)(2)..........................   18,800,000 Shares
Use of Proceeds...........................   The net proceeds of the Offering will be used to
                                             repay short-term indebtedness of the Company,
                                             and the remainder, if any, will be used for
                                             general corporate purposes. See "Use of
                                             Proceeds".
Proposed Nasdaq National Market Symbol....   "MTRS".
Risk Factors..............................   See "Risk Factors" for a discussion of certain
                                             factors that should be considered in evaluating
                                             an investment in the Common Stock.

-------------------------
(1) Assumes the Underwriters do not exercise their option to purchase up to an additional 425,000 shares of Common Stock to cover over-allotments, if any.

(2) Excludes 1,356,572 shares of Common Stock issuable upon exercise of outstanding stock options granted or expected to be granted by the Company. The Company has reserved a total of 1,970,000 shares of Common Stock for issuance in connection with options issuable under the Company's stock option plans. See "Management -- Compensation Programs".
                            ------------------------

     Metris Companies Inc. is a Delaware corporation incorporated on August 20, 1996, and is a wholly owned subsidiary of FFS Holdings, Inc., which is itself an indirect wholly owned subsidiary of FCI. The Company's subsidiaries are Direct Merchants Credit Card Bank, National Association ("Direct Merchants Bank"), Metris Receivables, Inc. ("MRI"), DMCCB, Inc., and Metris Direct, Inc. In anticipation of the Offering, FCI contributed the assets, liabilities and equity of the extended service plan business and all of the outstanding stock of these subsidiaries to the Company (the "Contribution"). The Company's principal executive offices are located at 600 South Highway 169, Suite 1800, St. Louis Park, Minnesota 55426, and its telephone number is (612) 525-5020.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act, and is subject to the safe-harbor created by such sections. The Company's actual results may differ significantly from the results discussed in such forward-looking statements, including, among others, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality". Certain factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following summary historical financial and operating data reflects the assets, liabilities, equity, and revenues and expenses of FCI's businesses engaged in offering certain consumer credit products, extended service plans, and other fee-based products and services to moderate income consumers.

     The Income Statement Data, Balance Sheet Data, Net Extended Service Plan Revenues and Fee-Based Product Revenues presented below as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been derived from the audited financial statements and the notes thereto appearing elsewhere in this Prospectus. All other summary financial and operating data are unaudited, but reflect, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The results for the six months ended June 30, 1996, are also not necessarily indicative of the results to be expected for the entire year.

     As discussed under "Risk Factors -- Lack of Prior Operating History as a Stand-Alone Entity" and "-- Recently Commenced Credit Card Operations", the historical financial information presented below may not be indicative of the Company's future performance nor does it necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. Additionally, the Company's consumer credit products business and a substantial portion of its fee-based products and services business began operations in February 1995 with the opening of Direct Merchants Bank. Therefore, the financial statements and financial and operating data derived therefrom prior to 1995 are not comparable to the periods ending in 1995 and thereafter. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the historical financial statements and notes thereto, included elsewhere in this Prospectus.

     In order to provide funds for operations and to improve liquidity, the Company securitizes and sells substantially all of its credit card loans to investors through a master trust. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources", and "Business -- Securitization". The effect of these transactions is to remove credit card loans sold with limited recourse from the Company's balance sheet and record a gain on sale for the difference between the carrying value of the loans and the adjusted sales proceeds. The adjusted sales proceeds are based on a present value estimate of future cash flows to be received over the life of the loans, net of certain funding and servicing costs. The resulting gain is further reduced for estimated loan losses over the life of the related loans under the limited recourse provisions. Because these estimates are influenced by factors outside of the Company's control, the uncertainty inherent in these estimates makes it reasonably possible that these estimates could change in the near term.

     The securitization and sale of credit card loans changes the Company's interest in such loans from that of a lender to that of a servicer. Accordingly there is a change in how revenue is reported in the income statement. For securitized and sold credit card loans, amounts that otherwise would have been recorded as interest income, interest expense, fee income and provision for loan losses are instead recorded as net securitization and credit card servicing income, and the Company's allowance for loan losses also does not include amounts for securitized loans. However, the information on the following table under "Credit Card Data" includes both securitized loans and the Company's on-balance sheet loans.

                      SUMMARY FINANCIAL AND OPERATING DATA

                                                         SIX MONTHS ENDED                  YEAR ENDED
                                                             JUNE 30,                     DECEMBER 31,
                                                      ----------------------     ------------------------------
                                                         1996         1995         1995       1994       1993
                                                      ----------    --------     --------    -------    -------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Interest income...................................  $   12,619    $  1,460     $  7,616    $   487    $   279
  Interest expense..................................       1,858         280        1,217         --         --
                                                      ----------    --------     --------    -------    -------
  Net interest income...............................      10,761       1,180        6,399        487        279
  Provision for loan losses.........................       5,173         534        4,393         --         --
  Other operating income............................      53,296      16,094       51,083     14,238     10,053
  Other operating expense...........................      44,422      16,602       45,640     11,222      8,333
                                                      ----------    --------     --------    -------    -------
  Income before income taxes........................  $   14,462    $    138     $  7,449    $ 3,503    $ 1,999
  Income taxes......................................       5,568          53        2,868      1,305        737
                                                      ----------    --------     --------    -------    -------
  Net income........................................  $    8,894    $     85     $  4,581    $ 2,198    $ 1,262
                                                      ==========    =========    =========   ========   ========
ADJUSTED PRO-FORMA INCOME STATEMENT DATA:(1)
  Adjusted pro-forma net income per share...........  $     0.51                 $   0.33
                                                      ==========                 =========
BALANCE SHEET DATA:
  Credit card/other loans(2)........................  $  131,963    $ 44,514     $ 95,064    $ 9,375    $ 6,160
  Allowance for loan losses.........................       5,303         534        3,679         --         --
  Total assets......................................     185,784      78,036      174,428      9,856      6,615
  Short-term borrowings.............................      54,318      28,205       63,482         --         --
  Division equity...................................      80,212      26,822       71,318      6,737      4,539
CREDIT CARD DATA:
  Average managed loans.............................  $  741,177    $ 42,576     $183,274    $    --    $    --
  Period-end managed loans..........................   1,068,018     190,069      543,619         --         --
  Period-end total accounts.........................   1,122,673     319,511      702,891         --         --
  Managed net interest margin(3)....................       13.85%      13.35%       13.65%      7.36%      6.16%
  Managed net charge-off ratio(4)...................        5.53%         --         2.19%        --         --
  Managed delinquency ratio(5)......................        3.37%       0.17%        3.95%        --         --
  Period-end managed allowance for loan losses......        4.15%       1.49%        4.09%        --         --
EXTENDED SERVICE PLAN DATA:
  Net extended service plan revenues................  $    8,615    $  6,687     $ 17,779    $12,244    $ 7,935
  Warrantable product sales penetration rates(6)....        23.8%       21.0%        20.4%      15.3%      12.9%
FEE-BASED PRODUCTS AND SERVICES DATA:
  Fee-based product revenues........................  $   12,067    $  1,549     $  6,662    $ 1,994    $ 2,118

-------------------------
(1) Pro-forma per share information is based on 18,800,000 shares assumed to be outstanding upon consummation of the Offering. Amounts also give effect to the adjustment to net interest income from the application of the estimated net proceeds from the Offering to repay a portion of outstanding short-term borrowings from FCI as if the Offering had occurred at the beginning of the respective periods shown.

(2) Credit card/other loans for the years ended December 31, 1994, and 1993 consist exclusively of loans made to FCI. For the year ended December 31, 1995, and thereafter, credit card/other loans are exclusively credit card loans as the Company was in a net borrowing position with FCI.

(3) Includes the Company's actual cost of funds plus all costs associated with asset securitizations, including the interest expense paid to the certificateholders and amortization of the discount and fees.


(4) Net charge-offs reflect actual principal amounts charged-off, less recoveries, as a percentage of average managed credit card loans on an annualized basis.


(5) Delinquencies represent credit card loans that were at least 30 days past due at period end.

(6) Warrantable Product sales penetration rates reflect the percentage of extended service plans sold to total Warrantable Products sold. Percentages for all periods presented reflect the inclusion of jewelry and furniture products as Warrantable Products even though extended service plans for such products were not introduced until the middle of 1995.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON FINGERHUT

     As of June 30, 1996, approximately 52% of the Company's credit card customers were Fingerhut Customers, accounting for approximately 57% of the Company's managed loans, and Fingerhut Customers are currently the Company's only customers for extended service plans. Moreover, until the Company further develops its own database of information based upon its experience as an independent, stand-alone entity, its success in the credit card business will remain largely dependent upon its exclusive rights to use information in the Fingerhut Database, particularly with respect to Fingerhut's credit experience with its customers. Similarly, until the Company develops extended service plan marketing relationships with other companies, its success in the extended service plan business will remain largely dependent upon its right to provide extended service plans to Fingerhut Customers and the level of Fingerhut's sales of Warrantable Products. Metris has entered into agreements with Fingerhut relating to (i) credit cards issued to Fingerhut Customers, (ii) use of information in the Fingerhut Database and (iii) marketing of extended service plans to Fingerhut Customers. See "Transactions Between FCI and the Company". The loss of the ability to use information from the Fingerhut Database or to market to Fingerhut Customers would have a significant adverse economic impact on the Company's results of operations and future prospects. Significant adverse changes which materially affect Fingerhut's ability to maintain its database or to continue its catalog sales business would also have an adverse impact on the Company.

     FCI is a guarantor of the Company's bank revolving credit facility. Breaches of covenants contained in the guaranty, including various financial covenants of FCI, would be events of default under the facility. Upon the occurrence of any such event the facility would be terminable at the option of the lenders. Such events could have a material adverse impact on the Company's financial condition and results of operations. To the extent that the FCI guarantee contains certain financial covenants and the cost of maintaining availability and borrowing under the revolving credit facility is based on FCI's credit rating, the Company is dependent on the financial strength and performance of FCI. FCI has been impacted by the industry-wide increase in paper and postage rates which began in early 1995 and continued into 1996. FCI is currently rated BBB/Baa2 by Standard & Poor's and Moody's Investors Service, respectively.

LACK OF PRIOR OPERATING HISTORY AS A STAND-ALONE ENTITY

     FCI's Financial Services Business, including Direct Merchants Bank, has been newly consolidated within Metris Companies Inc. and therefore has never before operated as a separate operating group. In addition, the Company's management team has not operated the Company as a stand-alone entity and the Company will have one new member of the Board of Directors who will be appointed at the time of or following the Offering. A number of significant changes will occur in the funding and operations of the Company in connection with the consummation of the Offering. These changes include the establishment of the Company's bank revolving credit facility and its own incentive compensation and stock option plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources" and "Management -- Compensation Programs". These changes may have a substantial impact on the financial position and future results of operations of the Company. As a result, the historical financial information included in this Prospectus does not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations of the Company would have been had it been operated as a stand-alone entity during the periods presented. Because FCI has guaranteed the Company's indebtedness, the Company's funding costs will not increase in the short-term. FCI is contractually committed to guarantee the Company's revolving credit facility for the term of that facility, but if FCI no longer guaranteed the Company's indebtedness, the Company's funding costs would increase and the Company's earnings on a stand-alone basis would be expected to be lower, all other things being equal. See "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     In connection with the Offering, Metris will enter into the Administrative Services Agreement, under which subsidiaries of FCI will provide a variety of administrative services to the Company on a transitional basis. See "Transactions Between FCI and the Company -- Administrative Services Agreement". Following the termination of the Administrative Services Agreement, the Company will be required to provide or procure these services without the assistance previously provided by FCI. The impact of these and other changes on the Company's operations cannot be fully predicted.

RECENTLY COMMENCED CREDIT CARD OPERATIONS

     The Company began originating and servicing credit card accounts in March 1995, and thus has limited underwriting and servicing experience, and very limited delinquency, default and loss experience with respect to its credit card accounts. Although the Company has experienced substantial growth in credit card loans outstanding, revenues and net earnings, there can be no assurances that these rates of growth will be sustainable or indicative of future results. In addition, the Company's results of operations, financial condition and liquidity depend, to a material extent, on its ability to manage its recently commenced credit card business and on the performance of the credit card loans outstanding.

LACK OF SEASONING OF CREDIT CARD PORTFOLIO

     The average age of a credit card issuer's portfolio of accounts is an indicator of the stability of delinquency and loss levels of that portfolio; a portfolio of older accounts generally behaves more predictably than a newly originated portfolio. Substantially all of the Company's credit card accounts were originated within the last 18 months and over 50% were originated within the last six months. As a result, there can be no assurance as to the levels of delinquencies and losses, which may affect earnings through net charge-offs, that can be expected over time with respect to the Company's portfolio. It is likely that the levels of such delinquencies and losses will increase as the average age of the Company's accounts increases, until the accounts become more seasoned. Any material increases in delinquencies and losses above management's expectations would have a material adverse impact on the Company's results of operations and financial condition.

ABILITY TO SUSTAIN AND MANAGE GROWTH

     In order to meet its strategic objectives the Company must continue to achieve growth in its credit card loan portfolio. Continued growth in the Company's credit card loan portfolio depends on (i) the Company's ability to attract new cardholders, (ii) growth in both existing and new account balances,
(iii) the degree to which the Company loses accounts and account balances to competing card issuers, (iv) levels of delinquencies and losses, (v) the availability of funding, including securitizations, on favorable terms, and (vi) general economic and other factors beyond the control of the Company. The Company's growth is also dependent on the level of the Company's marketing expenditures used to solicit new customers and the number of responses the Company receives with respect to solicitations for its consumer credit, fee-based and other financial service products. Any increases in postal rates could have a negative impact on the level and cost of direct mail marketing activities. No assurance can be given as to the future growth in the Company's loan portfolio or its profitability.

     Further growth of the Company will require employment and training of new personnel, expansion of facilities, expansion of management systems, and access to additional capital. If the Company is unable to manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives may be adversely affected.

RISKS RELATED TO TARGET MARKET

     The Company is targeting its consumer credit products to moderate income consumers. Lenders historically have not solicited this market to the same extent as more affluent market segment consumers. As a result, in addition to higher delinquency and loss rates, there is less historical experience with respect to the credit risk and performance of moderate income consumers. There can be no assurance that the Company can successfully target and evaluate the creditworthiness of moderate income consumers so as to minimize the expected higher delinquencies and losses or that the Company's risk-based pricing system can offset the negative impacts the expected higher delinquency and loss experience for this market segment has on overall profitability.

     Primary risks associated with unsecured lending, especially to the Company's target market, which focuses on moderate income consumers, are that
(i) delinquencies and credit losses will increase because of future economic downturns, (ii) an increasing number of customers will default on the payment of their outstanding balances or seek protection under bankruptcy laws, resulting in accounts being charged off as uncollectible, (iii) fraud by cardholders and third parties will increase, and (iv) unfavorable changes in consumers' attitudes toward financing purchases with debt or in cardholder payment behavior, such as increases in discretionary repayment of account balances, will result in diminished interest income. Many lenders, including the Company, recently have reported increased levels of account delinquencies and losses, and this trend may continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality". Additionally, general economic factors, such as the rate of inflation, unemployment levels and interest rates may affect the Company's target market customers more severely than other market segments.

INTEREST RATE RISK

     The Company's credit card accounts generally have finance charges set at a variable rate with a spread above a designated prime rate or other designated index. Although the Company intends to manage its interest rate risk through asset and liability management, as the interest rate environment fluctuates the Company may be adversely affected by changes in its cost of funds as well as in the relationship between the indices used in the Company's securitizations and other funding and the indices used to determine the finance charges on account balances.

FUNDING AND SECURITIZATION CONSIDERATIONS

     The Company depends heavily upon the securitization of its credit card loans to fund its operations and to date has been able to complete securitization transactions on terms that it believes are favorable. There can be no assurance, however, that the securitization market will continue to offer attractive funding alternatives. In addition, the Company's ability to securitize its assets depends on the continued availability of credit enhancement on acceptable terms and the continued favorable legal, regulatory, accounting and tax environment for securitization transactions. While the Company does not at present foresee any significant problems in any of these areas, any such adverse change could force the Company to rely on other potentially more expensive funding sources.

     Adverse changes in the performance of the Company's securitized assets, including increased delinquencies and losses, could result in a downgrade or withdrawal of the ratings on the outstanding certificates under the Company's securitization transactions or cause early amortization of such certificates. This could jeopardize the Company's ability to effect other securitization transactions on acceptable terms, thereby decreasing the Company's liquidity and forcing the Company to rely on other funding sources to the extent available. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources" and "Business -- Securitization".

     Metris is also dependent on its bank revolving credit facility, which is guaranteed by FCI. In the event that FCI no longer owns 51% or more of the Company or FCI breaches its covenants, including various financial covenants contained in its guarantee, the facility may be terminated by the lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources".

REGULATION

     The activities of Metris are, and following the consummation of the Offering will continue to be, subject to extensive regulation under both Federal and state laws and regulations. Such laws and regulations significantly limit the activities in which the Company and Direct Merchants Bank will be permitted to engage. Numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or limit the manner in which the Company conducts its activities. Moreover, the Company's interactions with FCI pursuant to certain intercompany agreements described herein under "Transactions Between FCI and the Company" are constrained under those agreements by the requirements of the Fair Credit Reporting Act ("FCRA"). Failure to comply with such requirements could result in termination of such agreements and/or the Company and/or Fingerhut becoming a consumer reporting agency under the FCRA. The FCRA imposes a number of complex and burdensome regulatory requirements and restrictions on a consumer reporting agency, including restrictions on the circumstances under which a consumer reporting agency may furnish information to others. Accordingly, if Fingerhut were to become a consumer reporting agency, the FCRA would restrict the Company's access to the Fingerhut Database. Similarly, if the Company were to become a consumer reporting agency its ability to furnish information to third parties would be restricted by the FCRA. Such restrictions on the Company's ability to access the Fingerhut Database and/or on the Company's ability to furnish information to third parties could have a significant adverse economic impact on the Company's results of operations and future prospects. See "Dependence on Fingerhut" and "Business -- Regulation -- Fair Credit Reporting Act".

     Direct Merchants Bank is also subject to regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Comptroller of the Currency (the "OCC"). Such regulations include limitations on the nature of the businesses Direct Merchants Bank may conduct. See "Business -- Regulation".

CONSUMER AND DEBTOR PROTECTION LAWS

     Metris is subject to numerous Federal and state consumer protection laws that impose requirements related to offering and extending credit. The United States Congress and the states may enact laws and amendments to existing laws to regulate further the credit card industry or to reduce finance charges or other fees or charges applicable to credit card and other consumer revolving loan accounts. Such laws, as well as any new laws or rulings which may be adopted, may adversely affect the Company's ability to collect on account balances or maintain previous levels of periodic rate finance charges and other fees and charges with respect to the accounts. Any failure by the Company to comply with such legal requirements also could adversely affect its ability to collect the full amount of the account balances.

     Changes in Federal and state bankruptcy and debtor relief laws could adversely affect the Company if such changes result in, among other things, additional administrative expenses and accounts being written off as uncollectible.

COMPETITION

     As a marketer of consumer credit products, Metris faces increasing competition from numerous providers of financial services, many of which have greater resources than the Company. In particular, the Company's credit card business competes with national, regional and local bank card issuers as well as other general purpose credit card issuers, such as American Express, Discover Card and Diners Club. Over 6,000 issuers are affiliated with MasterCard alone. The 20 largest issuers accounted for nearly 65% (based on receivables outstanding) of the market for general purpose credit cards in June 1996; many of these issuers are substantially larger and have more seasoned credit card portfolios than the Company and often compete for customers by offering lower interest rates and/or fee levels. In general, customers are attracted to credit card issuers largely on the basis of price, credit limit and other product features and customer loyalty is often limited.

     As the Company attempts to expand its extended service plan business to the customers of third-party retailers, it will compete with manufacturers, financial institutions, insurance companies and a number of independent administrators, many of which have greater operating experience and financial resources than the Company.

     There are numerous competitors in the fee-based products market, including insurance companies, financial service institutions and other membership-based consumer services providers, many of which are larger, better capitalized and more experienced than the Company. See "Business -- Competition".

CONTROL BY FCI

     Metris Companies Inc. is currently an indirect wholly owned subsidiary of FCI. After completion of the Offering, FCI will own approximately 84.9% (83.0% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock. After the Offering, through its ability to elect all the directors of the Company, FCI will control all matters affecting the Company, including the adoption of amendments to the Company's Certificate of Incorporation, any determination with respect to the acquisition or disposition of Company assets, future issuances of Common Stock or other securities of the Company, the Company's incurrence of debt, and any dividend payable on the Common Stock.

     Although FCI has advised the Company it has no immediate plans to dispose of the Common Stock held by it after the Offering, FCI has not made any decision regarding its future plans for its ownership interest in the Company. There can be no assurance that FCI will maintain its ownership interest in the Company or as to the manner or timing of any disposition of Common Stock by FCI. The Company's bank revolving credit agreement requires that FCI hold at least 51% of the common stock of the Company.

POTENTIAL CONFLICTS OF INTEREST; RELATIONSHIP WITH FCI

     Corporate Opportunities

     The relationship between the respective businesses of Metris and FCI may give rise to certain conflicts of interest regarding corporate opportunities. Because both the Company and FCI sell to the same client base, use direct mail and provide credit, business opportunities may arise that either could pursue. To address the potential for conflicts between the Company and FCI, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation" or "Certificate") contains detailed provisions concerning the business activities in which the Company is permitted to engage for so long as FCI continues to control the Company.

     The relevant provisions are intended to permit Metris to continue all activities in which it currently engages, and to expand into certain related financial service products. The pertinent provisions of the Certificate of Incorporation are set forth under "Description of Capital Stock -- Certain Provisions of the Company's Certificate of Incorporation and By-laws" and "-- Limitations on the Company's Business Activities". These provisions generally permit the Company to continue providing consumer credit products, extended service plans, and fee-based products, and a variety of other financial service products and services. The Company may engage in any other business with the consent of FCI or authorized by a majority vote of the shareholders. Because these limitations may restrict the Company's ability to offer new products or services, they may limit the Company's ability to compete.

     The Company's Certificate of Incorporation provides that no opportunity, transaction, agreement or other arrangement to which FCI, or an entity in which FCI has an interest, is a party, shall be a corporate opportunity of the Company unless such opportunity, transaction, agreement or other arrangement shall have been initially offered to the Company before it is offered to FCI or such other entity, and either (i) the Company has an enforceable contractual interest in such opportunity, transaction, agreement or other arrangement or (ii) the subject matter of such opportunity, transaction, agreement or other arrangement is a constituent element of an activity in which the Company is then actively engaged. Even if the foregoing conditions were met, such fact alone would not conclusively render such opportunity the property of the Company. The intercompany agreements limit FCI's ability to engage in the Financial Services Business during the terms of such agreements, except through its ownership of Common Stock of the Company.

     The foregoing provisions of the Certificate of Incorporation of the Company were determined by FCI after consultation with management of the Company but were not the result of arm's-length negotiations.

     Other Potential Conflicts of Interest

     Conflicts of interest may arise in the future between Metris and FCI in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new or additional directors, dividends, incurrence of indebtedness, tax matters, financial commitments, registration rights, administration of benefit plans, service arrangements, issuances and sales of capital stock of the Company and public policy matters. In addition, there are overlapping directors and executive officers between the Company and FCI. The Company's Chairman of the Board, Theodore Deikel, is also the Chairman of the Board, Chief Executive Officer and President of FCI. Michael P. Sherman is a director of the Company and is also Senior Vice President and General Counsel of FCI, and Dudley C. Mecum is a director of the Company and is also a director of FCI. In addition, Peter G. Michielutti is Senior Vice President of Business Development of the Company and Senior Vice President and Chief Financial Officer of FCI, and Robert
W. Oberrender is Chief Financial Officer of the Company and Vice President and Treasurer of FCI. See "Management -- Directors and Executive Officers". The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and FCI. However, the directors intend to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest that may occur and will determine what, if any, specific measures may be necessary or appropriate. There can be no assurance that any conflicts will be resolved in favor of the Company.

     Metris and Fingerhut have entered into a number of agreements for the purpose of defining the ongoing relationship between them. Pursuant to these arrangements, Fingerhut will provide benefits to the Company that it might not provide to a third party, and there is no assurance that the terms and conditions of any future arrangements between Fingerhut and the Company will be as favorable to the Company as in effect now. In addition, notwithstanding the Tax Sharing Agreement (defined herein), under ERISA and Federal income tax law each member of a consolidated group (for Federal income tax and ERISA purposes) is also jointly and severally liable for the Federal income tax liability, funding and termination liabilities, certain benefit plan taxes and certain other liabilities of each other member of the consolidated group. Similar rules may apply under state income tax laws. See "Transactions Between FCI and the Company" and "Principal Stockholder".

DEPENDENCE ON KEY PERSONNEL

     The Company's management and operations are dependent upon the skills and experience of a small number of senior management and operating personnel, including Ron Zebeck, Chief Executive Officer; Peter Michielutti, Senior Vice President, Business Development; Douglas McCoy, Vice President, Operations; Robert Oberrender, Chief Financial Officer; Douglas Scaliti, Vice President, Marketing; and David Reak, Vice President, Credit Risk. The Company does not have employment agreements with its executive officers and does not maintain key-man life insurance on any executive officer. The loss of the services of members of senior management could have an adverse impact on the Company. See "Management -- Directors and Executive Officers".

EXTENDED SERVICE PLAN UNDERWRITING

     Historically, Metris has contracted with a third party to perform services related to most of its extended service plans and to underwrite the risks related to performance under those extended service plans for a fee. The Company has terminated this agreement effective as of December 31, 1996, and intends to administer the extended service plans internally after such date. The Company will retain the risks associated with performance under the extended service plans entered into after such date, but will not assume any risks already transferred to the third party. There can be no assurance that the Company will not experience higher than anticipated costs in connection with the internal administration and underwriting of these plans.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and By-laws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, a Board of Directors that has staggered terms for its members, certain notice and supermajority voting provisions, and certain "fair price" provisions. These provisions do not become effective until FCI and its affiliates collectively own outstanding Common Stock representing less than 51% of all the outstanding Common Stock. The Board of Directors has the authorization to issue preferred stock in one or more series without the specific approval of the holders of the Common Stock. Also, only a majority of the Board of Directors may call a special meeting of stockholders. If the ownership of the Common Stock ceases to be concentrated in a single holder, in certain circumstances, these devices may render more difficult or tend to discourage a change of control of the Company or the removal of incumbent management, which could reduce the market value of the Common Stock. For a description of the provisions in the Company's Certificate of Incorporation and By-laws, see "Description of Capital Stock".

LACK OF A PUBLIC MARKET FOR THE COMMON STOCK

     There has been no public market for the Common Stock prior to the Offering and there can be no assurance that a public market will develop or, if developed, will be sustained following the Offering. Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "MTRS". The price of the Common Stock offered hereby will be determined through negotiation between the Company and the Underwriters and may not necessarily reflect the market price of the Common Stock after the Offering or the book value of the assets of the Company. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price for the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of the Common Stock. The shares of Common Stock beneficially owned by FCI will be eligible for sale in the public market subject to (i) the timing, volume and other limitations of Rule 144 promulgated under the Securities Act or registration under the Securities Act in accordance with the Registration Rights Agreement, (ii) covenants in FCI's and the Company's bank credit facilities that will require FCI to maintain ownership of a majority of the Company's Common Stock and (iii) a "lock-up" agreement between the Underwriters and FCI. Such lock-up agreement provides that, without the prior written consent of Smith Barney Inc., FCI will not sell, offer to sell, solicit an offer to buy, contract to sell, grant an option to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale." FCI also has certain registration rights with respect to the shares of Common Stock owned by it which would facilitate any future dispositions. See "Transactions Between FCI and the Company".

DILUTION

     Based upon an assumed initial public offering price of $15.00 per share (and assuming that the Underwriters do not exercise their over-allotment option), the Company's pro forma net tangible book value per share of Common Stock as of June 30, 1996, after giving effect to the Offering would be $6.27. Accordingly, purchasers of the Common Stock offered hereby would suffer immediate dilution in net tangible book value per share of $8.73. See "Dilution".

                                USE OF PROCEEDS

     Assuming an initial public offering price of $15.00 per share, the net proceeds to the Company from the Offering (after deducting underwriting discounts and commissions and estimated expenses payable by the Company) are estimated to be $38.7 million (approximately $44.7 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds to reduce short-term indebtedness of the Company incurred under its new bank revolving credit facility. If the Underwriters' over-allotment option is exercised in full, the Company may reduce its indebtedness further or retain all or a substantial part of the net proceeds for general corporate purposes. Following the Offering, the Company will have the capacity to reborrow under its bank revolving credit facility for general corporate purposes, including to fund the continued growth of its businesses. The indebtedness under the bank facility being repaid with the proceeds of the Offering was incurred to refinance indebtedness to FCI which was originally incurred for general corporate purposes. The bank revolving credit facility bears interest at variable rates and will terminate in August 2001. See Note 6 to the Company's financial statements for a description of the applicable borrowing rates. The indebtedness to FCI had a variable interest rate, which was 6.0% at June 30, 1996, and was payable on demand.

                                DIVIDEND POLICY

     After the Offering, Metris intends to pay regular quarterly cash dividends. The amount of such dividends is expected to be relatively nominal and the Company expects to retain substantially all of its net earnings to fund future growth. The declaration and payment of dividends will be subject to the discretion of the Board of Directors. The determination of the amount of future cash dividends, if any, to be declared and paid by the Company will depend upon, among other things, the Company's financial condition, funds from operations, future business prospects, and other factors deemed relevant by the Board of Directors. Accordingly, there can be no assurance that any dividends will be paid. Furthermore, provisions that may be contained in the Company's borrowing agreements and banking regulations applicable to Direct Merchants Bank may restrict the ability of the Company's subsidiaries to pay dividends to the Company or the ability of the Company to pay dividends to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources" and "Description of Capital Stock".

                                    DILUTION

     As of June 30, 1996, the Company's net tangible book value was $79.2 million. FCI will have 15,966,667 shares of Common Stock. Accordingly, after the Contribution but prior to the Offering, net tangible book value per share would be $4.96. After giving effect to the Offering, less underwriting discounts and commissions and estimated expenses of $0.8 million payable by the Company in connection with the Offering, the net tangible book value of the Company at June 30, 1996, would have been $117.9 million, or $6.27 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.31 per share to existing stockholders. Assuming an initial public offering price of $15.00 per share of Common Stock, there would be an immediate dilution of $8.73 per share to purchasers of the shares of Common Stock in the Offering ("New Investors"). Dilution is determined by subtracting adjusted net tangible book value per share after the Offering from the amount of cash paid by a New Investor for one common share. The following table illustrates the per share dilution:

Initial public offering price per share......................................            $15.00
                                                                                         ------
Net tangible book value per share before the Offering(1).....................   $4.96
                                                                                -----
Increase in net tangible book value per share attributable to the Offering...    1.31
                                                                                -----
Net tangible book value per share after the Offering.........................              6.27
                                                                                         ------
Dilution per share to New Investors..........................................            $ 8.73
                                                                                         ======

-------------------------
(1) Net tangible book value per share as of a specific date represents net tangible assets (total tangible assets less total liabilities) divided by the number of shares of Common Stock assumed to be then outstanding, without giving effect to unexercised options.

     The following table summarizes as of June 30, 1996, the differences between the existing stockholders and the New Investors with respect to the number of shares of Common Stock purchased, the total consideration paid and the average price paid per share.

                                          SHARES PURCHASED         TOTAL CONSIDERATION
                                        ---------------------    -----------------------    AVERAGE PRICE
                                          NUMBER      PERCENT       AMOUNT       PERCENT    PAID PER SHARE
                                        ----------    -------    ------------    -------    --------------
Existing stockholders(1).............   15,966,667      84.9%    $ 80,212,000      65.4%        $ 5.02
New Investors........................    2,833,333      15.1%      42,500,000      34.6%        $15.00
                                        ----------     -----     ------------     -----
Total................................   18,800,000     100.0%    $122,712,000     100.0%
                                        ==========     =====     ============     =====

-------------------------
(1) Excludes 1,356,572 shares of Common Stock issuable upon exercise of outstanding stock options granted or expected to be granted by the Company. The Company has reserved a total of 1,970,000 shares of Common Stock for issuance in connection with options issuable under the Company's stock option plans. See "Management -- Compensation Programs".

                                 CAPITALIZATION

     The following table sets forth the debt and capitalization of Metris as of June 30, 1996, as adjusted to give effect to the borrowing in September 1996 under the Company's new bank revolving credit facility to repay borrowings from FCI in full, and the Offering and the application of the net proceeds therefrom (assuming an offering price of $15.00 per share and that the over-allotment options are not exercised) to repay a portion of outstanding indebtedness under the Company's bank revolving credit facility. The information set forth in the table below should be read in conjunction with the financial statements including the notes thereto included elsewhere in this Prospectus.

                                                                            AS OF JUNE 30, 1996
                                                                          -----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                          --------    -----------
                                                                          (DOLLARS IN THOUSANDS)
Debt:
  Short-term borrowings from FCI(1)....................................   $ 54,318     $      --
  Revolving credit facility(1).........................................         --        15,618
  Other................................................................      1,000         1,000
                                                                          --------      --------
  Total debt...........................................................     55,318        16,618
Division equity:
  Contributed capital..................................................     60,028            --
  Retained earnings....................................................     20,184            --
                                                                          --------      --------
     Total division equity.............................................     80,212            --
Stockholders' equity:
  Preferred stock, par value $.01 per share, 10,000,000 shares
     authorized, no shares issued and outstanding......................         --            --
  Common stock, par value $.01 per share, 100,000,000 shares authorized, 18,800,000 shares issued and outstanding as
     adjusted(2).......................................................         --           188
  Additional paid-in capital...........................................         --        98,540
  Retained earnings....................................................         --        20,184
                                                                          --------      --------
  Total stockholders' equity...........................................         --       118,912
                                                                          --------      --------
Total capitalization...................................................   $135,530     $ 135,530
                                                                          ========      ========

-------------------------
(1) As of September 27, 1996, the Company had repaid borrowings from FCI in full from borrowings under its bank revolving credit facility.

(2) Excludes 1,356,572 shares of Common Stock issuable upon exercise of outstanding stock options granted or expected to be granted by the Company. The Company has reserved a total of 1,970,000 shares of Common Stock for issuance in connection with options issuable under the Company's stock option plans. See "Management -- Compensation Programs".

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following selected historical financial and operating data reflects the assets, liabilities, equity, and revenues and expenses of FCI's businesses engaged in offering certain consumer credit products, extended service plans, and other fee-based products and services to moderate income consumers.

     The Income Statement Data, Balance Sheet Data, Net Extended Service Plan Revenues and Fee-Based Product Revenues presented below as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been derived from the audited financial statements and the notes thereto appearing elsewhere in this Prospectus. All other summary financial and operating data are unaudited but reflect, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The results for the six months ended June 30, 1996, are also not necessarily indicative of the results to be expected for the entire year.

     As discussed under "Risk Factors -- Lack of Prior Operating History as a Stand-Alone Entity" and "-- Recently Commenced Credit Card Operations", the historical financial information presented below may not be indicative of the Company's future performance nor does it necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. Additionally, the Company's consumer credit products business and a substantial portion of its fee-based products and services business began operations in February 1995 with the opening of Direct Merchants Bank. Therefore, the financial statements and financial and operating data derived therefrom prior to 1995 are not comparable to the periods ending in 1995 and thereafter. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the historical financial statements and notes thereto, included elsewhere in this Prospectus.

     In order to provide funds for operations and to improve liquidity, the Company securitizes and sells substantially all of its credit card loans to investors through a master trust. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources", and "Business -- Securitization". The effect of these transactions is to remove credit card loans sold with limited recourse from the Company's balance sheet and record a gain on sale for the difference between the carrying value of the loans and the adjusted sales proceeds. The adjusted sales proceeds are based on a present value estimate of future cash flows to be received over the life of the loans, net of certain funding and servicing costs. The resulting gain is further reduced for estimated loan losses over the life of the related loans under the limited recourse provisions. Because these estimates are influenced by factors outside of the Company's control, the uncertainty inherent in these estimates makes it reasonably possible that these estimates could change in the near term.

     The securitization and sale of credit card loans changes the Company's interest in such loans from that of a lender to that of a servicer. Accordingly, there is a change in how revenue is reported in the income statement. For securitized and sold credit card loans, amounts that otherwise would have been recorded as interest income, interest expense, fee income and provision for loan losses are instead recorded as net securitization and credit card servicing income, and the Company's allowance for loan losses also does not include amounts for securitized loans. However, the information on the following table under "Credit Card Data" includes both securitized loans and the Company's on-balance sheet loans.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

                                      SIX MONTHS ENDED JUNE
                                               30,                           YEAR ENDED DECEMBER 31,
                                     -----------------------    --------------------------------------------------
                                        1996          1995        1995       1994       1993       1992      1991
                                     ----------     --------    --------    -------    -------    ------    ------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Interest income..................  $   12,619     $  1,460    $  7,616    $   487    $   279    $  149    $   71
  Interest expense.................       1,858          280       1,217         --         --        --        --
                                     ----------     --------    --------    -------    -------    ------    ------
  Net interest income..............      10,761        1,180       6,399        487        279       149        71
  Provision for loan losses........       5,173          534       4,393         --         --        --        --
  Other operating income...........      53,296       16,094      51,083     14,238     10,053     7,630     5,737
  Other operating expense..........      44,422       16,602      45,640     11,222      8,333     4,658     3,844
                                     ----------     --------    --------    -------    -------    ------    ------
  Income before income taxes.......      14,462          138       7,449      3,503      1,999     3,121     1,964
  Income taxes.....................       5,568           53       2,868      1,305        737     1,126       710
                                     ----------     --------    --------    -------    -------    ------    ------
  Net income.......................  $    8,894     $     85    $  4,581    $ 2,198    $ 1,262    $1,995    $1,254
                                     ==========     ========    ========    =======    =======    ======    ======
ADJUSTED PRO-FORMA INCOME STATEMENT
  DATA:(1)
  Adjusted pro-forma net income per
    share..........................  $     0.51                 $   0.33
                                     ==========                 ========
BALANCE SHEET DATA:
  Credit card/other loans(2).......  $  131,963     $ 44,514    $ 95,064    $ 9,375    $ 6,160    $4,804    $1,601
  Allowance for loan losses........       5,303          534       3,679         --         --        --        --
  Total assets.....................     185,784       78,036     174,428      9,856      6,615     5,061     1,636
  Short-term borrowings............      54,318       28,205      63,482         --         --        --        --
  Division equity..................      80,212       26,822      71,318      6,737      4,539     3,277     1,282
CREDIT CARD DATA:
  Average managed loans............  $  741,177     $ 42,576    $183,274    $    --    $    --    $   --    $   --
  Period-end managed loans.........   1,068,018      190,069     543,619         --         --        --        --
  Period-end total accounts........   1,122,673      319,511     702,891         --         --        --        --
  Managed net interest margin(3)...       13.85%       13.35%      13.65%      7.36%      6.16%     5.97%     7.07%
  Managed net charge-off
    ratio(4).......................        5.53%          --        2.19%        --         --        --        --
  Managed delinquency ratio(5).....        3.37%        0.17%       3.95%        --         --        --        --
  Period-end managed allowance for
    loan losses....................        4.15%        1.49%       4.09%        --         --        --        --
EXTENDED SERVICE PLAN DATA:
  Net extended service plan
    revenues.......................  $    8,615     $  6,687    $ 17,779    $12,244    $ 7,935    $5,906    $3,864
  Warrantable product sales
    penetration rate(6)............        23.8%        21.0%       20.4%      15.3%      12.9%     13.3%      N/A
FEE-BASED PRODUCTS AND SERVICES
  DATA:
  Fee-based product revenues.......  $   12,067     $  1,549    $  6,662    $ 1,994    $ 2,118    $1,726    $1,873

-------------------------
(1) Pro-Forma per share information is based on 18,800,000 shares assumed to be outstanding upon consummation of the Offering. Amounts also give effect to the adjustment to net interest income from the application of the estimated net proceeds from the Offering to repay a portion of short-term borrowings from FCI as if the Offering had occurred at the beginning of the respective periods shown.

(2) Credit card/other loans for the year ended December 31, 1994, and for each of the years presented prior thereto consist exclusively of loans made to FCI. For the year ended December 31, 1995, and thereafter, credit card/other loans are exclusively credit card loans as the Company was in a net borrowing position with FCI.

(3) Includes the Company's actual cost of funds plus all costs associated with asset securitizations, including the interest expense paid to the certificateholders and amortization of the discount and fees.


(4) Net charge-offs reflect actual principal amounts charged-off, less recoveries, as a percentage of average managed credit card loans on an annualized basis.


(5) Delinquencies represent credit card loans that were at least 30 days past due at period end.

(6) Warrantable Product sales penetration rates reflect the percentage of extended service plans sold to total Warrantable Products sold. Percentages for all periods presented reflect the inclusion of jewelry and furniture products as Warrantable Products even though extended service plans for such products were not introduced until the middle of 1995. 1991 information was not available and therefore is labeled as N/A.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information that management believes to be relevant to understanding the financial condition and results of operations of Metris Companies Inc. This discussion should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus. See Note 1 to the financial statements for further discussion of the Company and the basis of presentation of the Company's assets, liabilities and equity and revenues and expenses in the financial statements.

     The Contribution will be completed prior to the Offering. Prior to such time, the operations of the Company have been conducted by FCI. Accordingly, FCI and its subsidiaries have provided significant financial and operational support to the businesses of the Company. This support has been reflected in the financial statements based on direct and indirect allocations of expenses, which in the opinion of management are reasonable. Additionally, the Company's financial statements reflect the retroactive effects of intercompany agreements between the Company and FCI. Therefore, the historical financial statements of the Company may not be indicative of the Company's future performance nor do they necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered.

GENERAL

     Metris is an information-based direct marketer and provider of consumer credit products, extended service plans (warranties) and other fee-based products and services to moderate income consumers.

     Consumer Credit Products

     The Company's consumer credit products currently are unsecured and secured credit cards, including the Fingerhut co-branded MasterCard and the Direct Merchants Bank MasterCard. The primary factors affecting the profitability of consumer credit products are credit card account and loan growth, interest spreads on loans, credit card usage, credit quality (delinquencies and charge-offs), the level of solicitation and marketing expenses, fraud losses, servicing and other administrative costs. The Company generates interest and other income through finance charges assessed on outstanding credit card loans, credit card fees (including annual membership, cash advance, over limit, past-due, and other credit card fee income) and interchange income. The Company's primary related expenses are the costs of funding its loans, provisions for loan losses, and operating expenses (including employee compensation, account solicitation and marketing expenses), and data processing and servicing expenses.

     The Company reviews and analyzes its financial performance on a "managed loan" portfolio basis as if the loans sold and securitized were still on the Company's balance sheet. The following table illustrates the changes in the Company's managed loan portfolio, changes in the number of credit card accounts and the percentages of credit card loans to Fingerhut Customers and External Prospects.

                                               SELECTED FINANCIAL INFORMATION FOR THE QUARTERS ENDED
                                            -----------------------------------------------------------
                                             JUNE 30,     MAR. 31,    DEC. 31,    SEPT. 30,    JUNE 30,
                                               1996         1996        1995        1995         1995
                                            ----------    --------    --------    ---------    --------
                                                              (DOLLARS IN THOUSANDS)
Total managed loans......................   $1,068,018    $676,974    $543,619    $ 298,920    $190,069
Total accounts...........................    1,122,673     768,938     702,891      344,414     319,511
As a percent of total managed loans:
  Loans to Fingerhut Customers...........         56.8%       65.9%       66.5%        63.0%       66.2%
  Loans to External Prospects............         43.2%       34.1%       33.5%        37.0%       33.8%

     Significant marketing and credit card account acquisition expenses (e.g., printing, credit bureau and list processing costs, and postage) have been and will continue to be incurred as the Company implements its strategies for growth. See "-- Other Operating Expense". These marketing and other account acquisition costs are expensed within the twelve-month period following the origination of a credit card account, with the majority expensed during the solicitation period, while the resulting revenues and net profits from these accounts are recognized over the life of the acquired accounts. However, as the average age of the accounts increases (generally referred to as "seasoning"), it is likely the level of net charge-offs will increase. Account profitability is directly tied to the response rates to the solicitations, net charge-off or loss rates, card usage, attrition rates, credit quality, product pricing, effectiveness of account management programs, and operating costs.

     Extended Service Plans

     The Company also provides extended service plans that extend warranty service coverage beyond the manufacturer's warranty on selected products sold by Fingerhut. Extended service plan profitability is directly impacted by the response rates to product solicitation efforts, returns or cancel rates for the underlying product, the retail sales price of the product on which an extended service plan is sold, the cost of underwriting and claims servicing, and other operating costs.

     Fee-Based Products and Services

     The Company markets its fee-based products and services, including third party insurance, membership clubs, card registration and debt waiver programs, to its credit card customers and to Fingerhut Customers. Profitability for fee-based products and services is affected by the response rates to product solicitation efforts, the targeted solicitation plans and the commission rates received from the Company's product partners, claims rates and claims servicing costs for certain programs, and other operating expenses.


RECENT DEVELOPMENTS



RESULTS OF OPERATIONS


THREE MONTHS ENDED SEPTEMBER 30, 1996, COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1995



     Net income for the three months ended September 30, 1996, was $5.8 million, an increase of $1.8 million over net income of $4.0 million for the same period in 1995. The 45% increase in net income is the result of an increase in net interest income and other operating income partially offset by increases in the provision for loan losses and other operating expenses. These increases are largely attributable to the growth in average managed loans from $248 million to $1.2 billion at September 30, 1996, an increase of 378%.



     The provision for loan losses on an owned basis increased to $5.4 million for the quarter ended September 30, 1996, from $1.1 million for the same period in 1995. This increase reflects an increase in on-balance sheet loans as well as an increase in the net charge-off ratio which was expected due to the continued seasoning of the portfolio. See "-- Asset Quality". The net charge-off ratio on an owned basis stood at an annualized rate of 5.70% for the quarter ended September 30, 1996, up from 1.39% for the same period in 1995, and up from the annualized rate of 5.61% for the quarter ended June 30, 1996.



     Other operating income increased $17.1 million to $32.0 million, primarily due to the growth in average securitized credit card loans and a $6.3 million or 359% increase in fee-based product revenues. Other operating expense increased to $24.0 million for the quarter ended September 30, 1996, from $9.2 million for the same period in 1995. This increase primarily reflects the increase in the cost of operations associated with the growth in the Company's businesses.



     Managed receivables at September 30, 1996, were $1.3 billion, an increase of 135% from December 31, 1995, and 20% from June 30, 1996. This increase reflects growth in the average balance per account as well as an increase in the total number of accounts from approximately 703,000 at December 31, 1995, to 1.1 million at September 30, 1996.



     At September 30, 1996, managed credit card loans thirty days or more delinquent stood at $65.8 million or 5.15% of managed receivables. This compares to 3.95% at December 31, 1995, and 3.37% at June 30, 1996. This increase reflects the continued seasoning of the portfolio and in response thereto, the Company has increased its allowance for loan losses. See "-- Asset Quality". The managed net charge-off ratio stood at an annualized rate of 5.71% for the quarter ended September 30, 1996, up from 1.42% for the same period in 1995, and up from an annualized rate of 5.36% for the quarter ended June 30, 1996. The managed allowance for loan losses at September 30, 1996, was $70.6 million or 5.53% of managed loans compared to $22.2 million or 4.09% at December 31, 1995, and $44.3 million or 4.15% at June 30, 1996.



NINE MONTHS ENDED SEPTEMBER 30, 1996, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995



     Net income for the nine months ended September 30, 1996, was $14.7 million compared to $4.1 million for the comparable period in the prior year. The 259% increase in net income is the result of a significant increase in net interest income and other operating income partially offset by increases in the provision for loan losses and other operating expenses. These increases are largely attributable to the growth in average managed loans from $112 million to $890 million, an increase of 695%.



                      SUMMARY FINANCIAL AND OPERATING DATA



                                                        QUARTER ENDED           NINE MONTHS ENDED
                                                        SEPTEMBER 30,             SEPTEMBER 30,
                                                    ----------------------    ----------------------
                                                       1996         1995         1996         1995
                                                    ----------    --------    ----------    --------
                                                          (UNAUDITED -- DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Interest income................................   $    7,728    $  2,508    $   20,347    $  3,968
  Interest expense...............................          965         551         2,823         830
                                                    ----------    --------    ----------    --------
  Net interest income............................        6,763       1,957        17,524       3,138
  Provision for loan losses......................        5,383       1,110        10,556       1,644
                                                    ----------    --------    ----------    --------
  Net interest income after provision for loan
     losses......................................        1,380         847         6,968       1,494
  Other operating income.........................       32,030      14,916        85,326      31,011
  Other operating expense........................       23,976       9,183        68,398      25,786
                                                    ----------    --------    ----------    --------
  Income before income taxes.....................   $    9,434    $  6,580    $   23,896    $  6,719
  Income taxes...................................        3,632       2,533         9,200       2,587
                                                    ----------    --------    ----------    --------
  Net income.....................................   $    5,802    $  4,047    $   14,696    $  4,132
                                                    ==========    ========    ==========    ========
CREDIT CARD DATA:
  Average managed loans..........................   $1,184,612    $248,608    $  890,067    $112,008
  Period-end managed loans.......................    1,276,687     298,920     1,276,687     298,920
  Managed allowance for loan losses..............       70,635      10,149        70,635      10,149
  Managed net charge-off ratio(1)................         5.71%       1.42%         5.61%       1.06%
  Managed delinquency ratio(2)...................         5.15%       3.50%         5.15%       3.50%
  Period-end managed allowance for loan losses
     ratio.......................................         5.53%       3.40%         5.53%       3.40%
EXTENDED SERVICE PLAN DATA:
  Net extended service plan revenues.............   $    5,174    $  4,603    $   13,789    $ 11,290
  Warrantable product sales penetration
     rates(3)....................................           NA          NA         24.32%      19.65%
FEE-BASED PRODUCTS AND SERVICES DATA:
  Fee-based product revenues.....................   $    8,482    $  2,212    $   20,549    $  3,761


-------------------------

(1) Net charge-offs reflect actual principal amounts charged-off, less recoveries, as a percentage of average managed credit card loans on an annualized basis.



(2) Delinquencies represent credit card loans that were at least 30 days past due at period-end.



(3) Warrantable product sales penetration rates reflect the percentage of extended service plans sold to total warrantable products sold. Penetration rates are not available for the quarters ended September 30.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996, COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net income for the six months ended June 30, 1996, was $8.9 million, an increase of $8.8 million over the net income of $0.1 million for the same period in 1995. The increase in net income is largely attributable to the growth in average managed loans from $42.6 million to $741.2 million.

     Other factors affecting net income were an increase in the average annualized yield on interest earning assets during the past six months from 11.8% for the six months ended June 30, 1995, to 17.6% for the six months ended June 30, 1996, due to a growing percentage of credit card accounts that carried a balance from month-to-month and as a result were assessed a finance charge ("revolved"), an increase in the provision for loan losses of $4.6 million, as on-balance sheet credit card loans increased by $87.4 million, and an increase in net charge-offs as the average age of the accounts increased. The Company expects the provision for loan losses to continue to increase as more accounts are added and the portfolio continues to season.

     Other operating income increased $37.2 million to $53.3 million, primarily due to the increase in average managed loans and a $1.9 million, or 28.8%, increase in net extended service plan revenues. Operating expenses increased by $27.8 million to $44.4 million, primarily reflecting the increase in marketing costs in maintaining existing and establishing new customer relationships for the Company's products and services, and the increase in the cost of operations associated with the growth in the Company's businesses.

YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net income for the year ended December 31, 1995, was $4.6 million, an increase of $2.4 million over net income of $2.2 million for the year ended December 31, 1994. The improvement in net income was largely attributable to the increase in net extended service plan revenues of $5.5 million, or 45.2%, over 1994. This increase was largely driven by an increase in sales of extended service plans covering consumer electronic products and the introduction of two new extended service plan products, "Quality Jewelry Care" and "Quality Furniture Care", in 1995. In addition, net extended service plan revenues increased as the Company increased its sales of extended service plans on higher priced items.

     The launch of the Company's credit card operations in 1995, including the account solicitation costs and the costs of developing the fixed infrastructure to manage these operations, did not cause a material reduction in net income during 1995. This was primarily a result of the high response rates achieved by the Company's credit card marketing campaigns, followed by the high rates of activation on credit card accounts booked. Total credit card accounts (defined as open credit card accounts, and closed accounts with balances) reached 702,891 at December 31, 1995, while total managed loans stood at $543.6 million.

YEAR ENDED DECEMBER 31, 1994, COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net income for the year ended December 31, 1994, was $2.2 million, an increase of $0.9 million over net income of $1.3 million for the year ended December 31, 1993. The increase in net income was largely attributable to the cancellation in early 1994 of an unsuccessful discount medical and dental program that had been offered to Fingerhut Customers. This program had an operating loss of over $1.4 million in 1993, largely because the Company did not have an effective method for monthly billing. While acceptance rates for this product were high, cancellation rates were significant and fees billed and collected were not large enough to absorb the solicitation costs incurred.

     Another factor affecting the growth in net income over 1993 was the growth in net extended service plan revenues of $4.3 million, or 54.3%, which was attributable to the addition of a new sales telemarketing effort introduced in the middle of 1994. Additionally, revenues grew as product sales penetration increased in the higher priced product categories, including consumer electronics. These efforts resulted in increased Warrantable Product sales penetration to 15.3% for the year ended December 31, 1994, from 12.9% for the same period in 1993. Other operating expenses were positively impacted due to the renegotiation and extension of the contract with the extended service plan underwriter and claims servicer in early 1994 that resulted in a reduction in comparable contract costs of $0.7 million over what would have been incurred under the old contract. Finally, net income was negatively impacted as the Company began to invest in the fixed infrastructure necessary to launch its credit card business in early 1995.

MANAGED LOAN PORTFOLIO AND THE IMPACT OF CREDIT CARD SECURITIZATIONS

     Securitization

     Securitizations of credit card loans have been and are expected to be a major source of liquidity for the Company. The effect on the Company's financial statements from securitization is to remove credit card loans sold with limited recourse from the balance sheet and record a gain on sale for the difference between the carrying value of the loans and the adjusted sales proceeds. The adjusted sales proceeds are based on a present value estimate of future cash flows to be received over the life of the loans, net of certain funding and servicing costs. The resulting gain is further reduced for estimated loan losses over the life of the related loans under the limited recourse provisions. Because these estimates are influenced by factors outside of the Company's control, the uncertainty inherent in these estimates makes it reasonably possible that these estimates could change in the near term. Any material changes in these estimates could have a material impact on the Company's financial condition and results of operations.

     The securitization and sale of credit card loans changes the Company's interest in such loans from that of a lender to that of a servicer. Accordingly, there is a change in how revenue is reported in the income statement. For securitized and sold credit card loans, amounts that otherwise would have been recorded as interest income, interest expense, fee income and provision for loan losses are instead reported in other operating income as net securitization and credit card servicing income. To date, the Company has completed two credit card securitization transactions. See "Business -- Securitization".

     Managed Loan Portfolio

     The Company analyzes its financial performance on a managed loan portfolio basis. In order to do so, the income statement and balance sheet are adjusted to reverse the effect of securitized loans. The Company's discussion of revenues, where applicable, and provision for loan losses includes comparisons to amounts reported in the Company's statements of income ("owned basis" or "on-balance sheet") as well as on a managed basis.

     The Company's managed loan portfolio is comprised of credit card loans held for securitization, retained interests in loans securitized and the investors' share of securitized credit card loans. The investors' share of securitized credit card loans are not assets of the Company, and, therefore, are not shown on the Company's balance sheets. The following table summarizes the Company's managed loan portfolio.

                                               SIX MONTHS ENDED                  YEAR ENDED
                                                   JUNE 30,                     DECEMBER 31,
                                            ----------------------    --------------------------------
                                               1996         1995        1995        1994        1993
                                            ----------    --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS)
PERIOD-END BALANCES:
Credit card loans:
  Loans held for securitization..........   $   19,714    $ 19,725    $ 15,337    $     --    $     --
  Retained interests in loans
     securitized.........................      112,249      24,789      79,727          --          --
  Investors' interests in securitized
     loans...............................      936,055     145,555     448,555          --          --
                                            ----------    --------    --------        ----        ----
Total period-end managed loan
  portfolio..............................   $1,068,018    $190,069    $543,619    $     --    $     --
                                            ==========    ========    ========        ====        ====
AVERAGE BALANCES:
Credit card loans:
  Loans held for securitization..........   $   33,457    $  4,965    $  7,741    $     --    $     --
  Retained interests in loans
     securitized.........................       91,721      16,920      32,091          --          --
  Investors' interests in securitized
     loans...............................      615,999      20,691     143,442          --          --
                                            ----------    --------    --------        ----        ----
Total average managed loan portfolio.....   $  741,177    $ 42,576    $183,274    $     --    $     --
                                            ==========    ========    ========        ====        ====

     Impact of Credit Card Securitizations. The following table provides selected financial information on a managed loan portfolio basis, as well as a summary of the effects of credit card securitizations on selected line items of the Company's income statements for each of the periods presented:

                                            SIX MONTHS ENDED                  YEAR ENDED
                                                JUNE 30,                     DECEMBER 31,
                                          --------------------     --------------------------------
                                            1996        1995         1995        1994        1993
                                          --------     -------     --------     -------     -------
                                                           (DOLLARS IN THOUSANDS)
STATEMENTS OF INCOME (OWNED BASIS):
  Net interest income...................  $ 10,761     $ 1,180     $  6,399     $   487     $   279
  Provision for loan losses.............     5,173         534        4,393          --          --
  Other operating income................    53,296      16,094       51,083      14,238      10,053
  Other operating expense...............    44,422      16,602       45,640      11,222       8,333
                                          --------     -------     --------     -------     -------
  Income before income taxes............  $ 14,462     $   138     $  7,449     $ 3,503     $ 1,999
                                          ========     =======     ========     =======     =======
ADJUSTMENTS FOR SECURITIZATIONS:
  Net interest income...................  $ 41,590     $ 1,841     $ 19,955     $    --     $    --
  Provision for loan losses.............    37,301       2,297       21,841          --          --
  Other operating income................    (4,289)        456        1,886          --          --
  Other operating expense...............        --          --           --          --          --
                                          --------     -------     --------     -------     -------
  Income before income taxes............  $     --     $    --     $     --     $    --     $    --
                                          ========     =======     ========     =======     =======
MANAGED STATEMENTS OF INCOME:
  Net interest income...................  $ 52,351     $ 3,021     $ 26,354     $   487     $   279
  Provision for loan losses.............    42,474       2,831       26,234          --          --
  Other operating income................    49,007      16,550       52,969      14,238      10,053
  Other operating expense...............    44,422      16,602       45,640      11,222       8,333
                                          --------     -------     --------     -------     -------
  Income before income taxes............  $ 14,462     $   138     $  7,449     $ 3,503     $ 1,999
                                          ========     =======     ========     =======     =======
OTHER DATA (OWNED BASIS):
  Average interest earning assets.......  $144,109     $24,957     $ 49,644     $ 6,615     $ 4,531
  Return on average assets..............      9.61%       0.51%        6.46%      31.06%      24.31%
  Return on average division equity.....     23.77%       1.30%       15.23%      40.96%      32.32%
  Net interest margin(1)................     15.02%       9.54%       12.89%       7.36%       6.16%
MANAGED BASIS:
  Average managed interest earning
     assets.............................  $760,108     $45,648     $193,086     $ 6,615     $ 4,531
  Return on average managed assets......      2.23%       0.32%        2.14%      31.06%      24.31%
  Net interest margin(1)................     13.85%      13.35%       13.65%       7.36%       6.16%

-------------------------
(1) Net interest margin is equal to annualized net interest income divided by average interest-earning assets. The amounts shown for 1993 and 1994 represent loans from the Company to FCI.

     Net Interest Income

     Net interest income is interest earned on the Company's loans less interest expense on borrowings to fund the loans. Managed net interest income for the six months ended June 30, 1996, was $52.4 million compared to $3.0 million for the same period in 1995, an increase of $49.4 million. Managed net interest income for the six months ended June 30, 1996, increased primarily due to a $699 million increase in average managed loans over the comparable period in 1995. The average annualized yield on managed interest earning assets increased from 17.8% for the six months ended June 30, 1995, to 18.8% for the year ended December 31, 1995, and to 19.1% for the six months ended June 30, 1996, as a larger percentage of credit card accounts revolved. The Company has utilized variable rate funding in its credit card securitization transactions and in its short-term borrowings from FCI, or has swapped fixed rates on such transactions to variable rates. Consequently, the managed net interest margin percentage did not vary materially between the first six months of 1996, and the first six months of 1995, even though interest rates declined during the first few months of 1996. See "-- Interest Rate Sensitivity" for further discussion of the Company's interest rate risk management strategy.

     Managed net interest income for the year ended December 31, 1995, was $26.4 million compared to $0.5 million in the prior year. The large increase was predominately the result of the launch of the Company's credit card business in early 1995, with managed loans growing to over $543.6 million at December 31, 1995.

     The following table provides an analysis of interest income and expense, net interest spread, net interest margin and average balance sheet data on an owned basis for the six months ended June 30, 1996, and 1995, and the years ended December 31, 1995, and 1994:

                                                       SIX MONTHS ENDED JUNE 30,                      YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------------------   ---------------------------
                                                   1996                          1995                          1995
                                       ----------------------------   ---------------------------   ---------------------------
                                       AVERAGE               YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                       BALANCE    INTEREST    RATE    BALANCE   INTEREST    RATE    BALANCE   INTEREST    RATE
                                       --------   --------   ------   -------   --------   ------   -------   --------   ------
                                                                        (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:(1)
Federal funds sold.................... $ 16,410   $    436     5.3%   $ 1,462    $   43      5.9%   $ 8,501    $  487      5.7%
Short-term investments................    2,521         64     5.1%     1,610        46      5.8%     1,311        75      5.7%
Credit card loans.....................  125,178     12,119    19.5%    21,885     1,371     12.6%    39,832     7,054     17.7%
Loans to FCI..........................       --         --      --         --        --       --         --        --       --
                                       --------   --------   ------   --------   ------    ------    ------    ------    -------
    Total interest-earning assets..... $144,109   $ 12,619    17.6%   $24,957    $1,460     11.8%   $49,644    $7,616     15.3%
                                       --------   --------   ------   --------   ------    ------    ------    ------    -------
Cash and due from banks...............    3,197                           509                         1,572
Accrued interest and fees.............    2,475                         1,848                         1,497
Other amounts due from
  securitizations.....................   16,490                         3,033                        12,235
Other assets..........................   25,011                         3,079                         7,122
Allowance for loan losses.............   (5,078)                         (233)                       (1,149)
                                       --------                       --------                       ------
    Total assets...................... $186,204                       $33,193                       $70,921
                                       ========                       ========                       ======
LIABILITIES AND EQUITY:
Interest-bearing liabilities:
Interest-bearing
  deposit............................. $  1,000   $     24     4.8%   $   394    $   11      5.5%   $   700    $   36      5.2%
Due to FCI............................   63,351      1,834     5.8%     9,588       269      5.6%    20,822     1,181      5.7%
                                       --------   --------   ------   --------   ------    ------    ------    ------    -------
    Total.............................   64,351   $  1,858     5.8%     9,982    $  280      5.7%    21,522    $1,217      5.7%
Other liabilities.....................   46,598                        10,109                        19,316
                                       --------                       --------                       ------
    Total liabilities.................  110,949                        20,091                        40,838
Division equity.......................   75,255                        13,102                        30,083
                                       --------                       --------                       ------
    Total liabilities and equity...... $186,204                       $33,193                       $70,921
                                       ========                       ========                       ======
Net interest income and interest
  margin(2)...........................            $ 10,761    15.0%              $1,180      9.5%              $6,399     12.9%
Net interest rate spread(3)...........                        11.8%                          6.1%                          9.6%

                                                   1994
                                        ---------------------------
                                        AVERAGE              YIELD/
                                        BALANCE   INTEREST    RATE
                                        -------   --------   ------
ASSETS:
Interest-earning assets:(1)
Federal funds sold....................  $   --      $ --        --
Short-term investments................      --        --        --
Credit card loans.....................      --        --        --
Loans to FCI..........................   6,615       487       7.4%
                                        ------      ----     -----
    Total interest-earning assets.....  $6,615      $487       7.4%
                                        ------      ----     -----
Cash and due from banks...............      33
Accrued interest and fees.............      --
Other amounts due from
  securitizations.....................      --
Other assets..........................     428
Allowance for loan losses.............      --
                                        ------
    Total assets......................  $7,076
                                        ======
LIABILITIES AND EQUITY:
Interest-bearing liabilities:
Interest-bearing
  deposit.............................  $   --      $ --        --
Due to FCI............................      --        --        --
                                        ------      ----     -----
    Total.............................      --
Other liabilities.....................   1,711
                                        ------
    Total liabilities.................   1,711
Division equity.......................   5,365
                                        ------
    Total liabilities and equity......  $7,076
                                        ======
Net interest income and interest
  margin(2)...........................              $487       7.4%
Net interest rate spread(3)...........                         7.4%

-------------------------
(1) There were no taxable equivalent adjustments necessary for the periods presented.

(2) Net interest margin is computed by dividing annualized net interest income by average total interest-earning assets.

(3) The interest rate spread is the annualized yield on average interest-earning assets minus the funding rate on average interest-bearing liabilities.

     Interest Variance Analysis

     Net interest income is affected by changes in the average interest rate earned on interest-earning assets and the interest rate paid on interest-bearing liabilities, in addition to changes in the volume of interest-earning assets and interest-bearing liabilities. The following table presents the effects of changes in average volume and interest rates on individual financial statement line items on an owned basis:

                                                SIX MONTHS ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                                      1996 VS. 1995                   1995 VS. 1994
                                              -----------------------------    ---------------------------
                                                           CHANGE DUE TO*                  CHANGE DUE TO*
                                                          -----------------                ---------------
                                              INCREASE    VOLUME      RATE     INCREASE    VOLUME    RATE
                                              --------    -------    ------    --------    ------    -----
                                                                 (DOLLARS IN THOUSANDS)
INTEREST INCOME:
  Federal funds sold.......................   $    393    $   397    $   (4)    $  487     $  487    $  --
  Short-term investments...................         18         23        (5)        75         75       --
  Credit card loans........................     10,748      9,642     1,106      7,054      7,054       --
  Loans to FCI.............................         --         --        --       (487)      (244)    (243)
                                               -------    -------    ------     ------     ------    -----
  Total interest income....................     11,159     10,114     1,045      7,129      6,638      491
INTEREST EXPENSE:
  Interest-bearing deposit.................         13         14        (1)        36         36       --
  Short-term borrowings from FCI...........      1,565      1,556         9      1,181      1,181       --
                                               -------    -------    ------     ------     ------    -----
  Total interest expense...................      1,578      1,570         8      1,217      1,217       --
                                               -------    -------    ------     ------     ------    -----
     Net interest income*..................   $  9,581    $ 8,544    $1,037     $5,912     $5,421    $ 491
                                               =======    =======    ======     ======     ======    =====

-------------------------
* The change in interest due to both volume and rates has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each caption in the analysis. The totals for the volume and rate columns are not the sum of the individual lines.

OTHER OPERATING INCOME

                                                   SIX MONTHS ENDED              YEAR ENDED
                                                       JUNE 30,                 DECEMBER 31,
                                                  ------------------    -----------------------------
                                                   1996       1995       1995       1994       1993
                                                  -------    -------    -------    -------    -------
                                                                (DOLLARS IN THOUSANDS)
OTHER OPERATING INCOME:
Net extended warranty revenues.................   $ 8,615    $ 6,687    $17,779    $12,244    $ 7,935
Net securitization and credit card servicing
  income.......................................    20,536      3,154     16,003         --         --
Credit card fees, interchange and other credit
  card income..................................    12,078      4,704     10,639         --         --
Fee-based product revenues.....................    12,067      1,549      6,662      1,994      2,118
                                                  -------    -------    -------    -------    -------
     Total.....................................   $53,296    $16,094    $51,083    $14,238    $10,053
                                                  =======    =======    =======    =======    =======

     The following definitions may be helpful when reading the discussion of the changes in other operating income found below for the periods presented:

     Net extended warranty revenues -- Net extended warranty revenues include revenues received from sales of extended service plans, net of a provision for service plan returns.

     Net securitization and credit card servicing income -- Due to the securitization of credit card loans, activity from securitized account balances normally reported as net interest income and provision for loan losses is reported in net securitization and credit card servicing income. Net securitization income is the excess of interest and fee income earned over the related securitization trust expenses, including interest payments to certificateholders in the trusts, charge-offs, servicing costs and transaction expenses related to securitized loans. Credit card servicing income is also included in this amount and represents fees paid to the Company from the trust for servicing the securitized loans. Such fees generally approximate 2% of average securitized loans on an annualized basis.

     Credit card fees, interchange and other credit card income -- Credit card fees include annual membership, cash advance, overlimit, past-due, and other credit card fee income derived from on-balance sheet loans. Also included in this amount is interchange income which represents fees that are payable by merchants to the credit card issuer for sales transactions. This amount presently represents about 1.4% of all net credit card purchases.

     Fee-based product revenues -- Fee-based product revenues presently include revenues from sales of third party insurance, programs such as card registration, shopping and dining clubs, debt waiver protection for unemployment, disability, and death, and revenues from targeted list programs.

SIX MONTHS ENDED JUNE 30, 1996, COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Other operating income increased $37.2 million for the six months ended June 30, 1996, over the comparable period in 1995, primarily due to income generated from the growth in average securitized credit card loans. Other factors contributing to the increase in other operating income were net extended service plan revenues, which increased by $1.9 million, or 28.8%, over the comparable period in 1995. The increase in net extended service plan revenues is primarily the result of increased extended service plan sales and the introduction of the two new warranty products in 1995. Net securitization and credit card servicing income increased by $17.4 million over the comparable period in 1995, primarily due to the increase in average securitized loans and, to a lesser extent, an increase in the managed net interest margin. Credit card fees, interchange and other credit card income, increased by $7.4 million primarily due to a $5.2 million increase in interchange income and an increase in the number of credit card accounts outstanding over the comparable period in 1995. Fee-based product revenues also increased by $10.5 million as the Company's marketing efforts to cross-sell other products and services to its and Fingerhut's customer base were successful.

YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Other operating income increased by $36.8 million over the prior year, largely due to the Company's launch of its credit card business in early 1995 and the corresponding generation of new accounts and loans during 1995. Net extended service plan revenues grew by $5.5 million, attributable primarily to new marketing methods developed during mid-1994, and fully implemented during 1995, designed to optimize extended service plan sales penetration. In addition, extended service plan revenues increased due to increased sales of extended service plans on higher priced items.

YEAR ENDED DECEMBER 31, 1994, COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Other operating income increased by $4.2 million over the prior year due to the growth in net extended service plan revenues resulting from the addition of a new sales telemarketing effort introduced in mid-1994, partially offset by a decline in fee-based product revenues as a result of the cancellation in early 1994 of an unsuccessful discount medical and dental program.

OTHER OPERATING EXPENSE

                                                    SIX MONTHS ENDED              YEAR ENDED
                                                        JUNE 30,                 DECEMBER 31,
                                                   ------------------    ----------------------------
                                                    1996       1995       1995       1994       1993
                                                   -------    -------    -------    -------    ------
                                                                 (DOLLARS IN THOUSANDS)
OTHER OPERATING EXPENSE:
Credit card account and other product
  solicitation and marketing expenses...........   $16,461    $ 9,338    $23,089    $ 3,739    $4,092
Employee compensation...........................     7,723        764      2,466        442       300
Data processing services and communications.....     5,196        880      3,090        109        11
Third party servicing expenses..................     4,613      1,178      5,300        473       356
Warranty and debt waiver underwriting and claims
  servicing expenses............................     4,061      2,423      6,552      4,109     3,033
Credit card fraud losses........................     1,066        281        775         --        --
Other...........................................     5,302      1,738      4,368      2,350       541
                                                   -------    -------    -------    -------    ------
     Total......................................   $44,422    $16,602    $45,640    $11,222    $8,333
                                                   =======    =======    =======    =======    ======

     Other operating expenses include direct and allocated expenses from FCI for administrative services provided to the Company under the Administrative Services Agreement (as defined herein). Additionally, other operating expenses reflect the retroactive effects of additional intercompany agreements and contracts between FCI and its subsidiaries. See Notes 2 and 10 to the Company's financial statements and "Transactions Between FCI and the Company", shown elsewhere in this Prospectus.

SIX MONTHS ENDED JUNE 30, 1996, COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Other operating expenses increased $27.8 million over the comparable period in 1995, primarily due to costs incurred in the Company's business development activities. Credit card account and other product solicitation and marketing expenses rose by $7.1 million over the same period in the prior year. New credit card account solicitation programs were implemented in the first six months of 1996, increasing the number of credit card accounts and loans outstanding. Additionally, increased solicitation costs were incurred in efforts to increase the penetration of extended service plan sales on Warrantable Products sold by Fingerhut and fee-based products sold to the Company's customers. The Company expects that its product solicitation costs will continue to increase during the remainder of 1996 and into 1997 as the Company continues its efforts to expand its customer base and product penetration rates. These opportunities, however, are subject to a variety of external and internal factors such as competition, market interest rates and consumer credit quality, which may affect ultimate product solicitation costs incurred, and the realization of corresponding revenue opportunities.

     Additionally, other operating expenses increased due to increases in data processing services and communications and third party servicing expenses of $4.3 million and $3.4 million, respectively, over those incurred for the six months ended June 30, 1995. These cost increases were largely due to the increased number of credit card accounts, transaction volumes and loan balances. Employee compensation also increased $7.0 million to $7.7 million for the six months ended June 30, 1996, due to increased staffing needs to support the increase in credit card accounts and the internalization of credit card collections and other functions, and increased management incentive plan expenses. The Company expects that it will need to continue to expand its fixed infrastructure during the remainder of 1996 and into 1997 as it continues to expand and diversify its financial service product offerings. Warranty and debt waiver underwriting and claims servicing expenses increased $1.6 million, primarily due to an increase in debt waiver products sold over the same period in the prior year and, to a lesser extent, the increase in net extended service plans sold. Credit card fraud losses and other operating expenses increased $0.8 million and $3.6 million, respectively, largely due to the overall increase in credit card and other transaction volumes over the comparable period in 1995.

YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Other operating expenses increased by $34.4 million, largely due to the Company's launch of its credit card business in early 1995 and the corresponding generation of new accounts and transaction and loan volumes during 1995. Additionally, product solicitation and marketing expenses also increased over the prior year in efforts to increase sales of extended service plans. Employee compensation and other expenses also increased during the year as the Company incurred costs related to the launch of its credit card business in early 1995 and the establishment of the infrastructure to support this business. Warranty and debt waiver underwriting and claims servicing expenses increased $2.4 million primarily due to the introduction of the debt waiver product in early 1995 and, to a lesser extent, the increase in net extended service plans sold for the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1994, COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Other operating expenses increased by $2.9 million primarily due to increases in warranty underwriting and claims servicing expenses and allocated administrative expenses from FCI. The Company's account and other product solicitation and marketing expenses decreased by $0.4 million, largely due to $1.8 million in product solicitation costs incurred in 1993 for an unsuccessful discount medical and dental program that was discontinued in 1993, partially offset by a new extended service plan telemarketing effort introduced in the middle of 1994. Finally, employee compensation and other operating expenses also increased over 1993, as the Company began to expand its fixed infrastructure to launch its credit card business.

INCOME TAXES

     The Company's provision for income taxes includes both federal and state income taxes. Applicable income tax expense was $5.6 million and $0.1 million, respectively, for the six months ended June 30, 1996 and 1995 and was $2.9 million, $1.3 million, and $0.7 million, respectively, for the years ended December 31, 1995, 1994 and 1993. This tax expense represents an effective tax rate of 38.5% and 38.5% for the six months ended June 30, 1996 and 1995, respectively, and 38.5%, 37.26%, and 36.88%, for the years ended December 31, 1995, 1994, and 1993, respectively. The increases in the effective tax rate for 1995 over 1994 and 1994 over 1993 are principally due to increases in state income taxes caused by the launch of the credit card operations, and the Company's expansion of its facilities and operations into other states which caused the Company to incur additional state income taxes. See Note 9 to the financial statements for a reconciliation of reported income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

ASSET QUALITY

     The Company's delinquency and net loan charge-off rates at any point in time reflect, among other factors, the credit risk of loans, the average age of the Company's various credit card account portfolios, the success of the Company's collection and recovery efforts, and general economic conditions. The average age of the Company's credit card portfolio affects the stability of delinquency and loss rates of the portfolio. The Company believes that, based on the industry experience of its management and its analysis of the behavior of its newly originated accounts versus the behavior of older accounts in its portfolio, and absent unexpected adverse changes in the economy, the delinquency and loss rates of groups of new accounts are generally predictable. The Company believes that typical new credit card accounts generally experience rising levels of delinquency and loss rates which tend to peak 18-36 months from the origination date. The Company believes the peaks of the delinquency and loss rates for its accounts may occur earlier than those of typical new credit card accounts. However, the absolute levels at which delinquencies and loss rates may peak and then stabilize are not specifically known. At June 30, 1996, 76.6% of managed accounts and 62.9% of managed loans were less than 12 months old. Accordingly, the Company believes that its managed loan portfolio will experience increased levels of delinquency and loan losses as the average age of the Company's accounts increases.

     This trend is reflected in the increase in the Company's ratio of net charge-offs to average managed loans over the past six months. For the quarter ended June 30, 1996, this ratio stood at an annualized rate of 5.36% down from 5.78% for the quarter ended March 31, 1996, but up from the annualized rate of 3.14% for the quarter ended December 31, 1995. The Company believes, consistent with its statistical models and other credit analyses, that this rate will continue to fluctuate but generally rise over the next twelve to eighteen months.

     The Company's strategy for managing loan losses to maximize profitability consists of credit line management and risk-based pricing so that an acceptable profit margin is maintained based on the perceived risk of each credit card account. Under this strategy, interest margins are established for each credit card account based on its perceived risk profile. Loan losses are further managed through the offering of credit lines which are generally lower than is currently standard in the industry. Individual accounts and their related credit lines are also continually managed using various marketing, credit and other management processes in order to continue to maximize the profitability of each account.

     Delinquencies

     Delinquencies not only have the potential to impact earnings in the form of net loan losses, but are also costly in terms of the personnel and resources dedicated to resolving them. Delinquency levels are monitored on a managed basis, since delinquency on either an owned or managed basis subjects the Company to credit loss exposure. A credit card account is contractually delinquent if the minimum payment is not received by the specified date on the cardholder's statement. It is the Company's policy to continue to accrue interest and fee income on all credit card accounts, except in limited circumstances, until the account and all related loans, interest and other fees are charged-off. The following table presents the delinquency trends of the Company's credit card loan portfolio on a managed portfolio basis over the previous six quarters:

                            MANAGED LOAN DELINQUENCY

                                                                FOR THE QUARTERS ENDED
                       --------------------------------------------------------------------------------------------------------
                        JUNE 30,     % OF     MAR. 31,    % OF     DEC. 31,    % OF     SEPT. 30,    % OF     JUNE 30,    % OF
                          1996       TOTAL      1996      TOTAL      1995      TOTAL      1995       TOTAL      1995      TOTAL
                       ----------    -----    --------    -----    --------    -----    ---------    -----    --------    -----
                                                                (DOLLARS IN THOUSANDS)
Managed loan
  portfolio........... $1,068,018     100%    $676,974     100%    $543,619     100%    $298,920      100%    $190,069     100%
Loans delinquent:
  30 to 59 days.......     14,882    1.39%       9,677    1.43%       7,546    1.39%       5,142     1.72%         320    0.17%
  60 to 89 days.......      7,332    0.69%       5,879    0.87%       4,952    0.91%       3,039     1.02%           1    0.00%
  90 or more..........     13,750    1.29%      10,046    1.48%       8,996    1.65%       2,288     0.76%          --    0.00%
                       ----------    ------   --------    ------   --------    ------   --------     ------   --------    ------
    Total............. $   35,964    3.37%    $ 25,602    3.78%    $ 21,494    3.95%    $ 10,469     3.50%    $    321    0.17%
                       ==========    ======   ========    ======   ========    ======   ========     ======   ========    ======

     The above numbers reflect the lack of seasoning of the Company's managed loan portfolio as the large growth in loans has primarily come from the newer accounts with lower delinquency rates. As the portfolio seasons and industry loss and delinquency rates continue to experience negative trends, the Company expects general delinquency levels to increase from the levels at June 30, 1996. The Company intends to continue to focus its resources on its collection efforts to minimize the negative impact to net loan losses that result from increased delinquency levels.

     Net charge-offs

     Net charge-offs include the principal amount of losses from cardholders unwilling or unable to pay their loan balance, as well as bankrupt and deceased cardholders, less current period recoveries. Net charge-offs exclude accrued finance charges and fees which are charged against the related income at the time of charge-off. Losses from those accounts that are identified as fraudulent are also excluded from net charge-offs and are included separately in other operating expenses. Loans are generally charged-off at the end of the month during which the loan becomes contractually 180 days past due, with the exception of bankrupt accounts, which are charged-off immediately upon formal notification of bankruptcy, and deceased cardholders (without a surviving, contractually liable individual or an estate large enough to pay the debt in full) which are also
charged-off immediately upon notification. The managed net charge-off rate stood at an annualized rate of 5.36% for the quarter ended June 30, 1996, down from 5.78% for the quarter ended March 31, 1996, and up from the annualized rate of 3.14% for the quarter ended December 31, 1995. The Company believes this rate will continue to fluctuate but generally rise over the next twelve to eighteen months. Additionally, consistent with the credit card industry, the Company has recently experienced a rise in bankruptcy filings. This industry trend, if it continues at its present pace into the second half of 1996, could also lengthen the peak loss period before net charge-offs tend to stabilize with the overall maturation of the portfolio. The Company plans to continue to focus its resources on refining its credit underwriting standards for new accounts in the second half of 1996, and to increase its focus on collection and post charge-off recovery efforts to minimize increased losses from these negative industry trends. The following table presents the Company's net charge-offs for the periods indicated as reported in the financial statements and on a managed portfolio basis:

                                                             FOR THE QUARTERS ENDED
                                     -----------------------------------------------------------------------
                                     JUNE 30,    MARCH 31,    DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                       1996        1996         1995        1995         1995        1995
                                     --------    ---------    --------    ---------    --------    ---------
                                                             (DOLLARS IN THOUSANDS)
ON-BALANCE SHEET PORTFOLIO:
  Average loans outstanding.......   $137,900    $ 112,456    $ 69,840    $  45,151    $ 43,529     $    --
  Net charge-offs.................      1,925        1,624         556          158          --          --
  Net charge-offs as a percentage
     of average loans
     outstanding(1)...............       5.61%        5.81%       3.16%        1.39%         --          --
                                     ========     ========    ========     ========     =======         ===
MANAGED LOAN PORTFOLIO:
  Average loans outstanding.......   $872,594    $ 609,759    $394,764    $ 248,608    $ 84,685     $    --
  Net charge-offs.................     11,627        8,761       3,125          890          --          --
  Net charge-offs as a percentage
     of average loans
     outstanding(1)...............       5.36%        5.78%       3.14%        1.42%         --          --
                                     ========     ========    ========     ========     =======         ===

-------------------------
(1) Annualized

     Provision and allowance for loan losses

     The allowance for loan losses is maintained for on-balance sheet loans. For securitized loans, anticipated losses and related recourse reserves are reflected in the calculations of net securitization and credit card servicing income. Provisions for loan losses are made in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5 which requires provisions in amounts necessary to maintain the allowance at a level estimated to be sufficient to absorb probable future losses of principal and earned interest, net of recoveries (including recovery of collateral, if applicable), inherent in the existing on-balance sheet loan portfolio. In evaluating the adequacy of the allowance for loan losses, the Company takes into consideration several factors, including (i) historical charge-off and recovery activity by loan portfolio,
(ii) recent and expected delinquency and collection trends by loan portfolio,
(iii) current economic conditions and recent trends in such conditions and the impact such conditions might have on borrowers' ability to repay, (iv) the risk characteristics of the portfolios, and (v) other factors. The Company segments its loan portfolio into several individual pools with similar credit risk and time since solicitation and estimates the amounts of loans in each thirty-day delinquency bucket that will not be collected and therefore "roll" into the next thirty day bucket and ultimately to charge-off. These homogenous risk pools are continually evaluated using a statistical model which utilizes historical delinquency levels, loan seasoning and other measures of asset quality to estimate charge-offs. However, as the Company has limited operating history, historical loss information from third parties has been used to refine estimated delinquency patterns by credit risk pool. This external data consists of the results from a test conducted with a third party which targeted a customer base very similar to the Company's target market and additional credit risk data obtained from two other external portfolios.

     Additionally, in evaluating the adequacy of the allowance for loan losses, the Company also takes into consideration several subjective factors in determining the ultimate loan loss reserve necessary at every reporting period, including (i) national and economic trends and business conditions, including the condition of various market segments, (ii) changes in lending policies and procedures, including those for underwriting, collection, charge-off and recovery, and in the experience, ability, and depth of lending management and staff, (iii) trends in volume and the product pricing of accounts, including any concentrations of credit, and (iv) the effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the current portfolio. These judgmental factors are used to supplement the amount deemed necessary to cover probable loan losses based on the statistical models to ensure that the allowance is adequate in accordance with SFAS No. 5 at each reporting period.

     The provision for loan losses on an owned basis for the six months ended June 30, 1996 and 1995, and for the year ended December 31, 1995, totaled $5.2 million and $0.5 million, and $4.4 million, respectively. The amount and level of the provision for loan losses on an owned basis may vary from period to period, depending on the amount of credit card loans sold and securitized in a particular period. However, the increase from June 30, 1995, to June 30, 1996, is primarily reflective of the large increase in on-balance sheet loans outstanding and the overall maturation of the portfolio during the six month period ended June 30, 1996, versus the comparable period in 1995. The provision for loan losses on a managed portfolio basis totaled $42.5 million for the six months ended June 30, 1996, up from $2.8 million for the six months ended June 30, 1995.

     At June 30, 1996, the Company's allowance for loan losses as a percentage of loans on an owned basis stood at 4.02%, compared to 3.87% and 1.20% at December 31, 1995, and June 30, 1995, respectively. The total managed credit card loan loss allowance at June 30, 1996, which includes an allowance for recourse obligations for loans sold, stood at 4.15% of total managed credit card loans or $44.3 million, up from 4.09% of managed loans or $22.2 million at December 31, 1995. The allowance for loan losses on a managed basis at June 30, 1996, as a percentage of total managed loans 30 days or more delinquent stood at 123.2%, up from 103.4% at December 31, 1995. The following table presents the change in the Company's allowance for loan losses and other ratios on both an owned and a managed portfolio basis for the periods presented:

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                                 FOR THE QUARTERS ENDED
                                         -----------------------------------------------------------------------
                                         JUNE 30,    MARCH 31,    DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                           1996        1996         1995        1995         1995        1995
                                         --------    ---------    --------    ---------    --------    ---------
                                                                 (DOLLARS IN THOUSANDS)
OWNED BASIS:
Balance at beginning of period........   $  6,745     $ 3,679     $  1,486     $    534     $   --      $    --
Provision for loan losses.............        483       4,690        2,749        1,110        534           --
                                          -------     -------      -------      -------     ------          ---
Loans charged-off.....................      1,969       1,660          562          158         --           --
Recoveries............................         44          36            6           --         --           --
                                          -------     -------      -------      -------     ------          ---
Net loan charge-offs..................      1,925       1,624          556          158         --           --
                                          -------     -------      -------      -------     ------          ---
Balance at end of period..............   $  5,303     $ 6,745     $  3,679     $  1,486     $  534      $    --
                                          =======     =======      =======      =======     ======          ===
Ending allowance as a percent of loans
  on an owned basis...................       4.02%       4.10%        3.87%        3.07%      1.20%          --
                                          =======     =======      =======      =======     ======          ===

                                                                 FOR THE QUARTERS ENDED
                                         -----------------------------------------------------------------------
                                         JUNE 30,    MARCH 31,    DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                           1996        1996         1995        1995         1995        1995
                                         --------    ---------    --------    ---------    --------    ---------
                                                                 (DOLLARS IN THOUSANDS)
MANAGED BASIS:
Balance at beginning of period........   $ 28,426     $22,219     $ 10,149     $  2,831     $   --      $    --
Provision for loan losses.............     27,506      14,968       15,195        8,208      2,831           --
                                          -------     -------      -------      -------     ------          ---
Loans charged-off.....................     11,870       8,944        3,157          890         --           --
Recoveries............................        243         183           32           --         --           --
                                          -------     -------      -------      -------     ------          ---
Net loan charge-offs..................     11,627       8,761        3,125          890         --           --
                                          -------     -------      -------      -------     ------          ---
Balance at end of period..............   $ 44,305     $28,426     $ 22,219     $ 10,149     $2,831      $    --
                                          =======     =======      =======      =======     ======          ===
Ending managed allowance as a percent
  of managed loans....................       4.15%       4.20%        4.09%        3.40%      1.49%          --
                                          =======     =======      =======      =======     ======          ===

     Management believes that the allowance for loan losses on both an owned and a managed basis is adequate to cover anticipated losses in the loan portfolio under current conditions and expected trends. However, there can be no assurance as to the future credit losses that may be incurred in connection with the Company's loan portfolio, nor can there be any assurance that the loan loss allowance that has been established by the Company will be sufficient to absorb such future loan losses. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as it deems appropriate and necessary given the circumstances.

INTEREST RATE SENSITIVITY

     Interest rate sensitivity refers to the volatility in income resulting from fluctuations in interest rates, variability in spread relationships between asset and liability indices (basis risk) and the mismatch of repricing intervals between assets and liabilities (gap risk).

     The Company attempts to minimize the impact of market interest rate fluctuations on net interest income and net income by regularly evaluating the risk inherent in its asset and liability structure, including its off-balance sheet assets and liabilities such as securitized loans and derivative financial instruments. This risk arises from continuous changes in the Company's asset and liability mix, changes in market interest rates, including changes affected by fluctuations in the yield curve, payment trends on the Company's interest-bearing assets and payment requirements on the Company's interest-bearing liabilities, and the general timing of all other cash flows.

     In managing its interest rate sensitivity position, the Company has the flexibility to respond to current market conditions by lengthening or shortening its period of perceived interest rate sensitivity. This is accomplished through adjusting the pricing of its current loans or its future loan offerings, changing its positions in its other interest-bearing assets, changing its funding mix for such interest bearing assets, or using derivative financial instruments, although there can be no assurance that the Company will be able to effectively manage its interest rate sensitivity position in all future circumstances. Derivative financial instruments are only used for the express purpose of managing exposures to changes in interest rates. Derivative financial instruments, by policy, are not used for any speculative purposes (see further discussion under "Derivatives Activities").

     The Company has utilized variable rates in pricing its securitization transactions or has used interest rate swaps to synthetically alter fixed rate securitization transactions to variable rates in an attempt to match the variable rate pricing of the underlying loans sold to the trust. In addition, the Company follows an asset/liability management policy of match-funding its variable rate assets with variable rate liabilities. At June 30, 1996, all $1.1 billion of the Company's credit card loans and other interest-bearing assets had variable rate pricing, with loans carrying annual percentage rates at a spread over the prime rate, subject to certain interest rate floors. These interest rate floors have the impact of converting credit card loans to fixed rate loans in a low interest rate environment, however, at June 30, 1996, none of the currently outstanding loans on a managed basis were at their interest rate floors. At June 30, 1996, the Company had $991 million in variable rate, interest-bearing liabilities, both on-balance sheet and through securitizations. Since both managed interest-bearing assets and liabilities reprice every 30 days, the Company believes that the impact of a change in interest rates on the gap risk of the Company would not be material to the financial performance of the Company.

     The Company incurs basis risk when it funds managed assets at a spread over LIBOR and the rates on the underlying assets are indexed to the prime rate. This basis risk results from the potential variability in the spread between the prime rate and LIBOR over time. The Company has not currently hedged or altered this basis risk due to the cost of hedging such risk versus the benefits from elimination of this risk.

DERIVATIVES ACTIVITIES

     The Company utilizes derivative financial instruments for the purpose of managing its exposure to interest rate risks. The Company has a number of mechanisms in place to monitor and control both market and credit risk from these derivatives activities. All derivatives strategies and transactions are managed under a hedging policy approved by the Board of Directors of FCI that details the use of such derivatives and the individuals authorized to execute such transactions. In addition, all derivatives strategies must currently be approved by FCI's senior management.

     Under these policies, the Company has entered into interest rate cap and swap agreements to hedge its economic exposure to fluctuating interest rates associated with the floating and fixed rate certificates issued by the Master Trust. In connection with the issuance of the $512.6 million Master Trust Series 1995-1 variable rate certificates in May 1995, the Company entered into an eight-year agreement capping the certificates' interest rate at 11.2%. Additionally, the Company entered into two interest rate swap agreements in April 1996 to synthetically alter the fixed rate of the Master Trust Series 1996-1 certificates to a floating rate. Total notional amounts of these swap transactions amounted to $605.5 million. The obligations of the Company and the counterparties under these swap agreements are settled on a monthly basis.

LIQUIDITY, FUNDING AND CAPITAL RESOURCES

     The Company's goal is to maintain an adequate level of liquidity, both short-term and long-term, through active management of assets and liabilities. Because the characteristics of the Company's assets and liabilities change, liquidity management is a dynamic process affected by the pricing and maturity of the Company's assets and liabilities. This process is also affected by changes in the relationship between short-term and long-term interest rates. Therefore, to facilitate liquidity management, the Company utilizes a variety of funding sources to establish a maturity pattern that provides a mix of short-term and long-term funds. These funding sources are available, or are committed to the Company through programs established either by FCI or by the Company.

     A significant source of liquidity for the Company has been the securitization of credit card loans. During the year ended December 31, 1995, and for the first six months of 1996, the Company received net proceeds of over $900 million from sales of credit card loans. Cash generated from these transactions was used to reduce short-term borrowings and to fund further credit card loan growth.

     The maturity terms of these securitizations vary, with the earliest amortization (repayment) period beginning in August of 1998. Once these repayment terms begin, payments from customers on credit card loans are accumulated for the trust certificate holders and are no longer reinvested in new loans. At that time, the Company's funding requirements for such new loans will increase accordingly. The occurrence of certain events, including a decline in the securitized loan portfolio's annual yield (the sum of interest, annual membership and other credit card fees, less net credit losses) below a base rate (generally equal to the sum of the weighted average certificate and credit enhancement rates and loan servicing fees), may also cause the securitization transactions to amortize earlier than scheduled. These events would accelerate the need to utilize alternative funding sources. The Company believes that securitization will continue to be a reliable source of funding, however no assurance can be given to that effect. See the statements of cash flows for more information regarding liquidity, funding and capital resources.

     The Company operated as a division of FCI for the periods presented and therefore, with the exception of the asset securitization transactions, has had no direct funding from outside sources to date. Instead, the Company has either directly loaned money to or borrowed money from FCI in an effort to effectively manage such liquidity position. Since 1995, the Company has regularly borrowed funds from FCI to fund on-balance sheet loan growth, to purchase premises and equipment, and for other general business purposes. Such borrowings have been made from FCI's cash balances and borrowings under FCI's revolving credit facility. At June 30, 1996, and at December 31, 1995, the Company had borrowed $54.3 million and $63.5 million, respectively, from FCI. In September 1996, the Company repaid its short-term borrowings from FCI with borrowings under its new bank revolving credit facility.

     The interest rate on borrowings from FCI is based on FCI's borrowing rate, which may be at prime or at a spread over LIBOR depending on the timing and maturity of the funds borrowed. At June 30, 1996, and December 31, 1995, the interest rate on the Company's borrowings was 6.0% and 7.1%, respectively.

     The Company's liquidity needs and funding sources may change over time. On September 16, 1996, Metris executed agreements for the following credit facilities: (i) a $300 million, five year revolving credit facility for the Company (the "Revolving Credit Facility") guaranteed by FCI; (ii) a $400 million increase of the current $800 million commercial paper liquidity facility which matures in May 1999 and supports the Fingerhut Owner Trust Commercial Paper program in which the Company participates and (iii) approximately $112 million of additional asset-backed certificates to support the aforementioned increase in the Fingerhut Owner Trust asset-backed commercial paper program.

     The Revolving Credit Facility is guaranteed by FCI and is further supported by the pledge of the stock of certain subsidiaries of the Company and certain accounts receivable and interests held therein by the Company. The Revolving Credit Facility also has Alternate Base Rate ("ABR") and LIBOR borrowing options. The interest rates paid on the Company's borrowings under this facility in the future may differ from the comparable interest rates paid on the historical borrowings from FCI. The Revolving Credit Facility also contains certain financial covenants standard for revolving credit facilities of this type including minimum net worth, minimum equity to managed assets ratio, maximum leverage and a limitation on indebtedness. In addition, the FCI guarantee includes certain covenants including interest coverage, leverage and minimum net worth for FCI.

     The Federal Reserve Act imposes various legal limitations on the extent to which banks that are members of the Federal Reserve System can finance or otherwise supply funds to certain of their affiliates. In particular, Direct Merchants Bank is subject to certain restrictions on any extensions of credit to the Company or its subsidiaries. Additionally, Direct Merchants Bank is limited in its ability to declare dividends to the Company. Therefore, Direct Merchants Bank's investments in federal funds sold are generally not available for the general liquidity needs of the Company and its other subsidiaries. Such restrictions were not material to the operations of the Company at June 30, 1996, and December 31, 1995.

     As managed loans amortize or are otherwise paid, the Company's funding needs will increase accordingly. The Company believes that its asset securitization transactions, together with the Revolving Credit Facility, will provide adequate liquidity to the Company for meeting its on-going cash needs, although no assurance can be given to that effect.

     Capital Expenditures

     The Company has invested $1.2 million in capital expenditures for each of the six months ended June 30, 1996, and the year ended December 31, 1995, primarily for furniture and fixtures, office and voice communication equipment, and computer hardware at the Company's new operations facility in Tulsa, Oklahoma, and for the Company's corporate headquarters in St. Louis Park, Minnesota. In addition, for the six months ended June 30, 1996, and the year ended December 31, 1995, the Company has invested $0.5 million and $0.1 million, respectively, in software development costs for the Company's extended service plans business. Capital expenditures for the year ended December 31, 1994, were $0.3 million and were primarily for furniture and fixtures and computer hardware and software.

     For the remainder of 1996, the Company anticipates capital expenditures to equal or exceed those expended in the first half of 1996, as the Company continues to expand its facilities and operations.

     Capital Adequacy

     The Company has increased its capital position through retained earnings and $60.0 million in capital contributions from FCI in 1995.

     Direct Merchants Bank is subject to certain capital adequacy guidelines adopted by the OCC and the Federal Reserve Board, and monitored by the FDIC and the OCC. At June 30, 1996, and December 31, 1995, Direct Merchants Bank exceeded the minimum required capital levels and was considered a "well-capitalized" depository institution under regulations of the OCC.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board ("FASB") has issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement is effective for fiscal years beginning after December 15, 1995, and requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements. SFAS No. 123 also provides for an optional method for calculating stock-based employee compensation cost based on the fair market value of the stock award at the date of grant. The Company currently follows the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for stock-based employee compensation arrangements. Under the guidelines of Opinion 25, compensation cost for stock-based employee compensation plans is recognized based on the difference, if any, between the quoted market price of the stock on the date of grant and the amount an employee must pay to acquire the stock. The Company currently plans to implement the disclosure requirements of SFAS No. 123 in 1996, when applicable, and retain its current accounting method for stock-based employee compensation.

     In June 1996, the FASB also issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement is effective for all such transactions occurring after December 31, 1996, and supersedes and amends several FASB Statements, including SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse". The statement provides consistent standards for distinguishing transfers of financial assets that are sales (such as financial assets sold through a securitization ) from transfers that are secured borrowings with a pledge of collateral. The statement also provides accounting and reporting standards for these types of transactions based on a consistent application of a financial-components approach that focuses on control. Under the financial components approach, upon transfer of financial assets that are to be recorded as a sale, an entity must recognize all financial and servicing assets that it still controls and liabilities that it has incurred, and derecognize financial assets (or a portion thereof) it no longer controls, and liabilities that have been extinguished. Additionally, the statement requires that the previous carrying amount of financial assets transferred (sold) be allocated between retained and derecognized (sold) assets based on their relative fair values at the date of transfer, and a gain or loss be recognized for the difference between the proceeds of the sale (defined as the fair value of all assets obtained and liabilities incurred in consideration for the sale), and the allocated cost of the assets sold. Subsequent to the sale, the carrying value of retained assets subject to a risk that could prevent recovery of substantially all of the recorded amount is to be adjusted to fair value in a manner consistent with the classification of investments in debt securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

     The Company has reviewed this statement and believes that it will affect the classification and valuation of certain financial assets and liabilities on its balance sheets relating to its current credit card securitization program, including excess servicing assets, retained interests in loans securitized, derivative financial instruments related to such financial assets and liabilities, and other receivables due from credit card securitizations, net. However, the Company has not completed all of the complex analyses and reviews necessary to determine the definitive impact to its current accounting methods for transfers and servicing of financial assets and extinguishments of liabilities. The Company intends to adopt this statement prospectively when required as no early or retroactive application is permitted.

                                    BUSINESS

     Metris Companies Inc. is an information-based direct marketer of consumer credit products, extended service plans, and fee-based products and services to moderate income consumers. Management believes the moderate income market (i.e., households with annual incomes of $15,000 to $35,000), which currently represents 31% of all U.S. households, is underserved by the traditional providers of many of the Company's products and services. The Company's strategy is to first establish a profitable customer relationship through the issuance of a general purpose credit card, and then to expand this customer relationship by cross-selling additional fee-based products and services. The Company provides credit to this market by utilizing a risk-based pricing strategy based on proprietary databases and credit scoring systems. The Company's agreements with FCI provide for the exclusive use of the Fingerhut Database to market the Company's products and services. The Fingerhut Database contains demographic, behavioral and credit history information on more than 30 million individuals, the majority of whom are moderate income consumers. To date, the Company has solicited approximately 4 million individuals out of the more than 30 million total individuals in the Fingerhut Database, including approximately 3.5 million individuals who have purchased products from Fingerhut in the past 24 months, with the remaining 0.5 million having purchased products from Fingerhut as long ago as 60 months. These 4 million individuals were selected based on expected responsiveness and perceived credit quality. Fingerhut does not report its credit information to the credit bureaus, which means this information is not publicly available. The Company's management believes this access to the Fingerhut Database and the ability to utilize Fingerhut's proprietary credit scoring models give it a competitive advantage in targeting and lending to moderate income consumers.

     The Company's consumer credit products currently are unsecured and secured credit cards, including the Fingerhut co-branded MasterCard and the Direct Merchants Bank MasterCard. The Company's customers and prospects include both Fingerhut Customers and External Prospects for whom credit bureau information is available. Once a prospective customer is targeted, the Company utilizes its proprietary credit scoring models and a risk-based pricing strategy to assign the annual percentage rate, annual fee and credit line based upon the expected risk of the individual prospect. As a result of the risk profile that is typical of the Company's customers, approximately 82% of the existing credit card accounts carry an annual fee, annual percentage rates range from prime plus 6.45% to prime plus 14.20%, and the average initial credit line is approximately $1,700. Management believes this average initial credit line is below the industry average.

     The Company also provides extended service plans on certain categories of products sold by Fingerhut that extend service coverage beyond the manufacturer's warranty. Although these plans historically have been available only on consumer electronics, the Company has recently begun to offer these plans for jewelry and furniture, and may offer plans on additional types of products in the future. Through focused marketing, the Company increased the percentage of Warrantable Products sold that are covered by its plans from 15% in 1994 to 24% in the first six months of 1996. Management believes that opportunities for growth in extended service plans exist through further increasing the percentage of Fingerhut warrantable products sold with an extended service plan, identifying new warrantable product categories for Fingerhut products, and marketing extended service plans in conjunction with retailers other than Fingerhut.

     Metris markets its fee-based products and services, including third party insurance, membership clubs, card registration and debt waiver programs, to its credit card customers and to Fingerhut's customers. As a result of the Company's direct marketing and cross-selling efforts, approximately 53% of the Company's credit card customers have purchased one or more fee-based products. As an additional service, the Company develops highly tailored marketing lists, derived from its proprietary database, for third parties.

     Management believes there is a distinct market that is underserved by the general purpose credit card industry and by other providers of financial service products. Traditional credit card solicitations, which rely on risk evaluation scoring techniques utilizing publicly available data, focus on higher scoring consumers. A significant portion of the households in the U.S. are typically solicited on a less frequent basis for general purpose credit cards, most likely because traditional scoring methods assign lower scores to individuals who have less credit history. This has resulted in an underserved market of over 30 million households with annual incomes of $15,000 to $35,000, who are solicited by traditional credit card issuers or other providers of financial service products on a significantly less frequent basis than more affluent households. Therefore, moderate income consumers are often highly responsive to credit card solicitations.

CREDIT CARD INDUSTRY OVERVIEW

     Types of Credit Cards

     Unsecured Credit Cards. Unsecured credit cards can be broadly divided into two categories: private label credit cards and general purpose credit cards. Private label cards are issued by or on behalf of, and are typically accepted by, a particular merchant, such as gasoline or department store credit cards. General purpose cards are accepted by a wide variety of merchants. Cardholders may use their cards to make purchases at participating merchants or to obtain cash advances at participating financial institutions and automated teller machines. Most credit cards are revolving credit cards (for example, MasterCard, Visa, Discover, and Optima), where the cardholder has the option to pay less than the full balance due, in which case the cardholder borrows the unpaid balance from the card issuer who then charges interest on the loan.

     Secured Credit Cards. A rapidly emerging type of credit card is the "secured card", which requires the customer to deposit funds into an interest-bearing account as collateral for all or part of the line of credit. Secured cards are primarily targeted to U.S. households with limited or damaged credit histories. MasterCard sources estimate that the potential secured card market includes approximately 17 million U.S. consumers and that the number of secured card accounts has grown from approximately 0.7 million in 1992 to between 2.5 million and 3.5 million in 1995.

     Industry Growth

     In recent years, a growing proportion of consumer expenditures have been made through credit cards, a trend which is projected by the Nilson Report, an industry periodical, to continue over the next decade. This increase is due to a rising number of consumers who use credit cards, an upsurge in the number and types of merchants who accept credit cards, and a basic shift in consumer behavior favoring the use of credit cards for convenience. Additionally, because the industry as a whole has introduced a large number of credit cards that encourage the cardholder to earn points, rewards, or discounts by using a particular card for purchases, many consumers have begun to substitute the use of credit cards for cash and checks. Of the various payment mechanisms in the U.S., including cash, checks, credit cards and electronic payments, credit cards have grown the fastest since 1990, at a rate three times as fast as cash and checks.

     Credit Scoring

     The credit card industry has developed sophisticated techniques for "prescreening" potential applicants for creditworthiness, then soliciting via direct mail or outbound telemarketing only those individuals whose profiles meet certain criteria. The primary sources of the information used in the prescreening process are the three major credit bureau companies. A credit bureau maintains information on an individual's credit history, with up to 400 potential data elements for each individual, including number of reported open accounts, number of bank cards, number of credit inquiries received by the credit bureau, historical delinquency, events of bankruptcy, credit scores, and limited demographic data. Many, but not all, credit grantors regularly report information about their customers to the credit bureau companies, and as result a credit bureau report does not necessarily include an individual's complete borrowing history.

     Credit card issuers use the information contained in the credit bureaus, in combination with proprietary information, in a variety of modeling and scoring techniques which allow them to score and then rank the names in their mailing lists based upon the individuals' expected creditworthiness, responsiveness, and profitability. Many issuers purchase "scorecards" from third parties who specialize in predicting consumer risk. The predominant third party provider of risk scorecards is Fair Isaac & Company, which uses information contained within the major credit bureaus to assign scores to consumers, commonly referred to as "FICO scores". Although Fair Isaac & Company does not disclose the variables it uses to determine FICO scores, the Company believes that FICO scores are based on a number of factors including, but not limited to, the individual's current level of debt, number of credit experiences, delinquency experience, level of utilization of available credit and the frequency of the individual's credit requests. Higher FICO scores are intended to indicate greater creditworthiness, and most credit card issuers concentrate their marketing efforts on the households which have higher FICO scores.

     Solicitation

     Although solicitations of moderate income consumers have been increasing recently, in general higher income consumers receive more credit card solicitations than do moderate income consumers. A survey by Payment Systems Inc. ("PSI"), an independent research firm, indicates that 34-41% of moderate income consumers received zero to three solicitations for bankcards in a given six-month period.

       MASTERCARD/VISA MAIL SOLICITATIONS RECEIVED BY HOUSEHOLD INCOME(1)

                                                             ANNUAL HOUSEHOLD INCOME
                                        ------------------------------------------------------------------
                                         $0-      $15,000-    $25,000-    $35,000-    $50,000-
                                        14,000     24,000      34,000      49,000      74,000     $75,000+    TOTAL
                                        ------    --------    --------    --------    --------    --------    -----
0-3 Solicitations....................     63%        41%         34%         26%         18%         15%        31%
4-6 Solicitations....................     20%        28%         26%         25%         32%         26%        27%
7 or more Solicitations..............     17%        30%         41%         48%         51%         59%        42%

-------------------------

(1) MasterCard and Visa solicitations received during the six-month period prior to survey.

Source:PSI's 1995 Card Services & Strategies Research Program. Survey of 2,692 consumers conducted July-August 1995. Column percentages do not add up to 100% due to rounding. Excludes consumers who did not respond to question.

     Few credit card issuers target moderate income consumer segments due to the lack of credit history and/or lower FICO scores associated with this segment. The credit card lenders that target such segments tend to be retailers that offer their own private label credit cards or finance companies that offer check-accessed revolving lines of credit. The following table shows that the households less likely to be solicited also are likely to own fewer general purpose credit cards:

                   CREDIT CARD PENETRATION BY INCOME SEGMENT

                                                          ANNUAL HOUSEHOLD INCOME
                                    -------------------------------------------------------------------
                                     $0-      $15,000-    $25,000-    $35,000-    $50,000-
                                    14,000     24,000      34,000      49,000      99,000     $100,000+    TOTAL
                                    ------    --------    --------    --------    --------    ---------    ------
Number of Households (000s)......   23,901     16,488      14,846      16,539      21,832       4,782      98,388
Percent of Total Households......     24.3%      16.8%       15.1%       16.8%       22.2%        4.9%      100.0%
Percent of Households with at
  least one Credit Card*.........     35.6%      55.9%       67.5%       77.2%       85.1%       86.4%       64.3%
Estimated Number of Credit Cards
  Per Household*.................     1.25       2.50        3.41        4.12        5.46        6.81        3.72

-------------------------
* Includes MasterCard, Visa, Diners Club, American Express, and Discover cards.
  Source: 1996 Survey of the American Household, Simmons Market Research Bureau, Inc.

     Because moderate income consumers are less likely to be solicited for general purpose credit cards, their response rates to such offers tend to be greater than those of higher income consumers. As a result, the response rates of moderate income consumers to general purpose credit card solicitations is approximately double that of consumers with higher household incomes.

                              Response Rates Graph
-------------------------
Source: Mail Monitor, Behavioral Analysis, Inc., 12 Months Ending First Quarter
        1996. Includes MasterCard, Visa, Discover and American Express.

HISTORY OF THE COMPANY

     Fingerhut Corporation

     Metris is an indirect wholly owned subsidiary of FCI, a direct-to-the-consumer marketing company that sells a broad range of products and services via catalogs, telemarketing, television and other media. Fingerhut, having been in the direct marketing business for over 45 years, is one of the largest catalog marketers in the United States and sells a broad range of general merchandise products and services to moderate income consumers, using catalogs and other direct marketing solicitations.

     Fingerhut makes substantially all of its sales using its own closed-end credit, offering extended payment terms on all purchases under fixed-term, fixed payment installment contracts. As customers make payments and order new products, Fingerhut enters a variety of payment, behavioral and other data into its database. Fingerhut uses this database, along with sophisticated and highly automated proprietary modeling techniques, to evaluate each customer's creditworthiness. Fingerhut then tailors marketing campaigns and merchandising strategies to customers based on such evaluation.

     The Fingerhut Database

     Fingerhut is a leader in the development and use of information-based marketing concepts in the direct mail industry, using computer technology, proprietary software and the Fingerhut Database. The Fingerhut Database contains information on more than 30 million individuals, including approximately 10 million customers who have made a purchase from Fingerhut within the past 24 months. This database contains up to 1,400 potential data items in a customer record, including names, addresses, behavioral characteristics, payment histories, general demographic information and other information provided by the customer. Fingerhut uses information in the Fingerhut Database, along with sophisticated proprietary credit scoring models, to produce its proprietary credit scores (the "Fingerhut Scores") for each Fingerhut customer. The Fingerhut Database and Fingerhut's use of computer-based credit screening techniques have been continually refined and updated over the past 20 years. Additionally, the Fingerhut Database includes Fingerhut's "suppress" file (the "Suppress File"), which contains information on 8 million individuals about whom it has information relating to fraud, bad debt and other indicators of unacceptably high risk. Fingerhut does not report its credit information to the credit bureaus, which means this information is not publicly available. The Company has an exclusive seven year license with Fingerhut to use the information in the Fingerhut Database for marketing financial service products. The Company's management believes that this access to the Fingerhut Database and the ability to utilize the Fingerhut Scores give it a competitive advantage in lending to moderate income consumers.

     Financial Services Business

     FCI's management believed that Fingerhut's expertise in granting credit to the moderate income market had application and value beyond extending credit for Fingerhut merchandise purchases. Moreover, FCI believed that its customers wanted additional sources of credit and that issuing general purpose credit cards to its customers would be a natural extension of Fingerhut's business. As a result, in 1993, through a joint venture with a third party, Fingerhut began testing a co-branded MasterCard issued by an affiliate of the third party. A random selection of Fingerhut Customers was solicited and the results were evaluated using Fingerhut's risk scoring models and behavioral data. The profitability performances of the resulting accounts were correlated to Fingerhut's risk scoring models and behavioral data. FCI's management believed the test results showed that during the period of the test Fingerhut had more accurately evaluated relative levels of credit risk of a given pool of Fingerhut Customers than the scoring models widely used in the credit card industry.

     After the success of its initial test, Fingerhut began to aggressively expand its Financial Services Business. As part of this strategy, Fingerhut hired a management team, led by Ronald Zebeck, whose more than 20 years of experience in the credit card industry includes responsibility for the launch and management of the highly successful GM MasterCard. This management team, which assumed management in 1994 of the new credit card business and of the previously existing extended service plan and fee based product businesses, has since been implementing its strategy to expand its credit card customer base to both Fingerhut Customers and External Prospects and to grow its extended service plan and fee-based products and services businesses.

     In early 1995, FCI formed Direct Merchants Bank, a special purpose credit card bank. In March 1995, after evaluating the results of the co-branding test, the Company began to directly solicit Fingerhut Customers and External Prospects for MasterCards. These campaigns originated 335,000 new accounts and introduced the Company's risk-based pricing strategy under which individual prospects are matched with specific pricing based upon their risk profiles as determined by the Company's credit models. In the Fall 1995 campaign, the Company used predictive response models that incorporated the response data from the Spring 1995 campaign. In September 1995, the Company also purchased the test credit card portfolio from the third party issuer. In January 1996 and March 1996, the Company launched additional solicitations from which it generated approximately 92,000 and 430,000 accounts, respectively, as of June 30, 1996. At December 31, 1995, the Company had over 700,000 accounts with $543.6 million in managed loans and was the 23rd largest MasterCard issuer based on the number of cards issued, according to the Nilson Report. As of June 30, 1996, the Company had 1.1 million credit card accounts and $1.1 billion in managed loans; Fingerhut Customers represented 52% of the accounts and 57% of the managed loans.

     The Company's new management has also focused on marketing extended service plans and fee-based products and cross selling these to its customer base and Fingerhut Customers, which has led to an increase in the number of plans and products sold and the penetration rates of such products.

STRATEGY

     The Company is targeting moderate income consumers whom the Company believes are underserved by traditional providers of many of the Company's products and services. "Moderate income" refers to those households in the United States that have annual incomes of between $15,000 and $35,000 (approximately 31 million households according to a 1994 U.S. Census Bureau report). The Company intends to serve this target market using its proprietary scoring techniques together with information from credit bureaus and the Fingerhut Database to determine a potential customer's creditworthiness. The Company uses sophisticated modeling techniques to evaluate the expected risk, responsiveness, and profitability of each prospective customer and to offer and price the products and services it believes to be appropriate for each customer.

     The Company's strategy is to continue its growth by targeting new customers through the issuance of credit cards and expanding its customer relationships through the sale of additional products and services. The Company believes it has the following competitive advantages in serving this segment: (i) its exclusive access to the Fingerhut Database, (ii) its unique, proprietary scoring models that utilize both external information sources and data contained within the Fingerhut Database for marketing the Company's products and services, and
(iii) Fingerhut's extensive experience in extending credit to moderate income consumers. The Company intends to build upon these competitive advantages to maximize its penetration into the moderate income segment and to maximize the profitability of each of its customer relationships.

     The principal components of the Company's strategy are the following:

     Increase the number of Fingerhut Customers utilizing the Company's products and services. The Company's strategy is to continue to use its unique predictive risk, response, and profitability models to solicit Fingerhut Customers for credit cards, and to focus its cross-selling activities in order to increase the volume of fee-based services and extended service plans purchased by these customers. The Fingerhut Database contains information about an individual's propensity to pay, purchasing behavior, and other data elements that management believes enables the Company to better evaluate each Fingerhut Customer's credit profile. The Company believes that many Fingerhut Customers have minimal external credit experiences and, consequently, minimal available credit bureau information. Therefore, they are often undersolicited for credit, especially credit cards, by other financial institutions.

     Identify and solicit additional External Prospects for credit cards. The Company intends to continue adding moderate income consumers who are currently not Fingerhut Customers through the use of its own internally developed risk models. The Company, through a joint endeavor with Equifax, Inc. ("Equifax"), has developed its own proprietary credit risk modeling system (the "Proprietary Modeling System") which management believes is more effective in segmenting and evaluating the credit risk of External Prospects than the use of FICO scores alone. By incorporating individual credit information from the major credit bureaus into this Proprietary Modeling System and eliminating those individuals who are contained in the Suppress File, the Company believes that it will continue to generate a significant number of customer relationships from External Prospects.

     Cross-sell multiple products and services to each customer. The Company intends to maximize the profitability of each customer relationship by cross-selling additional products, thereby leveraging its account acquisition costs and infrastructure. In addition to direct marketing solicitations, the Company uses monthly statements and its customer service voice-response unit to cross-sell additional products to its customers. Currently the Company focuses its cross-selling efforts on selling fee-based products to its credit card customers, and as of June 30, 1996, approximately 53% of the Company's credit card customers had at least one other relationship with the Company. Management also believes that opportunities for growth in extended service plans exist through increases in the percentage of Warrantable Products covered by these plans, identification of new Warrantable Product categories, and through marketing extended service plans in partnership with other third party retailers.

     Utilize risk-based pricing. The specific pricing for each individual's credit card offer is determined by the prospective customer's risk profile and expected responsiveness prior to solicitation, a practice known as "risk-based pricing". Management believes that the use of risk-based pricing allows it to maximize the profitability of each customer relationship. Over time, as customers demonstrate their creditworthiness, their annual fees and interest rates may be lowered or their credit lines may be increased on an individual basis. The Company currently offers 39 different pricing structures on its credit card products, with annual fees ranging from $0 to $48 ($60 for some secured cards) and annual percentage rates ranging from prime plus 6.45% to prime plus 14.20%.

     Expand the range of products and services offered. The Company's expertise in evaluating the responsiveness and creditworthiness of moderate income consumers potentially makes it an attractive marketing partner to providers of other financial services such as home equity loans, auto loans, student loans, and supplemental insurance. After viable products and services are identified and tested through marketing partners, the Company may invest in such opportunities directly.

     Access additional customers for the Company's products and services by establishing relationships with third parties. The Company intends to access new customers by forming relationships with third parties to market its products and services (i.e., co-branded credit cards, extended service plans and fee-based products). The Company believes that it will be an attractive partner to those companies whose customers fit the Company's target market profile (for example, retailers whose customers are primarily moderate income consumers).

     Pursue portfolio acquisitions. The Company intends to opportunistically acquire additional customer relationships and supplement its growth in the financial services business by making selective acquisitions of credit card portfolios and/or other businesses whose customers fit its target market profile.

BUSINESSES

     The Company currently operates three businesses: (i) consumer credit products, (ii) extended service plans, and (iii) fee-based products and services.

     Consumer Credit Products

     Products. Consumer credit products currently are unsecured and secured credit cards, including the Fingerhut cobranded MasterCard and the Direct Merchants Bank MasterCard. The Company began testing credit cards secured by deposit accounts in April 1996. Management believes that secured credit cards are a natural product extension for the Company, given the Company's focus on the moderate income consumer market and the Company's co-branding opportunities outside of Fingerhut. Existing secured card customers can qualify for an unsecured credit card after they have demonstrated their creditworthiness for a reasonable period of time. In the future the Company may offer other co-branded credit cards, and may also offer other consumer credit products either directly or through alliances with other companies. Such consumer credit products could include home equity loans, auto loans, student loans, and other credit products that can be marketed directly to moderate income consumers.

     Credit Scoring. For over 25 years, Fingerhut has used credit risk models to evaluate the likelihood that its catalog customers will repay their fixed term, fixed payment installment contracts. For each customer in the Fingerhut Database, a Fingerhut Score has been developed utilizing sophisticated statistical modeling techniques. For those Fingerhut Customers who have FICO scores, the Company uses the Fingerhut Score to further segment Fingerhut Customers into narrower ranges within each FICO score subsegment, allowing the Company to better evaluate individual credit risk and to tailor its risk-based pricing accordingly. Additionally, the Fingerhut Score is used to target individuals who have no credit bureau information and consequently no FICO scores, allowing the Company to target Fingerhut Customers who would not typically be solicited by other credit card issuers. The Company believes that its ability to use a combination of Fingerhut Scores and FICO scores allows it to more effectively evaluate credit risk than it could using either score alone, providing a competitive advantage in lending to Fingerhut Customers.

     In 1995, the Company and Equifax applied the credit risk evaluation techniques and knowledge developed in creating the Fingerhut Score models to publicly available credit bureau information in order to develop the Proprietary Modeling System for External Prospects. The Proprietary Modeling System, which is owned and available for use exclusively by the Company, consists of sophisticated models which produce a credit risk score (a "Proprietary Score") for each prospect. This Proprietary Score allows the Company to select those External Prospects the Company believes are likely to be most profitable. The Proprietary Score, like the Fingerhut Score, segments External Prospects into narrower ranges within each FICO score subsegment, allowing the Company to better evaluate individual credit risk and to tailor its risk-based pricing accordingly. The Company also uses this segmentation to exclude certain individuals from its marketing solicitations. The Proprietary Modeling System has enabled the Company to be more selective in screening and targeting its External Prospects than would be possible if only FICO scores were used.

     The Company generates External Prospects from lists directly obtained from the major credit bureaus based on criteria established by the Company. The Company establishes the range of FICO scores that it plans to target for a specific campaign, and receives files from the credit bureaus which contain individual credit records of the External Prospects who fall within this range. The files are incorporated into the Proprietary Modeling System, which further segments External Prospects based upon their Proprietary

Scores. The mailing lists that are generated from the Proprietary Modeling System are then checked against the Suppress File and any matching names are excluded. The Company currently does not solicit External Prospects who do not have FICO scores.

     Credit Scoring Evaluation -- Fingerhut Customers. In the Company's test results to date, the Fingerhut Score has been effective in evaluating the likelihood of delinquency of Fingerhut Customers who have responded to the Company's MasterCard solicitations. The following chart illustrates an analysis performed in June 1996 by the Company on Fingerhut Customers who responded to the Company's Spring 1995 MasterCard solicitations. The chart shows the comparative delinquencies of one 20-point FICO subsegment of Fingerhut Customers. Each Fingerhut Customer in the campaign was assigned a Fingerhut Score, and the Company tracked each customer's delinquency over time. For purposes of the evaluation, "delinquency" was defined as credit card customers who ever attained a status of 90 days past due on their account. The average delinquency of the 20-point FICO subsegment shown was assigned an index of 100; then the average delinquency of each group of Fingerhut Scores was compared, on a percentage basis, to such average delinquencies for the entire 20-point FICO subsegment. In the example shown, those customers who had Fingerhut Scores of between 1 and 10 achieved an average delinquency rate that was only 46% of the average for the whole 20-point FICO subsegment.
                  Credit Scoring Evaluation Chart - Fingerhut

     Similar analyses were performed on Fingerhut Customers across all of the FICO subsegments solicited by the Company, and the results consistently showed that the Fingerhut Score was effective in further segmenting and evaluating relative risk of delinquency for the customers tested within the testing period. While the Company believes that the Fingerhut Score is a valuable tool in analyzing relative risks, it is not possible to accurately predict which consumers will default or the overall level of defaults, and there can be no assurances as to the levels of actual delinquencies or losses or as to the effectiveness of the Fingerhut Scores in evaluating this likelihood of delinquency for different periods or under different conditions. The results of these analyses have been utilized by the Company to determine its risk-based pricing strategies and to exclude certain combinations of Fingerhut Scores and FICO scores from subsequent direct marketing efforts.

     Credit Scoring Evaluation -- External Prospects. The following chart illustrates a similar analysis performed by the Company on External Prospects who responded to the Company's MasterCard offers in the Spring of 1995. Like the previous chart, this chart shows the comparative delinquencies, of one 20-point FICO subsegment of External Prospects. The Company assigned a Proprietary Score to all External Prospects and tracked their delinquency over time. In the example shown those External Prospects who were assigned the lowest Proprietary Score achieved a delinquency rate that was only 45% of the average of the 20-point FICO subsegment.
                   Credit Scoring Evaluation Chart - External

     Similar analyses were performed on External Prospects across all of the FICO subsegments solicited by the Company, and the results consistently showed that the Proprietary Score was effective in further segmenting and evaluating risk within all ranges of FICO scores for the customers tested within the testing period. The results of these analyses have been utilized by the Company to determine the pricing for various segments and to exclude certain segments from subsequent direct marketing efforts. While the Company believes that the Proprietary Score, like the Fingerhut Score, is a valuable tool in analyzing relative risks, it is not possible to accurately predict which consumers will default or the overall level of defaults, and there can be no assurances as to the levels of actual delinquencies or losses or as to the effectiveness of the Proprietary Scores in evaluating the likelihood of delinquency for different periods or under different conditions.

     The Company believes that both the Fingerhut Score and its Proprietary Modeling System, in conjunction with the Suppress File, give it a competitive advantage in evaluating the credit risk of moderate income consumers. Management believes that due to the amount and type of credit information available in the Fingerhut Database, the Fingerhut Score is currently more effective than the Proprietary Modeling System in allowing the Company to evaluate the credit risk of prospects having lower FICO scores. Therefore, the Company has been willing to solicit consumers who have lower levels of FICO scores if they also have an appropriate Fingerhut Score. As a result, the Company's Fingerhut-sourced credit card customers generally have lower FICO scores than do External Prospects. After every marketing campaign, the Company monitors the performance of the Proprietary Modeling System and continually re-evaluates the effectiveness of the Proprietary Score in segmenting credit risk, resulting in further refinements to its selection criteria for External

Prospects. Over time the Company believes that it will capture additional credit information on the behavioral characteristics of External Prospects which will allow it to further increase the effectiveness of the Proprietary Modeling System and solicit External Prospects with lower FICO scores than it currently solicits.

     Solicitation. Prospects for solicitation include both Fingerhut Customers and External Prospects and are contacted on a nationwide basis through pre-screened direct mail and telephone solicitations. The Company receives responses to its prescreened solicitations, performs fraud screening, verifies name and address changes, and obtains any information which may be missing from the application. Applications are then sent to third party data entry providers, which key the application information and process the applications based on the criteria provided by the Company. Applications are approved, denied or referred to the Company for exception processing. The Company processes exceptions for, among other things, derogatory credit bureau information and fraud warnings. Exception applications are processed manually by a credit analyst based on policies approved by the Company's credit committee.

     Pricing. The Company's strategy to maximize customer profitability relies on its risk-based pricing. The specific pricing for each credit card offer is determined primarily based on the prospect's risk profile prior to solicitation. Each prospect is evaluated to determine credit needs, credit risk, and existing credit availability. A customized offer is developed that includes the most appropriate product, brand, pricing, and credit line. Terms of the credit card offers range from no annual fee and an annual percentage of prime plus 6.45% to a $48 annual fee and an annual percentage rate of prime plus 14.20%. Once the account is opened, the customer's internal and external credit performance are actively monitored and their behavior and risk scores are periodically recalculated. As the customer evolves through the credit lifecycle and is regularly rescored, the lending relationship can evolve to include more competitive (or more restrictive) pricing and product configurations.

     Age of Portfolio. The following table sets forth, as of June 30, 1996, the number of total accounts and amount of outstanding loans based upon the age of the managed accounts.

                                                                                               PERCENTAGE OF
                                                    NUMBER       PERCENTAGE        LOANS           LOANS
             AGE SINCE ORIGINATION                OF ACCOUNTS    OF ACCOUNTS    OUTSTANDING     OUTSTANDING
-----------------------------------------------   -----------    -----------    -----------    -------------
                                                                    (DOLLARS IN THOUSANDS)
0-6 Months.....................................      563,173         50.2%      $   370,945         34.7%
7-12 Months....................................      296,545         26.4%          301,093         28.2%
13-18 Months...................................      251,399         22.4%          380,319         35.6%
19-24 Months...................................          107          0.0%              134          0.0%
25-36 Months...................................       11,449          1.0%           15,527          1.5%
                                                   ---------        ------       ----------        ------
     Total.....................................    1,122,673        100.0%      $ 1,068,018        100.0%
                                                   =========        ======       ==========        ======

     Geographic Distribution. The Company solicits credit card customers on a national basis and, therefore, maintains a geographically diversified portfolio. The following table shows the distribution of total accounts and amount of outstanding loans by state as of June 30, 1996.

                                                                                               PERCENTAGE OF
                                                    NUMBER       PERCENTAGE        LOANS           LOANS
                     STATE                        OF ACCOUNTS    OF ACCOUNTS    OUTSTANDING     OUTSTANDING
-----------------------------------------------   -----------    -----------    -----------    -------------
                                                                    (DOLLARS IN THOUSANDS)
California.....................................      133,897         11.9%      $   129,923         12.2%
New York.......................................       88,716          7.9%           84,320          7.9%
Texas..........................................       83,774          7.5%           80,758          7.6%
Florida........................................       82,949          7.4%           78,428          7.3%
Ohio...........................................       50,437          4.5%           47,217          4.4%
Pennsylvania...................................       48,304          4.3%           45,176          4.2%
Illinois.......................................       45,043          4.0%           42,231          4.0%
Michigan.......................................       36,809          3.3%           35,440          3.3%
Indiana........................................       30,518          2.7%           28,939          2.7%
North Carolina.................................       31,428          2.8%           27,661          2.6%
All Others(1)..................................      490,798         43.7%          467,925         43.8%
                                                   ---------        ------       ----------        ------
     Total.....................................    1,122,673        100.0%      $ 1,068,018        100.0%
                                                   =========        ======       ==========        ======

-------------------------
(1) No other state accounts for more than 2.5% of loans outstanding.

     The Adaptive Control System. The Company utilizes First Data Resources Inc.'s ("FDR") adaptive control system (the "Adaptive Control System") which uses statistical models and basic account financial information to automatically and regularly assign appropriate credit line increases and decreases to individual customers, as well as to determine the systematic collection steps to be taken at the various stages of delinquency. The Adaptive Control System manages the authorization of each transaction; in addition, it determines the collections strategies to be used for non-delinquent accounts that have balances above their assigned credit line (referred to as "overlimit" accounts). The Adaptive Control System uses a number of data elements in determining credit lines, authorizations, and collections strategies, including the customer's FICO score, Fingerhut Score and other proprietary data elements, each of which is periodically updated based on the individual's performance.

     Credit Lines. Once an account is approved, an initial credit line is established based on the individual's risk profile using automated screening and credit scoring techniques. This process results in a portfolio with average credit lines that are below the industry average due to the higher average risk elements inherent in the Company's target market. The Company may elect, at any time and without prior notice to the cardholder, to preclude or restrict further credit card use by the cardholder, usually as a result of poor payment performance or the Company's concern over the creditworthiness of the cardholder. Credit lines are managed based on the results of the behavioral scoring analysis in accordance with criteria established by the Company. The analysis, which is updated regularly and implemented by the Adaptive Control System, identifies individuals whose credit and payment behavior suggest that they have either too much credit exposure or additional credit capacity, and their lines are decreased or increased accordingly. Credit lines may also be adjusted at the request of the cardholder, subject to the Company's evaluation of the cardholder's payment and usage history.

     The following table sets forth information with respect to account balance and credit limit ranges of the Company's managed portfolio as of June 30, 1996:

                                                                                               PERCENTAGE OF
                                                    NUMBER       PERCENTAGE        LOANS           LOANS
             ACCOUNT BALANCE RANGE                OF ACCOUNTS    OF ACCOUNTS    OUTSTANDING     OUTSTANDING
-----------------------------------------------   -----------    -----------    -----------    -------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT FOR ACCOUNT BALANCE RANGE)
Credit Balance.................................        8,484          0.8%      $      (377)           --
No Balance.....................................      173,625         15.5%                0            --
Less than or equal to $1,000...................      506,872         45.1%          225,124         21.1%
$1,001-$2,000..................................      276,667         24.6%          406,708         38.1%
$2,001-$3,500..................................      134,625         12.0%          344,160         32.2%
Over $3,500....................................       22,400          2.0%           92,403          8.6%
                                                   ---------        ------       ----------        ------
     Total.....................................    1,122,673        100.0%      $ 1,068,018        100.0%
                                                   =========        ======       ==========        ======

                                                                                               PERCENTAGE OF
                                                    NUMBER       PERCENTAGE        LOANS           LOANS
              CREDIT LIMIT RANGE                  OF ACCOUNTS    OF ACCOUNTS    OUTSTANDING     OUTSTANDING
-----------------------------------------------   -----------    -----------    -----------    -------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT FOR CREDIT LIMIT RANGE)
Less than or equal to $1,000...................      320,287         28.5%      $   139,950         13.1%
$1,001-$2,000..................................      414,859         37.0%          394,168         36.9%
$2,001-$3,500..................................      283,641         25.2%          371,693         34.8%
$3,501-$5,000..................................      100,554          9.0%          154,598         14.5%
Over $5,000....................................        3,332          0.3%            7,609          0.7%
                                                   ---------        ------       ----------        ------
     Total.....................................    1,122,673        100.0%      $ 1,068,018        100.0%
                                                   =========        ======       ==========        ======

     Delinquency, Collections and Charge-offs. The Company considers an account delinquent if a payment due thereunder is not received by the Company within 25 days from the closing date of the statements. Collection procedures are determined by the Adaptive Control System, which continually monitors all delinquent accounts. The collections function has been handled internally since January 1996. The Company made the strategic decision to internalize its collections function due to the critical impact that this function can potentially have on the Company's profitability. The Company's collections department generates letters through a proprietary letter system when appropriate. Delinquent customers receive automatic collection letters at various stages in their delinquency, from 5-90 days past due. The Company's collections personnel attempt a minimum of two contacts each 30-day delinquency cycle, unless special arrangements have been made with the customer. Accounts that become 90 days delinquent are closed but not necessarily charged off. Accounts can be closed prior to being 90 days delinquent after a manual review and determination that the cardholder is not able to remedy a delinquent or overlimit status. Accounts are charged off and taken as a loss either after formal notification of bankruptcy or at the end of the month during which they become contractually 180 days past due. Accounts identified as fraud losses are reserved for immediately and charged off no later than 90 days after the last activity. Accounts identified as deceased without a surviving, contractually liable individual or an estate large enough to pay the debt in full are charged off immediately upon notification. Charged-off accounts are referred to the Company's recovery unit in Salt Lake City, Utah, for coordination of collection efforts to recover the amounts owed. When appropriate, accounts are placed with external collection agencies or attorneys.

     The Company uses FDR's fraud protection system to improve the rate of early detection of fraudulent activity on a cardholder account. The system also provides work flow management that is used to investigate potentially fraudulent transactions and to take prompt immediate action to reduce further losses. A fraud score is established based on the details of the authorization request and the previous behavior pattern of the cardholder. This score is used in the determination of actions to be taken for potentially fraudulent transactions.

     The Company reserves the right to cancel charge privileges at any time, usually as a result of violating the contractual terms (delinquency, overlimit, etc.) of the credit account. Activity on lost, stolen, or fraudulent accounts is blocked immediately upon notification by the cardholder or upon determination by FDR that a card is lost or stolen or being used fraudulently.

     Servicing, Billing and Payment. The Company has established a long-term relationship with FDR for cardholder processing services. FDR is a subsidiary of First Data Corporation, a provider of information processing and related services including cardholder processing (services for financial institutions which issue credit cards to cardholders), and merchant processing (services for financial institutions which make arrangements with merchants for the acceptance of credit cards as methods of payment). FDR provides these services for approximately 1,400 card issuers, and is the largest commercial credit card processor in the world.

     FDR provides data processing, credit card reissuance, statementing, inbound customer service telephone calls and interbank settlement for the Company. Applications processing has been handled internally by the Company since September 1995. Back office support for mail inquiries and fraud management were internalized in April 1996. The Company believes that its relationship with FDR allows it to achieve operational efficiencies while remaining flexible enough to handle additional growth. Furthermore, the Company's agreement with FDR allows the Company to internalize specific operational functions if the Company desires.

     The Company generally assesses periodic finance charges on an account if the cardholder has not paid the balance in full from the previous billing cycle. These finance charges are based upon the average daily balance outstanding on the account during the monthly billing cycle. Payments by cardholders to the Company on the accounts are processed and applied first to any billed and unpaid fees, next to billed and unpaid finance charges and then to billed and unpaid transactions in the order determined by the Company. If a payment in full is not received prior to 25 days after the statement cycle date (the "Payment Date"), finance charges are imposed on all purchases from the date of the transaction to the statement cycle date. Finance charges are also imposed on each cash advance from the day such advance is made until the advance is paid in full. The finance charge is applied to the average daily balance. The average daily balance is the sum of the daily unpaid balances of purchases and cash advances on each day of the monthly billing cycle divided by the number of days in such monthly billing cycle. Such unpaid balances are determined by deducting payments and credits, adding any unpaid finance charges and late charges and adding new purchases, cash advances and other charges, in each case as of the date of the transaction. Many cardholders are given a grace period. For most cardholders, if the entire balance on the account is paid during the grace period, a finance charge is not imposed. Certain cardholders are not given a grace period, depending on the credit card terms offered, which are determined by the prospect's risk profile prior to solicitation.

     The Company generally assesses an annual fee of $30; however, annual fees may range from zero to $48, depending on the specific offer received by the cardholder ($60 for some secured cards). For most accounts, the annual fee is billed 90 days after the account is opened and annually on each anniversary thereafter. The Company may waive the annual membership fees, or a portion thereof, in connection with the solicitation of new accounts depending on the credit terms offered, which are determined by the prospect's risk profile prior to solicitation or when the Company determines a waiver to be necessary in order to be competitive. In addition to the annual fee, the Company may charge accounts certain other fees including: (i) a late fee with respect to any unpaid monthly payment if the Company does not receive the required minimum monthly payment by the Payment Date, (ii) a cash advance fee for each cash advance,
(iii) a fee with respect to each check submitted by a cardholder in payment of an account which is not honored by the cardholder's bank, and (iv) an overlimit charge if, at any time during the billing cycle, the total amount owed exceeds the cardholder's credit line by at least $30 due to transaction activity.

     Each cardholder is subject to an agreement governing the terms and conditions of the accounts. Pursuant to such agreements, the Company reserves the right to change or terminate certain terms, conditions, services and features of the account (including periodic finance charges, late fees, returned check charges and any other charges or the minimum payment), subject to the conditions set forth in the account agreement.

     Monthly billing statements are sent to cardholders by FDR on behalf of the Company. When an account is established, it is assigned a billing cycle. Currently, there are 21 billing cycles and each such cycle has a separate monthly billing date based on the respective business day the cycle represents in each calendar month. On a set billing date each month, a statement is sent to all accounts with an outstanding balance greater than $1.00. Cardholders must make a minimum monthly payment of the greater of $10.00 or 2.0% of the outstanding balance, or the balance of the account if the balance is less than $10. Payment is due upon receipt of the statement. If the minimum payment is not collected within 25 days after the statement cycle date, the account is considered delinquent.

     Most merchant transactions by cardholders are authorized online. The remaining transactions generally are low dollar amounts, typically below $50.00. Transactions are automatically rejected if delinquency exceeds 10 days on unsecured accounts. Transactions are allowed up to 10 days of delinquency depending on the length of time that the account has been open and the behavior score of the account. All authorizations are handled through the Adaptive Control System.

     Extended Service Plans

     Fingerhut has offered extended service plans that provide warranty service coverage beyond the manufacturer's warranty to its catalog merchandise customers since 1990. These plans were historically marketed to customers who purchase consumer electronics from Fingerhut, but the Company has recently begun to offer these plans for jewelry and furniture. In general, the Company's extended service plans provide customers with the ability to have their purchases repaired, cleaned or replaced within certain parameters determined by the Company.

     Types of Plans. Within the warranty industry, extended service plans are available for a wide variety of products, including consumer electronics, furniture, jewelry, automotive products, and household mechanical systems such as heating, plumbing and electrical systems. Currently the Company is focusing on consumer electronics, furniture, and jewelry ("Warrantable Products") purchased through Fingerhut's catalogs.

     For consumer electronics (e.g., video and VCR equipment, home and car stereos, televisions, computers, and vacuum cleaners) Fingerhut Customers may purchase extended service plans that give them the ability to have their purchases repaired or replaced in the case of electrical or mechanical failure or defects in materials and workmanship. Currently the Company has contracted with a third party to provide customer service and claims fulfillment. Customers who need to obtain repair service for their purchase first must call the third party's customer service center to arrange for such service. The third party locates the authorized repair center closest to the customer, contacts the repair center to give them an authorization number, and directly reimburses the repair center for the customer's claim. For most consumer electronics, the customer must deliver the merchandise to the repair center and pick up the merchandise after the repair is complete, but certain purchases may be repaired in the customer's home.

     Quality Jewelry Care(TM), the Company's extended service plan for jewelry, was launched in July 1995. The services provided to Quality Jewelry Care customers include repair, soldering, ring sizing, and cleaning, for which the Company contracts with Fingerhut. To submit a claim, the customer must mail the item to the Company, which returns the item to the customer after it has been repaired or cleaned, typically within 4 to 6 weeks.

     The Company's extended service plan program for furniture is called Quality Furniture Care(R) and was launched in November 1995. The services provided to Quality Furniture Care customers include stain cleaning, structural defect or damage repair, or replacement if the merchandise cannot be fixed. Customers who need to have their furniture purchase repaired or cleaned first go to any repair or service provider and receive an estimated cost for the service. If the estimated cost does not exceed $100, the customer pays for the service and submits the bill to the Company for reimbursement. If the estimated cost exceeds $100, the customer must call the Company's customer service representatives and receive authorization to have the service performed. Once authorization is received, the customer pays for the service and submits the bill to the Company for reimbursement.

     Sales and Marketing. When Fingerhut Customers purchase Warrantable Products, they have the option to buy an extended service plan. For consumer electronics, approximately 30% of the Company's extended service plans are originated through the on-page print advertisement located within Fingerhut's catalogs and other direct marketing materials; the remainder are originated through telemarketing. Substantially all of the Quality Furniture Care and Quality Jewelry Care plans are originated through telemarketing and other direct marketing programs. In order to maximize the efficiency of its marketing programs, the Company has developed proprietary targeting models which enable it to predict which customers will be most responsive to its extended service plan direct marketing efforts. The Company was able to increase its penetration rates in the extended service plan business during 1994 and 1995 by implementing a program of both inbound and outbound telemarketing to buyers of Fingerhut merchandise. The Company further increased penetration rates during the latter part of 1995 and the first half of 1996 by introducing two new extended service plan products covering furniture and jewelry purchases. These efforts have enabled the Company to increase the number of extended service plans sold by Fingerhut and provided by the Company from approximately 359,000 plans in 1994 (15% of Warrantable Products) to approximately 322,000 plans for the first six months of 1996 (24% of Warrantable Products). See "Transactions Between FCI and the Company -- Extended Service Plan Agreement" and Note 6 of "Selected Historical Financial and Operating Data".

     Most of the Company's extended service plans begin at the point in time when the manufacturer's warranty ends and continue for two years from the date of the product purchase (three to five years in limited cases). The customer pays Fingerhut a one-time fee for this coverage based on the price of the product and the expected claims. The Company also offers customers the opportunity to renew their coverage in one-year extensions upon payment of an additional fee for each renewal.

     For Fingerhut's consumer electronics products, the cost of the initial purchase of a two-year extended service plan ranges from $19.99 to $139.99 and the cost to renew the extended service plan after the first two years ranges from $29.99 to $199.99 per year. Customers may purchase a two-year service plan for a fee which ranges from $29.99 to $69.99 for Quality Furniture Care, or from $14.99 to $49.99 for Quality Jewelry Care. The Company charges Fingerhut a fee for each extended service plan sold by Fingerhut based on the retail price and the method of sale.

     Operations. Currently claims risk and claims processing for electronics items are the responsibility of a third party, but the Company is responsible for claims risk and claims processing for furniture and jewelry. In 1997, the Company will internalize all operations related to extended service plans for consumer electronics, and will incur the resulting claims risk. Initially a third party was responsible for the customer service, claims liability, and claims fulfillment of Quality Furniture Care; however, in February of 1996, the Company assumed responsibility for all customer service, claims liability, and claims fulfillment related to this program. The Company has been responsible for customer service, claims liability, and claims risk for Quality Jewelry Care since its inception.

     Strategic Opportunities. Management believes that extended service plans present a strategic opportunity beyond the Fingerhut customer base. Many extended service plans are sold by retailers at the point of sale, but few retailers follow up their point of sale efforts with direct marketing programs aimed at increasing their penetration rates. The Company intends to seek relationships with third-party retailers that would allow the Company to market extended service plans to the retailers' customers. The Company believes that it is well positioned to integrate its systems capabilities, customer service and operations infrastructure, and direct marketing expertise in order to augment the sale of extended service plans to customers of third-party retailers.

     Fee-based Products

     Metris currently sells a variety of fee-based products and services both to its credit card customers and to Fingerhut Customers, including (i) third-party insurance, (ii) programs such as card registration, shopping and dining clubs, and (iii) debt waiver protection for unemployment, disability, and death. In addition, the Company develops customized targeted mailing lists, utilizing both the Company's and Fingerhut's databases, for external companies to use in their own financial service product solicitation efforts that do not directly compete with those of the Company. The Company has achieved a penetration rate of approximately 53% for fee-based products.

     The Company currently markets the following programs:

     Account Protection Plus. The Company has developed a proprietary debt waiver program that protects customers from interest charges on the Company's credit cards in the event that they become disabled, unemployed, or deceased. In the event of unemployment or disability, the customer's account is "frozen" for six months, with no payments due or interest accruing during this time. In the event of death, the amount due is waived and the account is closed. Because this is an internally administered program, the Company is responsible for all of the program's associated costs. Account Protection Plus currently contributes a material portion of the Company's net income.

     Account Benefit Plan. This debt waiver program, an alternative to Account Protection Plus, forgives the customer's balance due in the event of death but does not provide benefits in the event of unemployment or disability.

     Card Registration. The Company has an agreement with a third-party vendor to offer a card registration service to the Company's credit card customers. In addition to keeping track of all of the customer's credit card accounts and reporting lost or stolen cards as the need arises, the service also provides safekeeping of important documents. Under the current agreement, the Company and the third party vendor share billed revenues for this program; however, the Company intends to internalize this program and will then be responsible for all of its associated costs and revenues.

     Membership Clubs. The Company has a cooperative marketing arrangement with a third party to market the third party's memberships in discount clubs, which are automobile purchase, shopping and dining clubs, in conjunction with its new credit card account acquisitions. The Company's arrangement with this third party enables the Company to acquire new credit card customers at a substantially reduced cost.

     Accidental Death Insurance. The Company earns a commission from a third-party insurance administrator for the marketing of an accidental death insurance program. The Company markets the insurance program to its credit card customers. Although the Company markets the program, the third-party administrator fulfills and underwrites the policies.

     Tailored List Development. The Company currently works with several companies to develop targeted mailing lists and earns revenue for each name that is solicited by the companies from these mailing lists. The Company also earns revenue from the sale of advertising space included in its monthly billing statements.

SECURITIZATION

     The Company finances the growth in its credit card accounts receivable through a commonly used form of asset backed securitization known as a master trust. A securitization involves the transfer by the Company of loans generated by a pool of credit card accounts to the master trust. Direct Merchants Bank sells its loans to the Company, which then sells them to a bankruptcy-remote special purpose subsidiary (the "Transferor"), which in turn transfers the loans to the master trust. The trust is authorized to sell multiple series and classes of certificates of beneficial ownership interests in the loans and other assets that are part of the trust. Both the loans and the certificates held by third parties are removed from the Company's balance sheet for financial and regulatory accounting purposes. For tax purposes, the certificates are treated as secured debt of the special purpose subsidiary.

     The master trust was formed pursuant to a pooling and servicing agreement between the Transferor, Direct Merchants Bank as servicer, and a bank trustee. The master trust has two series of certificates outstanding: Series 1995-1 variable funding certificates with maximum proceeds of $1,025.2 million, and Series 1996-1 with proceeds of $655.5 million.

     Subject to limitations on the number of new accounts that may be added in any year without rating agency approval, all loans in substantially all Direct Merchants Bank credit card accounts are transferred to the master trust. The loans transferred to the trust include those outstanding in the selected accounts at the time certificates representing participation interests in the trust are sold, and those arising under the accounts from time to time. The Company also transfers to the trust for the benefit of the certificateholders the cash collected in payment of the loans, interest and fees. The credit quality of the loans is supported by a credit enhancement, generally in the form of a subordinated interest in the trust or a cash collateral account. The Company may be required to designate additional accounts to the extent they are available and transfer present and future loans relating to such additional accounts to the trust if the amount of the loans in the trust declines below a minimum dollar amount. All additional accounts transferred to the trust must meet the same eligibility standards imposed on the existing accounts. All proceeds of the loans and the annual fees, cash advance fees, late fees and similar fees received or to be received for each account are similarly transferred to the trust. Interchange fees have not been transferred to the trust in the Company's existing transactions.

     Certificates representing beneficial ownership interests in the master trust assets are sold to investors. The Transferor receives the proceeds of the sale and uses the proceeds to purchase more loans from the Company. The amount of loans transferred to the trust for the benefit of the certificateholders always exceeds the initial principal amount of the certificates sold to investors. Consequently, the Company retains an interest in the trust in an amount equal to the amount of the retained subordinated certificates of each series held by the Transferor plus the amount equal to the loans in excess of the principal balance of the certificates. The Company's interest in the trust varies as the credit card account holders make principal payments and incur new charges on the designated accounts.

     Direct Merchants Bank acts as servicer and receives servicing fees generally equal to 2% per annum of the certificates sold to investors and collateralized by the securitized loans. As servicer, Direct Merchants Bank continues to provide customer service and all other services typically performed for its customers. Accordingly, its relationship with its credit card customers is not affected by the securitization.

     During the revolving period relating to a series of certificates, the certificateholders are entitled to receive periodic interest payments at a fixed rate, a floating rate or a variable rate. The interest rate on the existing fixed rate certificate is substantially below the yield on the pool of loans. The existing floating rate certificates are based on a LIBOR calculation and the existing variable rate certificates are based on a commercial paper cost of funds rate. Certificates may contain built-in interest rate caps, although the master trust has issued only uncapped certificates to date. The Company has purchased interest rate caps for certain certificates. Since all of the Company's credit card accounts currently have variable rates of interest, the floating rate issuance also has a rate substantially below the yield on the pool of loans. Cardholder payments in excess of the amount needed to pay the rate of interest are used to pay the servicing fee, to absorb the investors' share of credit losses and to pay other master trust expenses, and, finally, paid to the Transferor.

     After the revolving period relating to a series of certificates, the amortization period for that series commences. Certificateholders are entitled to receive principal payments either through monthly payments during an amortization period or in one lump sum after an accumulation period. Amortization may begin sooner in certain circumstances, including if the annualized portfolio yield (consisting, generally, of interest, annual fees and other credit card fees) net of credit losses for a three-month period drops below the sum of the certificate rate payable to investors and loan servicing fees during the period or if certain other events occur.

     Prior to the commencement of the amortization period relating to a series of certificates, all principal payments received on the trust receivables are reinvested in new loans of the selected accounts for the benefit of the trust. During an amortization period, the investors' share of principal payments are paid to the certificateholders until they are paid in full. Acceleration of the amortization period would accelerate the Company's funding requirement with respect to the underlying loans. The trust will continue in existence until the earliest of the date on which all certificateholders of all series are repaid the principal amounts of their certificates, at which time all remaining loans and funds held in the trust are reassigned to the Transferor, the occurrence of an insolvency event (as defined therein), and May 26, 2095.

COMPETITION

     As a marketer of consumer credit products, the Company faces increasing competition from numerous providers of financial services, many of which have greater resources than the Company. In particular, the

Company competes with national, regional and local bank card issuers as well as other general purpose credit card issuers, such as American Express, Discover Card and Diners Club. Over 6,000 issuers are affiliated with MasterCard alone. The 20 largest issuers accounted for nearly 65% (based on receivables outstanding) of the market for general purpose credit cards in June 1996; many of these issuers are substantially larger and have more seasoned credit card portfolios than the Company and often compete for customers by offering lower interest rates and/or fee levels. In general, customers are attracted to credit card issuers largely on the basis of price, credit limit and other product features and customer loyalty is often limited. However, the Company believes that its strategy of focusing on an underserved market and its access to information from the Fingerhut Database, not available to other credit card issuers, will allow it to more effectively compete in the market for moderate income cardholders. See "Business -- Strategy".

     During the term of the Extended Service Plan Agreement, Fingerhut will only offer its customers extended service plans provided by Metris. As the Company attempts to expand its business to market extended service plans to the customers of third-party retailers, it will compete with manufacturers, financial institutions, insurance companies and a number of independent administrators, many of which have greater operating experience and financial resources than the Company.

     There are numerous competitors in the fee-based products market, including insurance companies, financial service institutions and other membership-based consumer services providers, many of which are larger, better capitalized and more experienced than the Company. During the term of the Database Access Agreement, Metris has the exclusive right to use the Fingerhut Database to market these products to Fingerhut Customers. The Company believes that its relationship with its customers and its experience in direct marketing will enable it to maintain and grow its fee-based products business.

REGULATION

     The Company and Direct Merchants Bank

     Direct Merchants Bank is a limited purpose credit card bank chartered as a national banking association and a member of the Federal Reserve System, the deposits of which are insured by the Bank Insurance Fund of the FDIC. Direct Merchants Bank is subject to comprehensive regulation and periodic examination by the OCC, Federal Reserve Board and the FDIC. Direct Merchants Bank is not a "bank" as defined under the Bank Holding Company Act of 1956, as amended (the "BHCA") because it (i) engages only in credit card operations, (ii) does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others, (iii) does not accept any savings or time deposit of less than $100,000, (iv) maintains only one office that accepts deposits and (v) does not engage in the business of making commercial loans. As a result, the Company is not a bank holding company under the BHCA. If Direct Merchants Bank failed to meet the credit card bank criteria described above, Direct Merchants Bank's status as an insured bank would make the Company subject to the provisions of the BHCA. The Company believes that becoming a bank holding company would adversely affect FCI's ability to engage in its current activities and would limit the Company's ability to pursue future opportunities.

     Due to Direct Merchants Bank's status as a limited purpose credit card bank, any non-credit card operations conducted by the Company in the future must be conducted through other subsidiaries of the Company. The Company may in the future establish additional non-bank subsidiaries that will enable it to originate various non-credit card products. In addition, for purposes of the BHCA, if Direct Merchants Bank failed to qualify as a credit card bank, any entity that acquired direct or indirect control of the Company and also engaged in activities not permitted for bank holding companies could be required either to discontinue the impermissible activities or to divest itself of control of the Company.

     Exportation of Interest Rates and Fees

     Under current judicial interpretations of Federal law, national banks such as Direct Merchants Bank may charge interest at the rate allowed by the laws of the state where the bank is located, and may "export" interest rates by charging the interest rate allowed by the laws of the state where the bank is located on loans to borrowers in other states, without regard to the laws of such other states.

     The Supreme Court of the United States recently held that national banks may also impose late-payment fees allowed by the laws of the state where the national bank is located on borrowers in other states, without regard to the laws of such other states. The Supreme Court based its opinion largely on its deference to a regulation adopted by the Comptroller of the Currency that includes certain fees, including late fees, overlimit fees, annual fees, cash advance fees and membership fees, within the term "interest" under the provision of the National Bank Act that has been interpreted to permit national banks to export interest rates. As a result, national banks such as Direct Merchants Bank may impose such fees.

     Dividends and Transfers of Funds

     There are various Federal limitations on the extent to which Direct Merchants Bank can finance or otherwise supply funds to the Company and its affiliates through dividends, loans or otherwise. These limitations include minimum regulatory capital requirements and restrictions concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act governing transactions between a bank and its affiliates, and general Federal regulatory oversight to prevent unsafe or unsound banking practices. In general, Federal law prohibits a national bank such as Direct Merchants Bank from making dividend distributions if such distributions are not paid out of available earnings or would cause the bank to fail to meet applicable capital adequacy standards. The right of the Company, its shareholders and its creditors to participate in any distribution of the assets or earnings of Direct Merchants Bank is further subject to the prior claims of creditors of Direct Merchants Bank.

     Comptroller of the Currency

     Capital Adequacy. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the Federal banking agencies to implement systems for "prompt corrective action" for insured depository institutions that are not at least adequately capitalized. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending upon the category in which an institution is classified. Failure to meet the capital guidelines could also subject a bank to capital raising requirements. In addition, FDICIA requires the banking agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation. FDICIA also provides that regulatory action may be taken against a bank that does not meet such standards.

     The OCC, Direct Merchants Bank's primary Federal regulator, has adopted regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leveraged capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6 percent, a total capital ratio of at least 10 percent and a leverage ratio of at least 5 percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4 percent, a total capital ratio of at least 8 percent and a leverage ratio of at least 4 percent (3 percent in some cases). Under these guidelines, Direct Merchants Bank is considered well capitalized.

     The OCC has also adopted a final rule amending risk-based capital standards to consider explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates when evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. The evaluation will be made as a part of the institution's regular safety and soundness examination. The banking agencies also have sought public comment on a proposed interagency policy statement regarding the measurement and assessment of interest rate risk. This proposal, while still under consideration, would require banks with interest rate risk in excess of defined thresholds to maintain additional capital beyond that generally required.

     FDICIA. FDICIA revised sections of the Federal Deposit Insurance Act affecting bank regulation, deposit insurance and provisions for funding of the Bank Insurance Fund administered by the FDIC. FDICIA (i) revised bank regulatory schemes embodied in several other Federal banking statutes, (ii) linked explicitly the bank regulators' authority to intervene to the deterioration of a bank's capital level, (iii) required each company having control of a bank to guarantee an undercapitalized bank's compliance with a capital restoration plan,
(iv) imposed new safety and soundness standards on management and operations of a bank, (v) placed limits on real estate lending and (vi) tightened audit requirements. FDICIA also requires the FDIC to implement a system of risk-based premiums for deposit insurance pursuant to which the premiums paid by a depository institution will be based on the probability that the FDIC will incur a loss in respect of such institution. The FDIC has since adopted a system that imposes insurance premiums based upon a matrix that takes into account a bank's capital level and supervisory rating. Accordingly, given Direct Merchants Bank's capital level and supervisory rating, Direct Merchants Bank pays the lowest rate on deposit insurance premiums.

     Direct Merchants Bank may accept brokered deposits as part of its funding. Under FDICIA, only "well capitalized" and "adequately capitalized" banks may accept brokered deposits. "Adequately capitalized" banks, however, must first obtain a waiver from the FDIC before accepting brokered deposits and such deposits may not pay rates that significantly exceed the rates paid on deposits of similar maturity from the bank's normal market area or the national rate on deposits of comparable maturity, as determined by the FDIC, for deposits from outside the bank's normal market area. Direct Merchants Bank does not at present rely on brokered deposits to fund its operations.

     Changes in Directors and Senior Executive Officers. Direct Merchants Bank is required to give written notice at least 30 days prior to the effective date of any new director or senior executive officer (as well as the employment or change in responsibilities of any individual to a position as a senior executive officer) in the event the bank has undergone a change in control within two years or in the event the bank is not in compliance with certain minimum capital requirements or is otherwise in a troubled condition. A proposed director (or senior executive officer) may begin service upon the expiration of the 30-day period following acceptance of a completed notice, unless the OCC issues a notice of disapproval before the end of the 30-day period.

     Lending Activities

     Direct Merchants Bank's activities as a credit card lender are also subject to regulation under various Federal laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act (the "CRA") and the Soldiers' and Sailors' Civil Relief Act. Regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order Direct Merchants Bank to pay restitution to injured cardmembers. Cardholders may also bring actions for certain alleged violations of such regulations. Federal and state bankruptcy and debtor relief laws also affect Direct Merchants Bank's ability to collect outstanding balances owed by cardholders who seek relief under these statutes.

     The OCC and other Federal banking agencies have recently revised their regulations under the CRA that could affect the activities of Direct Merchants Bank. These regulations subject limited purpose banks, including Direct Merchants Bank, to a "community development" test for evaluating required CRA performance. The community development performance of a limited purpose bank is evaluated pursuant to various criteria involving community development lending, qualified investments and community development services.

     Legislation

     From time to time legislation has been proposed in Congress to limit interest rates that could be charged on credit card accounts; however, the Company does not anticipate any serious effort by Congress to enact such a limitation in the current session of Congress.

     Investment in the Company and Direct Merchants Bank

     Certain acquisitions of capital stock may be subject to regulatory approval or notice under Federal law. Investors are responsible for insuring that they do not directly or indirectly acquire shares of capital stock of the Company in excess of the amount which can be acquired without regulatory approval.

     Although Direct Merchants Bank qualifies as a credit card bank under the BHCA, it is an "insured depository institution" within the meaning of the Change in Bank Control Act. Consequently, Federal law and regulations will prohibit any person or persons acting in concert from acquiring control of the Company without, in most cases, prior written approval of the OCC. Control is conclusively presumed if, among other things, a person acquires more than 25% of any class of voting stock of the Company. However, under certain circumstances, a notice may be required if a person or persons acting in concert acquire or control 10% of any class of voting stock.

     Interstate Taxation

     Several states have passed legislation which attempts to tax the income from interstate financial activities, including credit cards, derived from accounts held by local state residents. Based on current interpretations of the enforceability of such legislation, coupled with the volume of its business in these states, the Company believes that this will not materially affect Direct Merchants Bank.

     Fair Credit Reporting Act

     The Fair Credit Reporting Act ("FCRA") regulates "consumer reporting agencies". Under the FCRA, an entity risks becoming a consumer reporting agency if it furnishes "consumer reports" to its affiliates or third parties. A "consumer report" is a communication of information which bears on a consumer's creditworthiness, credit capacity, credit standing or certain other characteristics and which is collected or used or expected to be used to determine the consumer's eligibility for credit, insurance, employment or certain other purposes. The FCRA explicitly excludes from the definition of "consumer report" a report containing information solely as to transactions or experiences between the consumer and the entity making the report.

     It is the objective of the Company and Fingerhut to conduct their operations in a manner which would fall outside the definition of "consumer reporting agency" under the FCRA. If the Company or Fingerhut were to become a consumer reporting agency, however, it would be subject to a number of complex and burdensome regulatory requirements and restrictions, including restrictions limiting the Company from using information from the Fingerhut Database and furnishing information to third parties. Such restrictions could have a significant adverse economic impact on the Company's results of operations and future prospects. See "Risk Factors -- Regulation" and "-- Dependence on Fingerhut".

EMPLOYEES

     As of July 31, 1996, the Company had approximately 350 employees located in Minnesota, Utah and Oklahoma. None of the Company's employees are represented by a collective bargaining agreement. The Company considers its relations with its employees to be good.

PROPERTIES

     The Company's principal executive offices are located in leased premises in St. Louis Park, Minnesota. The Company also leases office space for Direct Merchants Bank in Salt Lake City, Utah and for the Company's operations in Tulsa, Oklahoma. The Company believes that its facilities are suitable to its businesses and that it will be able to lease or purchase additional facilities as its needs require.

LEGAL PROCEEDINGS

     The Company is not involved in any legal proceeding that management believes may have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who currently serve as directors or executive officers of the Company. Each executive officer has been elected to the indicated office with the Company in connection with its incorporation in 1996 and serves at the discretion of the Board of Directors of the Company. Two of the Company's executive officers currently are executive officers of FCI.

            NAME               AGE                      POSITION
----------------------------   ----   --------------------------------------------
Theodore Deikel.............    60    Chairman of the Board
Ronald N. Zebeck............    41    President, Chief Executive Officer and
                                      Director
Peter G. Michielutti........    40    Senior Vice President, Business Development
Douglas B. McCoy............    49    Vice President, Operations
Robert W. Oberrender........    36    Vice President, Chief Financial Officer
Douglas L. Scaliti..........    38    Vice President, Marketing
David R. Reak...............    37    Vice President, Credit Risk
Dudley C. Mecum.............    61    Director
Michael P. Sherman..........    44    Director
Frank D. Trestman...........    61    Director

     Theodore Deikel is the non-executive Chairman of the Board of Directors of the Company. He has been Chairman of the Board, Chief Executive Officer and President of FCI since 1989. Prior to that he was Executive Vice President of a predecessor of The Travelers Inc. and Chairman of its specialty retailing division (which included FCI) and was Chief Executive Officer of Fingerhut from 1975 to 1983. Mr. Deikel also serves as a director of FCI.

     Ronald N. Zebeck is President and Chief Executive Officer and a director of the Company. He has been President of a subsidiary of the Company since March 1994 and has served as Chief Executive Officer of Direct Merchants Bank since July 1995. Mr. Zebeck was Managing Director, GM Card Operations of General Motors Corporation from 1991 to 1993, Vice President, Marketing and Strategic Planning of Advanta Corporation (Colonial National Bank USA) from 1987 to 1991, Director of Strategic Planning of TSO Financial (later Advanta Corporation) from 1986 to 1987 and held various credit card and credit-related positions at Citibank affiliates from 1976 to 1986. He is also a director of MasterCard International, Inc.

     Peter G. Michielutti is Senior Vice President, Business Development. He is also Senior Vice President, Chief Financial Officer of FCI, a position he has held since July 1995. For 16 years prior to joining FCI, he held various positions with divisions/subsidiaries of Household International Inc. (consumer finance services): Executive Director and Chief Financial Officer of Household Credit Services from May 1992 to July 1995, Vice President -- Financial Administration -- Canada of Household Financial Corporation Limited from March 1991 to May 1992, Vice President -- Financial Administration of Household Bank FSB from August 1990 to March 1991, and various controller and finance positions from 1979 to 1991.

     Douglas B. McCoy is Vice President, Operations and has held that position with a subsidiary of the Company since January 1995. In addition, he has been President of Direct Merchants Bank since July, 1995. Prior to joining the Company, he was Vice President, Credit Administration of USAA Federal Savings Bank from September 1994 to January 1995, Assistant Vice President, Credit Administration, of Bank of Oklahoma from July 1984 to September 1994, Assistant Vice President, Operations of First National Bank of Tulsa from May 1982 to July 1984 and Assistant Vice President, Credit Card Marketing, of The Bank of New Orleans from April 1978 to April 1982.

     Robert W. Oberrender is Vice President, Chief Financial Officer of the Company. He is also Vice President, Treasurer of FCI, a position he has held since July 1994, and was Assistant Treasurer of FCI from February 1993 until 1994. Mr. Oberrender was Vice President, Corporate Finance & Banking Group of Chemical Bank (now The Chase Manhattan Bank) for more than five years before joining FCI.

     Douglas L. Scaliti is Vice President, Marketing and has held that position with a subsidiary of the Company since September 1994. For the 12 years prior to joining the Company, he held several positions at Advanta Corporation (Colonial National Bank USA): Senior Marketing Manager, Credit Cards from 1987 to 1994, Operations Consultant, Profit Improvement from 1985 to 1987 and Credit Operations Manager from 1982 to 1985. Prior to that he was Assistant Branch Manager of Avco Financial Services from 1980 to 1982. Mr. Scaliti also serves on the First Data Resources Advisory Group.

     David L. Reak is Vice President, Credit Risk and has held that position with a subsidiary of the Company since December 1995. For 12 years prior to joining the Company, he had several positions at American Express, Travel Related Services Company, including: Senior Manager, Credit Risk Management European and Middle East from 1994 to December 1995, Senior Manager, Credit Risk Management U.S. Consulting Group from 1992 to 1994, Project Manager, Credit Research and Analysis from 1990 to 1992.

     Dudley C. Mecum is a director of the Company. He has been a partner in the firm of G.L. Ohrstrom & Co., a merchant banking firm, since 1989 and was Chairman of Mecum Associates, Inc., a management consulting company, from 1987 to 1989. Mr. Mecum is also a director of FCI, The Travelers Inc., Lyondell Petrochemical Corporation, Vicorp Restaurants, Inc., DynCorp, Roper Industries, Inc. and Harrow Industries, Inc.

     Michael P. Sherman is a director and is also Secretary of the Company. He has been Senior Vice President, Business Development, General Counsel and Secretary of FCI since May 1996. Prior to joining FCI, he was Executive Vice President, Corporate Affairs, General Counsel and Secretary of Hanover Direct, Inc., a catalog retailer, for more than the previous five years.

     Frank D. Trestman is a director of the Company and is President of Trestman Enterprises, an investment and business development firm. He has been a consultant to McKesson Corporation and is the former Chairman of the Board and Chief Executive Officer of Mass Merchandisers, Inc., a distributor of non-food products to grocery retailers and now a subsidiary of McKesson Corporation. Mr. Trestman is also a director of Insignia Systems, Inc. and Best Buy, Inc.

     Officers of the Company are elected by, and hold office at the will of, the Board of Directors and do not serve a "term of office" as such.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently consists of the individuals listed above as directors, three of whom are currently directors and/or officers of FCI. Each of these individuals was appointed a director in connection with the Company's incorporation in 1996. At or following the Offering, the Company will appoint one additional director not affiliated with the Company or FCI.

     The new director to be appointed to the Board at the time of or following the Offering will be appointed by a majority vote of the directors then in office as specified in the Company's Certificate of Incorporation. It is contemplated that the size of the Board of Directors will be increased from its current size to such number as the Board of Directors may determine to be appropriate in connection with the Offering.

     In accordance with the terms of the Certificate of Incorporation, so long as FCI beneficially owns at least 51% of the voting power of the then outstanding stock of the Company, directors will hold office for one year terms and be elected at each annual meeting of the shareholders of the Company. At the time that FCI no longer beneficially owns 51% or more of the voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), the Board of Directors will be divided into three classes, designated as Class I, Class II and Class III, respectively, with staggered three-year terms of office. At each annual meeting thereafter, directors who are elected to succeed the class of directors whose terms expire at that meeting will be elected for three-year terms.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors may establish committees which may exercise the powers delegated to such committees by the Board of Directors. After the consummation of the Offering, the newly constituted Board of Directors is expected to consider the establishment of certain committees, including an Audit Committee and a Compensation Committee.

     The Audit Committee will be composed entirely of outside directors who are independent of the management of the Company and are free from any relationship that in the opinion of the Board of Directors would interfere with their exercise of independent judgment. The Audit Committee will supervise and review the Company's accounting and financial services, make recommendations to the Board of Directors as to nomination of independent auditors, confer with the independent auditors and internal auditors regarding the scope of their proposed audits and their audit findings, reports and recommendations, review the Company's financial controls, procedures and practices, approve all nonaudit services by the independent auditors and review transactions between the Company and its affiliates.

     The Compensation Committee will set the compensation of all the Company's executive officers, approve, adopt and administer compensation plans, administer and grant stock options under the Company's stock option plans, review administration of the Company's benefit plans and the Company's employee benefit policies and also review and make recommendations to the Board of Directors on matters relating to compensation of all officers.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not employees of the Company or FCI will receive an annual retainer of $15,000 for membership on the Board of Directors, including service on committees of the Board, and an attendance fee of $1,000 for each regular or special meeting attended of the Board of Directors or any committee thereof. The directors designated and serving as the chairpersons of the Audit Committee and of the Compensation Committee also will receive annual retainers of $2,000 each for service as chairpersons of such committees. Non-employee directors will receive an initial grant of 5,000 stock options with an exercise price per share equal to the price to the public in connection with the Offering and will receive annual grants of 1,000 stock options with exercise prices equal to the fair market value of the Common Stock on the respective grant date for each subsequent year they serve as directors of the Company. Directors employed by the Company or FCI will receive no directors' fees or directors' stock options. In addition, the Company will reimburse reasonable travel, lodging and other incidental expenses incurred by directors in attending meetings of the Board of Directors and committees. The Chairman of the Board will be granted options to purchase 275,000 shares of Common Stock at the public offering price.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth cash and noncash compensation paid for each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers who were serving as executive officers at December 31, 1995. Prior to the Offering, executive compensation was established by the FCI Compensation Committee. It is anticipated that, following the Offering, the Compensation Committee of the Board of Directors of the Company will review the compensation established for the executive officers and may revise such compensation based upon such standards and peer company comparisons as the Committee deems appropriate at such time.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                 ANNUAL COMPENSATION             ------------
                                        -------------------------------------     SECURITIES
                                                                 OTHER ANNUAL     UNDERLYING      ALL OTHER
           NAME AND                                              COMPENSATION      OPTIONS       COMPENSATION
    PRINCIPAL POSITION(1)       YEAR    SALARY($)    BONUS($)       ($)(2)          (#)(3)          ($)(4)
------------------------------  ----    ---------    --------    ------------    ------------    ------------
Ronald N. Zebeck..............  1995    $ 358,481    $496,272      $ 55,008         105,000        $ 16,500
  Chief Executive Officer       1994    $ 275,962    $211,735      $ 53,060          75,000        $790,000
                                1993           --          --            --              --              --
Peter G. Michielutti..........  1995    $ 108,173    $143,000      $ 44,188          30,000        $ 35,453
  Sr. Vice President, Business  1994           --          --            --              --              --
  Development                   1993           --          --            --              --              --
Douglas B. McCoy..............  1995    $ 134,616    $175,000      $ 10,279          13,500        $  8,607
  Vice President, Operations    1994           --          --            --              --              --
                                1993           --          --            --              --              --
Robert W. Oberrender..........  1995    $ 122,512    $109,452      $ 21,473          20,000        $ 16,500
  Vice President, Chief         1994    $ 111,731    $ 65,766      $ 10,651           8,500        $ 10,620
  Financial Officer             1993    $  88,077    $ 40,797      $ 20,178          19,000        $ 34,365
Douglas L. Scaliti............  1995    $ 108,654    $105,635      $    250           3,500        $  5,038
  Vice President, Marketing     1994    $  33,462    $ 15,000      $ 22,508           2,500        $  7,257
                                1993           --          --            --              --              --

-------------------------
(1) Mr. Zebeck commenced employment with the Company in March 1994; Mr. Michielutti commenced employment with Fingerhut and became an officer of the Company in July 1995; Mr. McCoy commenced employment with the Company in January 1995; and Mr. Scaliti commenced employment with the Company in September 1994. Mr. Oberrender is employed by Fingerhut. The amounts shown for Mr. Michielutti and Mr. Oberrender were paid to them as Fingerhut employees. The allocations paid by the Company to FCI under the Administrative Services Agreement for treasury and finance services reflect services provided by Mr. Michielutti and Mr. Oberrender to the Company.

(2) Amounts reported under "Other Annual Compensation" represent perquisites or other personal benefits, cash payments designated as an auto allowance and tax reimbursement payments. In accordance with rules of the Securities and Exchange Commission, certain perquisites and other personal benefits totaling less than $50,000 or 10% of a named executive officer's salary and bonus have been omitted.

(3) All amounts represent option grants under option plans of FCI. These options will terminate if the Company ceases to be a subsidiary of FCI.

(4) Amounts disclosed in this column represent the following amounts contributed under the Fingerhut Corporation Profit Sharing Plan: $16,500 for Mr. Zebeck and $4,379 for Mr. Scaliti for 1995, and $10,620 and $16,500 for Mr. Oberrender for 1994 and 1995, respectively. Mr. Michielutti and Mr. McCoy were not eligible to participate in that plan in 1995 as they had not completed one year of employment. The 1994 amount for Mr. Zebeck consisted of the amount paid to him as a signing payment and to cover expenses incurred in connection with his relocation to Minnesota. The 1995 amounts paid to Messrs. Michielutti and McCoy, the 1994 amount and $659 of the 1995 amount paid to Mr. Scaliti, and the 1993 amount paid to Mr. Oberrender represent reimbursement of relocation expenses.

     Severance Arrangements. In the event Mr. Zebeck voluntarily resigns his employment prior to March 21, 1997, he is obligated to repay the Company $490,500 (adjusted for taxes) reduced by an amount equal to 1/36 of the adjusted $490,500 for each completed month of employment with the Company.

     Three other executive officers, including Messrs. McCoy and Scaliti, have severance provisions in their offer letters providing that if their employment is involuntarily terminated for other than cause within two years of their dates of hire, they will receive one or more severance payments equal to one year of base salary.

COMPENSATION UNDER RETIREMENT PLANS

     Profit Sharing Plan. Fingerhut maintains a defined contribution profit sharing plan (the "Profit Sharing Plan") for certain nonunion employees of Fingerhut and other subsidiaries of FCI who have been employed by the participating employer for at least one year. Prior to the Offering, all of the Company's executive officers were eligible to participate in the Profit Sharing Plan, subject to completing one year of service. It is contemplated that the Company will become a participating employer, and make contributions to, the Profit Sharing Plan for at least the 1996 fiscal year.

     Pension Plan. Fingerhut maintains a noncontributory defined benefit plan (the "Pension Plan") for substantially all of its nonunion employees (and the nonunion employees of certain of FCI's other subsidiaries) who have completed at least one year of service. Under the Pension Plan, the current service pension credit of each participant for each year is equal to the sum of (i) .82% of his or her certified earnings not in excess of Social Security covered compensation for that plan year and (ii) 1.40% of the balance of his or her certified earnings for that year. Retirement benefits under the Pension Plan are the sum of the pension credits for each year of service. Participants are 100% vested after completion of at least five years of service. All of the Company's executive officers are participants in the Pension Plan. It is contemplated that the Company will become a participating employer and make contributions to the Pension Plan for at least the 1996 fiscal year. The estimated combined annual benefit payable at age 65 for the named executives under the Pension Plan is:
Mr. Zebeck, $43,702; Mr. Michielutti, $43,063; Mr. McCoy, $28,641; Mr.
Oberrender, $53,195; and Mr. Scaliti, $41,325.

COMPENSATION PROGRAMS

     The Company's executive officers are eligible for 1996 bonuses under a bonus plan applicable to subsidiaries of FCI. The Company expects to implement a similar plan for 1997 and succeeding years.

     Bonus Plan. The Bonus Plan is intended to provide incentives to management to achieve or exceed the Company's financial goals for that year. All the Company's executive officers other than the Chief Executive Officer, as well as other management level employees, are eligible to participate in the 1996 Bonus Plan. The 1996 Bonus Plan has five components: paid base salary, targeted bonus percentage (based on job level), FCI performance factor, Company performance factor and individual performance objectives. The targeted bonus is based 15% on individual performance, 10% on FCI's 1996 earnings per share and 75% on the Company's contribution to FCI's 1996 earnings per share. The 1996 Bonus Plan established target and maximum bonuses of 75% and 97.5%, respectively, of paid base salaries for vice presidents, 110% and 143%, respectively, of paid base salary for senior executives other than the Chief Executive Officer, and 125% and 162.5%, respectively, of paid base salaries for the Chief Executive Officer. The Company performance factor is based on one of more of the following factors, depending on the individual's area of responsibility: FCI 1996 earnings per share or Company 1996 pre-tax earnings. In addition, the Bonus Plan provides for special President's Awards for extraordinary service.

     Stock Option Plan. In connection with the Offering, the Company will adopt the Metris Companies Inc. Long-Term Incentive and Stock Option Plan (the "Stock Option Plan"), which will permit a variety of stock-based grants and awards and give the Company flexibility in tailoring its long-term compensation programs. It will provide that up to 1,880,000 shares of Common Stock, subject to adjustment in certain circumstances, are available for awards of stock options or other stock-based awards. The Company anticipates granting options to purchase an aggregate of approximately 625,000 shares of Common Stock to officers and employees of the Company and the Chairman of the Board in addition to the options granted to the Chief Executive Officer under the Tandem Plan (as defined hereafter).

     The Stock Option Plan will be administered by the Compensation Committee of the Board of Directors, the composition of which will satisfy the requirements of Section 162(m) of the Internal Revenue Code of

1986, as amended (the "Code"). The Compensation Committee has the authority, subject to the terms of the plan, to determine the employees to whom awards are granted, the type of option or award, the number of shares of Common Stock with respect to such options or awards and the terms of such options or awards, including the purchase or exercise price, vesting periods (and the authority to accelerate vesting) and expiration dates. The Stock Option Plan will permit the Compensation Committee to grant options that are either nonqualified stock options or incentive stock options ("ISOs") that qualify under Section 422A of the Code, as well as stock appreciation rights, restricted stock or performance awards.

     The Compensation Committee has the authority to determine the exercise prices, vesting dates or conditions, expiration dates and other material conditions upon which options or awards may be exercised, except that the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an ISO granted to any employee owning more than 10% of the Common Stock) and the terms of nonqualified stock options may not exceed 15 years from the date of grant (not more than 10 years for ISOs and five years for ISOs granted to any employee owning more than 10% of the Common Stock). Full or part-time employees, consultants or independent contractors to the Company or one of its subsidiaries are eligible to receive nonqualified options and awards (only full or part-time employees in the case of ISOs).

     The exercise price of shares being acquired under an option or award must be paid in full in cash at the time of exercise unless the Compensation Committee in its sole discretion permits payment by tendering to the Company shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the shares being acquired or by delivering the optionee's promissory note in such amount, which note shall provide for interest at a rate not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market rate loan pursuant to Sections 483, 1274 or 7872 of the Code or any successor provisions thereto. At the time of exercise, the optionee must pay, or have withheld, the amount requested by the Company for the purpose of satisfying any liability to withhold federal or state income or other taxes. The Compensation Committee may permit a participant holding a nonqualified stock option or award to satisfy the tax obligation by withholding a portion of the shares otherwise to be delivered upon exercise with a fair market value equal to such taxes or by delivering to the Company shares of Common Stock already owned by the optionee with such value. In the case of an ISO, the right to make payment by tender or currently owned shares of Common Stock must be authorized at the time of the grant.

     The Stock Option Plan authorizes the Compensation Committee, at its discretion, to grant a replacement (or reload) option to an optionee who tenders previously owned shares to pay all or a portion of the exercise price of stock options under the Stock Option Plan. Such replacement or reload option would have as its exercise price the market price of the Common Stock on the date of exercise of the original options and cover the same number of shares as tendered by the participant in payment of the exercise price and, if applicable, the withholding taxes.

     The number or kind of shares issuable under the Stock Option Plan, or the number or kind of shares subject to, or in the exercise price per share under, outstanding options may be adjusted in the event of certain corporate events affecting the Company's capital structure.

     The Stock Option Plan may be amended by the Board of Directors, but no amendment may increase the maximum number of shares of Common Stock issuable under the Stock Option Plan, decrease the minimum exercise price, extend the maximum option term or modify the eligibility requirement for participation in the Stock Option Plan, unless it is approved by the Company's shareholders.

     The Stock Option Plan will terminate in 2006. No termination of the Stock Option Plan will alter or impair any of the rights or obligations of any person, without his or her consent, under any previously granted option or award.

     Tandem Plan. Effective as of March 21, 1994, FCI granted the Chief Executive Officer a tandem option (as amended through the date hereof, the "Tandem Plan") exercisable for either (i) 55,000 shares of FCI common stock at an exercise price of $15.00 per share or (ii) an interest in the Company. Exercise of either option terminates the other. Prior to the Offering, the interest in the Company is for the value of 3.3% of the

Company in excess of two times the estimated fair value of the Company in March 1994 plus an adjustment for capital contributions, to be settled in cash upon termination of employment or termination of the Tandem Plan. Concurrently with the Offering, the interest in the Company will be converted to options to purchase 641,572 shares (656,075 if the Underwriters' over-allotment option is exercised) of Common Stock with an exercise price of $2.76 per share. Approximately one-half of the options granted pursuant to the Tandem Plan are fully vested, with the remainder to vest by March 31, 1999.

     The following table shows information concerning options to purchase FCI common stock granted to the named executives under FCI's stock option plans during the fiscal year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL                               ANNUAL RATES OF STOCK
                                 SECURITIES      OPTIONS                                 PRICE APPRECIATION FOR
                                 UNDERLYING     GRANTED TO     EXERCISE                      OPTION TERM(2)
                                  OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION    ----------------------
             NAME                  GRANTS        1995(1)       ($/SH.)        DATE          5%          10%
------------------------------   ----------    ------------    --------    ----------    --------    ----------
Ronald N. Zebeck..............    50,000(3)        3.4%         $15.00       6/16/05     $471,500    $1,195,500
                                  55,000(3)        3.7%         $15.00       3/21/01     $518,650    $1,315,050
Peter G. Michielutti..........    30,000(3)        2.0%         $15.00       6/16/05     $282,900    $  717,300
Douglas B. McCoy..............    10,000(4)         (5)         $19.03       1/31/02     $ 91,200    $  231,100
                                   3,500(3)         (5)         $15.00       6/16/05     $ 33,005    $   83,685
Robert W. Oberrender..........    20,000(3)        1.4%         $15.00       6/16/05     $188,600    $  478,200
Douglas L. Scaliti............     3,500(3)         (5)         $15.00       6/16/05     $ 33,005    $   83,685

-------------------------
(1) The percentages reflect the percent of total options granted under FCI option plans in 1995.

(2) These dollar amounts are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission from the market price on the date of grant and are not intended to forecast possible future appreciation of the FCI common stock price. The actual gains, if any, on stock option exercises will depend on the future performance of FCI's common stock.

(3) All of the options listed are options to purchase FCI common stock granted under the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan. They vest 33 1/3% on the anniversary of the grant date and 33 1/3% annually thereafter. These options will expire on the earlier of the date that the Company is no longer a subsidiary of FCI or ten years from the grant date. The shares listed for Mr. Zebeck include 55,000 shares granted in tandem with his Company stock options. These options vest 25% per year commencing March 21, 1994 and expire on the earlier of (i) exercise of any of his Company stock options granted under the Tandem Plan or (ii) March 21, 2001. In addition, exercise of any of these 55,000 options terminates his Company stock options under the Tandem Plan.

(4) All of the options listed are options to purchase FCI common stock granted under the Fingerhut Companies, Inc. Performance Enhancement Investment Plan. They vest 25% on the anniversary of the grant date and 25% annually thereafter. These options will expire seven years after the grant date or, to the extent not vested, the date on which the Company is no longer a subsidiary of FCI, if earlier.

(5) Less than 1%.

                         FISCAL YEAR-END OPTION VALUES

     The following table shows information concerning options to purchase FCI common stock granted to the named executives under FCI's stock option plans as of December 31, 1995. None of the named executives exercised any options during the fiscal year ended December 31, 1995.

                                                     NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                        OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                                                        FISCAL YEAR-END                FISCAL YEAR-END(1)
                                                  ----------------------------    ----------------------------
                     NAME                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------------------   -----------    -------------    -----------    -------------
Ronald N. Zebeck...............................      13,750          91,250          $  --           $  --
Peter G. Michielutti...........................          --          30,000          $  --           $  --
Douglas B. McCoy...............................          --          13,500          $  --           $  --
Robert W. Oberrender...........................       2,900          28,600          $  --           $  --
Douglas L. Scaliti.............................         500           5,500          $  --           $  --

-------------------------
(1) All of the listed options are FCI options. The value of unexercised in-the-money options represents the aggregate difference between the market value on December 31, 1995, based on the closing price of FCI common stock as reported on the New York Stock Exchange, and the applicable exercise or in-the-money prices. All of the listed options were out-of-the-money on such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates the numbers of shares of Common Stock that will be owned beneficially upon consummation of the Offering by all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, each director, prospective director and executive officer of the Company. Prior to the Offering, no director, prospective director or executive officer will beneficially own any Common Stock.

                                                 COMMON STOCK                            FCI COMMON STOCK
                                    --------------------------------------    --------------------------------------
                                     NUMBER OF SHARES                          NUMBER OF SHARES
              NAME                  BENEFICIALLY OWNED    PERCENT OF CLASS    BENEFICIALLY OWNED    PERCENT OF CLASS
---------------------------------   ------------------    ----------------    ------------------    ----------------
Fingerhut Companies, Inc.(1).....       15,966,667              84.9%
Theodore Deikel..................               --(2)             --               5,669,651(3)           11.2%
Ronald N. Zebeck.................          320,786(4)            1.7%                 39,763(5)              *
Dudley C. Mecum..................               --                --                   6,000(6)              *
Michael P. Sherman...............               --                --                      --                --
Frank D. Trestman................               --                --                      --                --
Peter G. Michielutti.............               --(2)             --                  25,091(6)              *
Douglas B. McCoy.................               --(2)             --                   5,385(6)              *
Robert W. Oberrender.............               --(2)             --                  11,364(6)              *
Douglas L. Scaliti...............               --(2)             --                   5,848(6)              *
All directors and executive
  officers as a group (10
  persons).......................          320,786(2)(8)         1.7%              5,763,102(7)           11.4%

-------------------------
 *  Less than 1%.

(1) FCI owns 100% of the outstanding common stock of Fingerhut, whose wholly owned subsidiary is the holder of record of the shares.

(2) Excludes shares of Common Stock issuable upon exercise of stock options expected to be granted to certain officers and the Chairman of the Board in connection with the Offering. See "Management -- Compensation Programs."

(3) Includes 4,227,535 shares of FCI common stock that Mr. Deikel has the right to acquire within 60 days of October 7, 1996 through the exercise of stock options. Share ownership does not include shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

(4) Includes 320,786 shares (328,037 if the Underwriters' over-allotment option is exercised) of Common Stock that Mr. Zebeck has the right to acquire within 60 days of October 7, 1996 through the exercise of stock options. Does not include 320,786 (328,038 if the Underwriters' over-allotment option is exercised) shares of Common Stock related to unvested stock options to be granted to Mr. Zebeck under the Tandem Plan.

(5) Includes 16,666 shares of FCI common stock that Mr. Zebeck has the right to acquire within 60 days of October 7, 1996 through the exercise of stock options but does not include those stock options related to the Tandem Plan, the exercise of which would cancel Mr. Zebeck's options to purchase Company Common Stock.

(6) The numbers of shares of FCI common stock beneficially owned by each of Messrs. Mecum, Michielutti, McCoy, Oberrender and Scaliti include 5,000, 10,000, 3,166, 5,866 and 1,666 shares, respectively, that such individuals have the rights to acquire within 60 days of October 7, 1996 through the exercise of stock options.

(7) Includes 4,269,899 shares of FCI common stock that the directors and executive officers have the right to acquire within 60 days of October 7, 1996 through the exercise of stock options.

(8) Includes 320,786 shares of Company Common Stock that the officers and directors have the right to acquire within 60 days of October 7, 1996 through the exercise of stock options.

                    TRANSACTIONS BETWEEN FCI AND THE COMPANY

     Prior to the Offering, the Company has been wholly owned by FCI. Historically, the Company and FCI have maintained a number of financial and administrative arrangements and regularly engaged in transactions with each other and their affiliates. In anticipation of the Offering, the Company and FCI have entered into a number of intercompany agreements for the purpose of defining the ongoing relationship between them. As a result of FCI's ownership interest in the Company, the terms of such agreements were not, and the terms of any future amendments to those agreements may not be, the result of arm's-length negotiation.

     The following is a summary of certain agreements between the Company and FCI, each of which is qualified in its entirety by reference to the forms of such agreements filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

TRANSFER AGREEMENT

     Transfer of Assets and Assumption of Liabilities

     Prior to the Offering, the Company and FCI will enter into a Transfer Agreement. Under the Agreement, FCI will transfer to the Company all of the stock of Metris Direct, Inc.; Metris Receivables, Inc.; Direct Merchants Credit Card Bank, National Association; and DMCCB, Inc. FCI will also transfer other specified assets related to the Financial Services Business. The Company has agreed that the Uniform Commercial Code will not apply to the transfer, and to accept each asset "as is."

     The Company will assume certain balance sheet liabilities, and all liabilities to which transferred assets are subject that have been booked for financial accounting purposes on or before the date of transfer. The Transfer Agreement allocates contingent liabilities based on the nature of the claim. Contingent liabilities arising out of the Offering are generally allocated to the Company. Employment related claims are allocated to the party that employed the employee at the time of the events giving rise to the claim. The allocation of contingent liabilities arising out of the acts or omissions of employees depends on which party employed the employee and which party, if any, benefitted from such acts or omissions. In certain circumstances, the contingent liability is allocated to the party named as a defendant in the claim. The agreement provides that these allocation rules only apply to the extent that claims exceed insurance coverage. The Company and FCI release each other from any claims arising from events on or before the transfer not provided for in the Transfer Agreement or the other intercompany agreements.

     Employee Benefits, Expenses and Liabilities

     The Transfer Agreement also provides for employee benefits, expenses, and liabilities. The agreement provides that Company employees who currently are Fingerhut employees will become Company employees in 1997. The Company will pay Fingerhut salaries, expenses, and other liabilities accrued with respect to these employees until they are transferred to the Company. Company employees will continue to participate in certain of Fingerhut's employee benefit plans at least through 1996. The Company will be responsible for the associated costs. The Transfer Agreement will provide that FCI and the Company will work to determine the appropriate actions to be taken with respect to employee benefit plans for 1997 and beyond.

     Insurance and Other Provisions

     The Company will continue to be covered by FCI's insurance policies for the foreseeable future. The Company will be subject to the coverage limits and terms and conditions of such policies and will pay an allocated portion of the related premiums.

     The Company and FCI have each agreed to indemnify the other against any losses arising out of its breach or alleged breach of the Transfer Agreement. FCI has represented and warranted that it knows of no pending legal action relating to the transferred subsidiaries which is reasonably likely to be adversely determined and would have a material adverse effect on their business.

CO-BRAND CREDIT CARD AGREEMENT

     Fingerhut and the Company will enter into a Co-Brand Credit Card Agreement prior to the Offering. Under the agreement, the Company will have the right to issue general purpose credit cards with the Fingerhut name and logo ("Fingerhut Cards"). Fingerhut and the Company will jointly develop lists of prospects from Fingerhut Customers and Fingerhut will provide the Company with the Fingerhut Score and other information about each individual. The Company will be responsible for screening, solicitation, account origination, administration, and compliance. All solicitation, advertising, and marketing materials for the Fingerhut Card will be subject to review by both the Company and Fingerhut. Fingerhut will have the right, without cost, to use certain space on the Company's billing statements and inserts.

     Fingerhut will covenant not to issue, directly or through a third party, a competing general purpose credit card, but may issue a private label open or closed end credit card. The Company will covenant not to offer a general purpose credit card to direct competitors of Fingerhut.

     The Company will develop, itself or through third parties, fee-based products to offer to Fingerhut Card cardholders, the revenues from which will belong solely to the Company, but will not offer fee-based products of a direct competitor of Fingerhut or enter into contracts with affinity participants who are direct competitors of Fingerhut.

     The Company will pay Fingerhut a fee for each Fingerhut Card account booked plus a non-cumulative fee based on a percentage of card usage. The initial term of the agreement is seven years, and it will automatically renew for an additional three years unless either party gives at least one year notice of its intent not to renew. In the event that a third party acquires control of the Company, Fingerhut will have the option to terminate the agreement.

     Upon termination, the Company will own and have all rights to the cardholder list and will have the right to reissue the Fingerhut Card under any other name or logo it may choose. At the end of the initial term, and at the end of the renewal term, Fingerhut will have the right to purchase the Fingerhut Card accounts and the Fingerhut Card cardholder list for a purchase price equal to the sum of (i) the book value excluding loan loss reserves, (ii) any earned or unbilled interest or fees, (iii) the preceding three year amortized cost to acquire the accounts, and (iv) a premium based on an independent third party evaluation. If Fingerhut does purchase the accounts, the Company will have the right to sell certain fee-based products to the cardholders for three years.

     Subject to certain rights of a defaulting party to cure, a non-defaulting party may terminate the agreement upon the occurrence of an event of default including the loss by the Company of its MasterCard, Visa or other material membership or either party causing significant harm to the goodwill of the other, by giving 120 days prior written notice to the other party.

     The Company and Fingerhut have each agreed to indemnify the other against certain claims by third parties arising out of its breach or alleged breach of the agreement by the Company, and, in the case of the Company, any claim of a cardholder or affinity participant based on an act or omission by the Company with respect to the Fingerhut Card.

DATA SHARING AGREEMENT

     Fingerhut and the Company will enter into a Data Sharing Agreement prior to the Offering. Under the agreement, Fingerhut will work with the Company to market Direct Merchants Bank credit cards and related fee-based products to Fingerhut Customers and will provide Fingerhut Scores and other information from the Fingerhut Database for the Company to use in soliciting and offering credit cards to External Prospects, including prospects from other co-branding partners. In addition, Fingerhut will periodically provide the Company with updated information on Fingerhut Customers who are the Company's cardholders. The Company will provide to Fingerhut the Company's own transaction and experience data on its consumer credit customers including behavior models for Fingerhut to use in soliciting those cardholders for merchandise and other non-financial service products.

     The Company will pay Fingerhut a fee for each account booked (other than an account under the Co-Brand Credit Card Agreement) plus a non-cumulative fee based on a percentage of card usage. The agreement is effective January 1, 1995 and the initial term will end on August 23, 2003. The Company will provide its cardholder information to Fingerhut and Fingerhut will update its information provided to the Company, each at no charge. The agreement will automatically renew for successive one year terms unless either party gives 90 days notice of its intent not to renew. A party may terminate the agreement if there is a material breach and the breaching party fails to cure the breach within 30 days after receiving written notice of the breach from the non-breaching party. In addition, in the event that a third party acquires control of the Company, Fingerhut will have the option to terminate the agreement.

     The Company and Fingerhut have each agreed to indemnify the other against certain claims by third parties arising out of its breach or alleged breach of the Data Sharing Agreement.

EXTENDED SERVICE PLAN AGREEMENT

     Fingerhut and the Company will enter into an Extended Service Plan Agreement prior to the Offering. Under the agreement, Fingerhut will agree not to offer any extended service plans for products sold by Fingerhut other than those provided by the Company. The Company will be responsible for developing marketing plans, including direct mail solicitations and telemarketing, for the extended service plans. Fingerhut's direct mail solicitation or telemarketing media may be used only upon subsequent agreement of the Company and Fingerhut. The Company will charge Fingerhut a fee for each extended service plan sold by Fingerhut based on the retail price of the extended service plan and the solicitation method used to sell the plan, with a decrease in the price after achieving specified sales increases. The agreement provides for full or pro rata credit to Fingerhut in the case of complete or partial cancellation of an extended service plan. The Company will reimburse Fingerhut for its advertising costs in offering extended service plans.

     The initial term of the agreement is seven years, and it will automatically renew for an additional three years unless either party gives at least one year notice of its intent not to renew. Subject to certain rights of a defaulting party to cure, a non-defaulting party may terminate the agreement upon the occurrence of an event of default by giving written notice to the other party. In addition, in the event that a third party acquires control of the Company, Fingerhut will have the option to terminate the agreement.

     The Company and Fingerhut have each agreed to indemnify the other against certain claims by third parties arising out of its breach or alleged breach of the Extended Service Plan Agreement.

DATABASE ACCESS AGREEMENT

     Fingerhut and the Company will enter into a Database Access Agreement prior to the Offering. Under the agreement, Fingerhut will grant to the Company an exclusive license to use information in the Fingerhut

Database, including Fingerhut's transaction and experience data, the Fingerhut Score, the Suppress File, and other related information for the sole purpose of marketing the Company's Financial Service Products (as defined in the agreement), other than credit cards, and for use in developing marketing lists for third parties offering such products. Fingerhut is not required to disclose
(i) confidential information that it is prohibited to disclose by written agreement, or (ii) information Fingerhut reasonably believes it cannot disclose under applicable laws, regulations or other requirements. Fingerhut also will not give the Company any information that would cause it to become a consumer reporting agency under the FCRA.

     Although the Company's right to access the Fingerhut Database will not survive the agreement's termination, the Company will own any behavioral or credit scoring models developed by the Company, or developed by Fingerhut expressly for the Company prior to termination. The Company will have the sole right to use such models and will retain sole ownership upon termination.

     Fingerhut will retain the right to use for itself, and to license to third parties, the Fingerhut Database for merchandise and other products and services that are not Financial Service Products. However, Fingerhut may not use or license the Fingerhut Database to offer Financial Services Products (as defined in the agreement) without the consent of the Company. If Fingerhut notifies the Company that it intends to offer such a product, the Company must either agree to provide the same service itself or provide its consent within ten days.

     The Company will pay Fingerhut an annual license fee plus a fee for each consumer name eliminated from a solicitation by the Suppress File and a fee for each consumer solicited through use of the Fingerhut Database.

     The initial term of the agreement is seven years, and it will automatically renew for an additional three years unless either party gives at least one year's notice of its intent to terminate. The agreement does not establish an annual fee for the three year renewal term. Subject to certain rights of a defaulting party to cure, non-defaulting party may terminate the agreement upon the occurrence of an event of default by giving written notice to the other party. In addition, in the event that a third party acquires control of the Company, Fingerhut will have the option to terminate the agreement.

     The Company and Fingerhut have each agreed to indemnify the other against certain claims by third parties arising out of its breach or alleged breach of the Database Access Agreement.

ADMINISTRATIVE SERVICES AGREEMENT

     FCI and the Company will enter into an Administrative Services Agreement prior to the Offering. Under the agreement, FCI will perform the following services for the Company: (i) treasury, (ii) general accounting and administration, (iii) human resources, (iv) legal, (v) auditing, (vi) marketing analysis, and (vii) information systems. FCI will provide the Company with certain space and fixed assets, including computer access and use. The agreement also requires the Company to perform services for FCI related to credit insurance management.

     The Company has paid FCI $5.1 million, plus incremental third party expenses and lease payments, for services rendered during the years 1991 through 1996. The Company will pay additional amounts, to be negotiated, for 1997. FCI has paid the Company $3.0 million, plus incremental third party expenses, for insurance and warranty services rendered during the years 1991 through 1996. The lump sum payments between the Company and FCI for services rendered prior to the Offering are reflected in the Financial Statements appearing elsewhere in this Prospectus.

     The initial term of the agreement is two years, and it will automatically renew for an additional year, with the charges for services to be determined at that time, unless either party gives notice at least six months before the end of the initial term of its intent not to renew. Subject to certain rights of a defaulting party to cure, a non-defaulting party may terminate the agreement upon the occurrence of an event of default by giving 30 days written notice to the other party. In addition, in the event that a third party acquires control of the Company, FCI will have the option to terminate the agreement.

     The Company and FCI have each agreed to indemnify the other against certain claims by third parties arising out of its breach or alleged breach of the Administrative Services Agreement.

TAX SHARING AGREEMENT

     The Company is, and after the Offering will continue to be, included in FCI's Federal consolidated income tax group, and the Company's Federal income tax liability will be included in the consolidated Federal income tax liability of FCI and its subsidiaries. In certain circumstances, the Company or certain of the Company's subsidiaries will also be included with FCI or certain FCI subsidiaries in combined, consolidated or unitary income tax groups for state and local tax purposes. The Company and FCI intend to enter into a tax allocation agreement (the "Tax-Sharing Agreement"), effective as of December 31, 1993 pursuant to which the Company and FCI will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, will be determined as though the Company were to file its own Federal, state and local income tax returns as the common parent of an affiliated group of corporations. In addition, with respect to certain tax items, such as net operating losses, foreign tax credits and other credits and deductions, the Company may also have a right to reimbursement determined based on the usage of such items by the consolidated group, provided that FCI and its other subsidiaries do not have similar tax items that can be so used.

     In determining the amount of tax-sharing payments under the Tax-Sharing Agreement, FCI will prepare pro forma returns with respect to Federal and applicable state and local income taxes that reflect the same positions and elections used by FCI in preparing the returns for FCI's consolidated group and other applicable groups. FCI will continue to have all the rights of the common parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to the common parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the income, franchise and similar liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated Federal and consolidated or combined state and local income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. In addition, FCI has agreed to undertake to provide the aforementioned services with respect to the Company's separate state and local returns and the Company's foreign returns.

     The Tax Sharing Agreement will expire upon the occurrence of any event that makes the Company no longer includible in the FCI consolidated group. In general, a subsidiary is includible in a parent's consolidated group for Federal income tax purposes if the parent beneficially owns at least 80% of the total voting power and value of the outstanding stock of the subsidiary. Each member of a consolidated group is jointly and severally liable for the Federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-Sharing Agreement allocates tax liabilities between the Company and FCI, during the period in which the Company is included in FCI's consolidated group, the Company could be liable in the event that any Federal tax liability is incurred, but not discharged, by any other member of FCI's consolidated group.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a registration rights agreement between FCI and the Company (the "Registration Agreement"), FCI has the right to require that the Company register under the Securities Act or qualify for sale (in either case, a "demand registration") any securities of the Company that FCI owns, including shares of Common Stock, and the Company is required to use reasonable efforts to cause such registration to occur, subject to certain limitations and conditions, including that the Company shall not be obligated to register or qualify such securities more than two times in any 18-month period and then only if the request is to register at least 5% of the total number of shares of Common Stock at the time issued and outstanding. In addition, if the Company proposes to register shares of Common Stock under the Securities Act, FCI has the right to request the inclusion of their securities in such registration statement, subject to certain limitations and conditions, among them the right of the underwriters of such registered offering to exclude or limit the number of their shares included in such offering. The Company will bear the entire cost of the first three demand registrations attributable to FCI, and FCI will bear one-half of the costs of any subsequent demand registrations. These costs include legal fees and expenses of counsel for the Company, registration fees, printing expenses and other related costs. FCI will pay any underwriting discounts and commissions associated with the sale of its securities and the fees and expenses of its counsel.

     The Company has agreed that in the event of any registration of shares of securities pursuant to the Registration Agreement, it will indemnify FCI against certain liabilities incurred in connection with such registration, including liabilities under the Securities Act. FCI will provide a similar indemnity for liabilities incurred as a result of information jointly identified in writing by the Company and FCI as concerning FCI and its security holdings in the Company and as identified for use in such registration statement by FCI.

     Subject to certain limitations and conditions, the registration rights held by FCI may be transferred with its securities. The Registration Agreement also contains various covenants imposing certain obligations upon the Company in connection with its performance under such agreement including, among other things, furnishing copies of any prospectus to FCI, entering into an underwriting agreement, listing the securities as requested and taking such other necessary actions.

                             PRINCIPAL STOCKHOLDER

     The Company is currently wholly owned by FCI. After completion of the Offering, FCI will own approximately 84.9% (83.0% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock. After the Offering, through its ability to elect all the directors of the Company, FCI will control all matters affecting the Company, including the adoption of amendments to the Company's Certificate of Incorporation, any determination with respect to the acquisition or disposition of Company assets, future issuances of Common Stock or other securities of the Company, the Company's incurrence of debt, and any dividend payable on the Common Stock.

     Although FCI has advised the Company that it has no immediate plans to dispose of the Common Stock held by it after the Offering, FCI has not made any decision regarding its future plans for its ownership interest in the Company. There can be no assurance that FCI will maintain its ownership interest in the Company or as to the manner or timing of any disposition of Common Stock by FCI. Any disposition of Common Stock by FCI that results in a change in control may have significant consequences for the Company.

     Conflicts of interest may arise in the future between the Company and FCI in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new or additional directors, dividends, incurrence of indebtedness, tax matters, financial commitments, registration rights, administration of benefit plans, service arrangements, issuances and sales of capital stock of the Company and public policy matters. In addition, there are overlapping directors and executive officers between the Company and FCI. The Company's Chairman of the Board, Theodore Deikel, is also the Chairman of the Board, Chief Executive Officer and President of FCI. Michael P. Sherman is a director of the Company and is also Senior Vice President and General Counsel of FCI, and Dudley C. Mecum is a director of the Company and is also a director of FCI. In addition, Peter G. Michielutti is Senior Vice President of Business Development of the Company and Senior Vice President and Chief Financial Officer of FCI, and Robert
W. Oberrender is Chief Financial Officer of the Company and Vice President and Treasurer of FCI. See "Management -- Directors and Executive Officers". The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and FCI. However, the directors intend to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest that may occur and will determine what, if any, specific measures may be necessary or appropriate. There can be no assurance that any conflicts will be resolved in favor of the Company.

     Metris and Fingerhut have entered into a number of agreements for the purpose of defining the ongoing relationship between them. Pursuant to these arrangements, Fingerhut will provide benefits to the Company that it might not provide to a third party and there is no assurance that the terms and conditions of any future arrangements between Fingerhut and the Company, will be as favorable to the Company as in effect now. In addition, notwithstanding the Tax Allocation Agreement, under ERISA and Federal income tax law each member of a consolidated group (for Federal income tax and ERISA purposes) is also jointly and severally liable for the Federal income tax liability, funding and termination liabilities, certain benefit plan taxes and certain other liabilities of each other member of the consolidated group. Similar rules may apply under state income tax laws. See "Transactions Between FCI and the Company".

     Metris is dependent on its bank revolving credit facility, which is guaranteed by FCI. Breaches of covenants contained in the guaranty, including various financial covenants of FCI, would be events of default under the facility. Upon the occurrence of any such event, the facility would be terminable at the option of the lenders. In addition, the lenders would have the right to terminate the facility if FCI no longer owns at least 51% of the Company.

     The principal executive offices of FCI are located at 4400 Baker Road, Minnetonka, Minnesota 55343.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under the Amended and Restated Certificate of Incorporation, adopted in October 1996, the Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock (the "Preferred Stock"), par value $.01 per share. The following description is a summary and is qualified in its entirety by the provisions of the Company's Certificate and By-laws, which are included as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share of Common Stock held on each matter submitted to a vote of stockholders including the election of directors, and have no preemptive rights to subscribe for additional shares from the Company. Voting rights are not cumulative, with the result that holders of more than 50% of the shares of Common Stock are able to elect all of the Company's directors. Holders of Common Stock are entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors and to receive pro rata the net assets of the Company legally available for distribution upon liquidation or dissolution. See "Dividend Policy".

PREFERRED STOCK

     The Certificate authorizes the issuance of up to 10,000,000 shares of Preferred Stock. The Company's Board of Directors is authorized to issue Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms and certain other rights and preferences of the Preferred Stock. No shares of Preferred Stock are issued or outstanding. There is no current intention to issue any shares of Preferred Stock; however, the Board of Directors may issue any or all of such shares without approval of the holders of the Common Stock.

     The issuance in the future of shares of Preferred Stock with presently unspecified voting and other rights, which may be established by the Company's Board of Directors in its discretion, could be used by the Company to create voting impediments or to frustrate persons seeking to gain control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is
[                         ].

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     The following description is a summary and is qualified in its entirety by the provisions of the Company's Certificate and By-laws, which are included as exhibits to the Company's Registration Statement of which this Prospectus is a part.

DIRECTORS' LIABILITY

     The Certificate provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of the director's fiduciary duty as a director to the corporation or its stockholders. In addition, the By-laws include certain provisions whereby directors and officers of the Company generally shall be indemnified against certain liabilities to the fullest extent permitted or required by the Delaware General Corporation Law. Insofar as these provisions permit indemnification for liabilities arising under the Securities Act of 1933, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

     As a result of these provisions, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CERTIFICATE AND BY-LAWS

     Certain provisions of the Company's Certificate and By-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company if the Board determines that such takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

     Insofar as FCI will retain control of the Company after the Offering, the Company is not at present vulnerable to a takeover without the approval of FCI. Because of this, the Certificate and By-laws provide that certain provisions thereof which could have an anti-takeover effect will not be effective until such time (the "Threshold Time") as FCI shall no longer beneficially own 51% or more of the Voting Stock. Pursuant to the Certificate, after the Threshold Time the Board of Directors of the Company will be divided into three classes serving staggered three-year terms. After the Threshold Time, Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then outstanding shares of Voting Stock together as a single class. Prior to the Threshold Time, directors will not be classified, will serve one-year terms and will be removable without cause. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders.

     The By-laws establish an advance notice procedure, to take effect after the Threshold Time, for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at the annual meeting of stockholders. In general, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     Certain transactions with the Company may be subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits certain "business combinations" between an "interested stockholder" and a corporation for three years after a stockholder becomes interested, unless one of the statute's exceptions applies. Section 203(c)(5) defines an interested stockholder as a person, broadly defined to include a group, who owns at least 15% of a company's outstanding voting stock. The statute defines business combinations expansively to include any merger or consolidation of, with, or caused by the interested stockholder. Section 203(a) provides three exceptions to the business combination prohibition. First, there is no constraint if the interested stockholder obtains prior board approval for the business combination or the transaction resulting in ownership of 15% of the target's voting stock. Second, the statute does not apply if, in completing the transaction that crosses the 15% threshold, the stockholder becomes the owner of 85% of the corporation's voting stock outstanding as of the time the transaction commenced. Any shares owned by directors who are officers, and shares owned by certain stock option plans are excluded from the calculation. This exception applies most particularly to a tender offeror who has less than 15% of the target's stock and receives tenders that satisfy the 85% requirement. Finally, the statute does not apply if the interested stockholder's business combination is approved by the board of directors and affirmed by at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

LIMITATIONS ON THE COMPANY'S BUSINESS ACTIVITIES

     The Company's Certificate provides that, for so long as FCI continues to control the Company, the Company shall not, directly or indirectly (through a subsidiary of, or any other person controlled by, the Company) for its own account or that of another, engage in managing, selling, distributing, marketing, administering, leasing or otherwise providing products or services other than the following: (i) general purpose payment cards including without limitation, credit cards, secured bank credit cards, prepaid cards, debit cards, co-branded cards, and affinity bank credit cards; (ii) extended service plans and warranties; (iii) credit card registration; (iv) car buying services, shopping club memberships and dining club memberships; (v) insurance products;
(vi) mailing lists and other lists of prospects for solicitation; (vii) advertising on or accompanying monthly billing statements sent to customers of the Company; (viii) tax preparation services; (ix) investment products and services including without limitation deposit products, certificates of deposit, annuities, and mutual funds; (x) investment and other brokerage services; (xi) consumer loans and leases including without limitation mobile home financing, automobile lending and leasing, equity loans and mortgages, and student loans; and (xii) mail-grams, travelers checks, money orders, and travel services.

     In addition to the above specified activities, the Certificate of Incorporation permits the Company to engage in any other business or activity with the consent of FCI or majority vote of the shareholders. The Certificate of Incorporation further provides that no person shall be liable for breach of any fiduciary duty, as a stockholder of the Company or controlling person of a stockholder or otherwise, by reason of such person authorizing, or not authorizing, the Company to engage in any business or activity.

CORPORATE OPPORTUNITIES

     The Company's Certificate provides that no opportunity, transaction, agreement or other arrangement to which FCI, or an entity in which FCI has an interest, is a party, shall be a corporate opportunity of the Company unless such opportunity, transaction, agreement or other arrangement shall have been initially offered to the Company before it is offered to FCI or such other entity, and either (i) the Company has an enforceable contractual interest in such opportunity, transaction, agreement or other arrangement or (ii) the subject matter of such opportunity, transaction, agreement or other arrangement is a constituent element of an activity in which the Company is then actively engaged. Even if the foregoing conditions were met, such fact alone would not conclusively render such opportunity the property of the Company.

     FCI may in the future receive business opportunities which would be suitable for either the Company or FCI (or an affiliate of FCI other than the Company). There can be no assurance that such business opportunities will be undertaken through the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 18,800,000 shares of Common Stock issued and outstanding. All of the shares of Common Stock to be sold in the Offering will be freely tradeable without restrictions or further registration under the Securities Act. Immediately prior to the Closing Date, all of the outstanding shares of Common Stock will be beneficially owned by FCI and will not have been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. FCI has certain rights to require the Company to effect registration of shares of Common Stock owned by FCI, which rights may be assigned. See "Transactions Between FCI and the Company -- Registration Rights Agreement".

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least two years, including a person who may be deemed an "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock being sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     Prior to the Offering, there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of outstanding shares of Common Stock, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the shares of Common Stock beneficially owned by FCI in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock offered in the Offering.

     FCI, the Company and each of the Company's officers and directors have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney, offer, sell, contract to sell, solicit an offer to buy, grant any option to purchase or otherwise transfer or dispose of, any shares of Common Stock (or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock). See "Underwriting".

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date of this Prospectus, each of the underwriters named below (the "Underwriters"), for whom Smith Barney Inc. ("Smith Barney"), Bear, Stearns & Co. Inc. and William Blair & Company, L.L.C., are acting as the representatives (the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to such underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                            NUMBER OF
                                  UNDERWRITERS                               SHARES
        -----------------------------------------------------------------  -----------
        Smith Barney Inc. ...............................................
        Bear, Stearns & Co. Inc. ........................................
        William Blair & Company, L.L.C. .................................
                                                                           -----------
             Total.......................................................
                                                                           ===========

     The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares of Common Stock to certain
dealers at a price that represents a concession not in excess of $          per
share below the public offering price. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $          per share to
certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and other applicable securities laws, or to contribute to payments required to be made in respect thereof.

     FCI, the Company and each of the Company's officers and directors have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney, sell, offer to sell, contract to sell, solicit an offer to buy, grant any option to purchase or otherwise transfer or dispose of, any shares of Common Stock (or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock).

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock offered hereby was determined by negotiations among the Company and the Representatives. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present revenues and earnings and the trend of such revenues and earnings, the prospects for growth of the Company's revenues and earnings, the present state of the Company's development, the general condition of the securities market at the time of the Offering and the market prices and earnings of similar securities of comparable companies at the time of the Offering, the current state of the economy and the current level of economic activity in the industry in which the Company competes.

     Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "MTRS".

                                 LEGAL MATTERS

     Certain legal matters with respect to the authorization and issuance of Common Stock offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)
                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Independent Auditors' Report..........................................................   F-2
Balance Sheets as of June 30, 1996, and December 31, 1995 and 1994....................   F-3
Statements of Income for the Six Months Ended June 30, 1996 and 1995, and the Years
  Ended December 31, 1995, 1994, and 1993.............................................   F-4
Statements of Changes in Division Equity for the Years Ended December 31, 1995,
  1994, and 1993......................................................................   F-5
Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1995, and the
  Years Ended December 31, 1995, 1994, and 1993.......................................   F-6
Notes to Financial Statements.........................................................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Fingerhut Companies, Inc.:

     We have audited the accompanying balance sheets of Metris Companies Inc. (a division of Fingerhut Companies, Inc.) as of December 31, 1995 and 1994, and the related statements of income, changes in division equity and cash flows, for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metris Companies Inc. (a division of Fingerhut Companies, Inc.) as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
August 16, 1996

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                                 BALANCE SHEETS




                                                                                    DECEMBER 31,
                                                                   JUNE 30,      ------------------
                                                                     1996          1995       1994
                                                                  -----------    --------    ------
                                                                  (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks........................................    $   3,755     $  4,185    $   23
Federal funds sold.............................................       14,361       29,144        --
Short-term investments.........................................        4,114        1,414        --
                                                                    --------     --------    ------
  Cash and cash equivalents....................................       22,230       34,743        23
                                                                    --------     --------    ------
Credit card loans:
  Loans held for securitization................................       19,714       15,337        --
  Retained interests in loans securitized......................      112,249       79,727        --
     Less: Allowance for loan losses...........................        5,303        3,679        --
                                                                    --------     --------    ------
  Net credit card loans........................................      126,660       91,385        --
                                                                    --------     --------    ------
Loans to Fingerhut Companies, Inc. (FCI).......................           --           --     9,375
Premises and equipment, net....................................        3,012        1,476       255
Accrued interest and fees receivable...........................        2,115        2,223        --
Other receivables due from credit card securitizations, net....        5,714       31,597        --
Prepaid expenses and deferred charges..........................        4,063        4,517        --
Deferred income taxes..........................................       16,255        4,306       198
Other assets...................................................        5,735        4,181         5
                                                                    --------     --------    ------
  TOTAL ASSETS.................................................    $ 185,784     $174,428    $9,856
                                                                    ========     ========    ======
LIABILITIES
Interest-bearing deposit from affiliate........................    $   1,000     $  1,000    $   --
Short-term borrowings from FCI.................................       54,318       63,482        --
Accounts payable...............................................       15,977       21,334     2,444
Current income taxes payable to FCI............................        8,549        5,178       127
Deferred income................................................       21,169       10,087         3
Accrued expenses and other liabilities.........................        4,559        2,029       545
                                                                    --------     --------    ------
  TOTAL LIABILITIES............................................    $ 105,572     $103,110    $3,119
                                                                    --------     --------    ------
DIVISION EQUITY
Contributed capital............................................       60,028       60,028        28
Retained earnings..............................................       20,184       11,290     6,709
                                                                    --------     --------    ------
  TOTAL DIVISION EQUITY........................................       80,212       71,318     6,737
                                                                    --------     --------    ------
  TOTAL LIABILITIES AND DIVISION EQUITY........................    $ 185,784     $174,428    $9,856
                                                                    ========     ========    ======

                See accompanying Notes to Financial Statements.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                              STATEMENTS OF INCOME

                                                   SIX MONTHS ENDED
                                                       JUNE 30,            YEAR ENDED DECEMBER 31,
                                                  ------------------    -----------------------------
                                                   1996       1995       1995       1994       1993
                                                  -------    -------    -------    -------    -------
                                                     (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
Credit card loans..............................   $12,119    $ 1,371    $ 7,054    $    --    $    --
Federal funds sold.............................       436         43        487         --         --
Other..........................................        64         46         75        487        279
                                                  -------    -------    -------    -------    -------
     Total interest income.....................    12,619      1,460      7,616        487        279
                                                  -------    -------    -------    -------    -------
INTEREST EXPENSE
Deposit........................................        24         11         36         --         --
Short-term borrowings from FCI.................     1,834        269      1,181         --         --
                                                  -------    -------    -------    -------    -------
     Total interest expense....................     1,858        280      1,217         --         --
                                                  -------    -------    -------    -------    -------
NET INTEREST INCOME............................    10,761      1,180      6,399        487        279
Provisions for loan losses.....................     5,173        534      4,393         --         --
                                                  -------    -------    -------    -------    -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES.......................................     5,588        646      2,006        487        279
                                                  -------    -------    -------    -------    -------
OTHER OPERATING INCOME:
Net extended warranty revenues.................     8,615      6,687     17,779     12,244      7,935
Net securitization and credit card servicing
  income.......................................    20,536      3,154     16,003         --         --
Credit card fees, interchange and other credit
  card income..................................    12,078      4,704     10,639         --         --
Fee-based product revenues.....................    12,067      1,549      6,662      1,994      2,118
                                                  -------    -------    -------    -------    -------
                                                   53,296     16,094     51,083     14,238     10,053
                                                  -------    -------    -------    -------    -------
OTHER OPERATING EXPENSE:
Credit card account and other product
  solicitation and marketing expenses..........    16,461      9,338     23,089      3,739      4,092
Employee compensation..........................     7,723        764      2,466        442        300
Data processing services and communications....     5,196        880      3,090        109         11
Third party servicing expenses.................     4,613      1,178      5,300        473        356
Warranty and debt waiver underwriting and
  claims servicing expenses....................     4,061      2,423      6,552      4,109      3,033
Credit card fraud losses.......................     1,066        281        775         --         --
Other..........................................     5,302      1,738      4,368      2,350        541
                                                  -------    -------    -------    -------    -------
                                                   44,422     16,602     45,640     11,222      8,333
                                                  -------    -------    -------    -------    -------
INCOME BEFORE INCOME TAXES.....................   $14,462    $   138    $ 7,449    $ 3,503    $ 1,999
Income taxes...................................     5,568         53      2,868      1,305        737
                                                  -------    -------    -------    -------    -------
NET INCOME.....................................   $ 8,894    $    85    $ 4,581    $ 2,198    $ 1,262
                                                  =======    =======    =======    =======    =======

                See accompanying Notes to Financial Statements.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                    STATEMENTS OF CHANGES IN DIVISION EQUITY

                                                        CONTRIBUTED                         TOTAL DIVISION
                                                          CAPITAL      RETAINED EARNINGS        EQUITY
                                                        -----------    -----------------    --------------
                                                                      (DOLLARS IN THOUSANDS)
BALANCE AT DECEMBER 31, 1992..........................    $    28           $ 3,249            $  3,277
  Net income..........................................         --             1,262               1,262
                                                          -------           -------             -------
BALANCE AT DECEMBER 31, 1993..........................    $    28           $ 4,511            $  4,539
  Net income..........................................         --             2,198               2,198
                                                          -------           -------             -------
BALANCE AT DECEMBER 31, 1994..........................    $    28           $ 6,709            $  6,737
  Net income..........................................         --             4,581               4,581
  Contributions from FCI..............................     60,000                --              60,000
                                                          -------           -------             -------
BALANCE AT DECEMBER 31, 1995..........................    $60,028           $11,290            $ 71,318
  Net income (unaudited)..............................         --             8,894               8,894
                                                          -------           -------             -------
BALANCE AT JUNE 30, 1996 (unaudited)..................    $60,028           $20,184            $ 80,212
                                                          =======           =======             =======

                See accompanying Notes to Financial Statements.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                            STATEMENTS OF CASH FLOWS

                                               SIX MONTHS ENDED
                                                   JUNE 30,               YEAR ENDED DECEMBER 31,
                                            ----------------------    -------------------------------
                                              1996         1995         1995        1994       1993
                                            ---------    ---------    ---------    -------    -------
                                                 (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income...............................   $   8,894    $      85    $   4,581    $ 2,198    $ 1,262
Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
  Provision for loan losses..............       5,173          534        4,393         --         --
  Depreciation and amortization..........       3,277          573        2,808         26          8
  (Gain)/Net amortization of gain on
     securitization of credit card
     loans...............................       2,728       (2,455)      (7,267)        --         --
  Deferred income tax provision..........     (12,062)      (1,318)      (4,291)       (95)        61
  Changes in operating assets and
     liabilities:
     Accrued interest and fees
       receivable........................         108       (2,088)      (2,223)        --         --
     Other receivables due from credit
       card securitizations, net.........      22,953      (16,576)     (24,572)        --         --
  Prepaid expenses and deferred
     charges.............................      (2,148)      (2,411)      (6,696)       176       (176)
  Accounts payable and accrued
     expenses............................      (2,827)       7,937       20,374      1,198        477
  Current income taxes payable to FCI....       3,371          834        5,051        (86)      (256)
  Deferred income........................      11,082       10,119       10,084        (69)        72
  Other..................................      (1,754)      (1,303)      (4,248)        64        (68)
                                            ---------    ---------    ---------    -------    -------
Net cash provided by (used in) operating
  activities.............................   $  38,795    $  (6,069)   $  (2,006)   $ 3,412    $ 1,380
                                            ---------    ---------    ---------    -------    -------
INVESTING ACTIVITIES
Proceeds from sales of loans.............     487,500      145,256      448,555         --         --
Net loans originated or collected........    (527,948)    (189,770)    (528,864)        --         --
Credit card portfolio acquisition........          --           --      (15,469)        --         --
Net (increase) decrease in loans to
  FCI....................................          --        9,375        9,375     (3,215)    (1,356)
Additions to premises and equipment......      (1,696)        (210)      (1,353)      (239)       (28)
                                            ---------    ---------    ---------    -------    -------
Net cash used in investing activities....   $ (42,144)   $ (35,349)   $ (87,756)   $(3,454)   $(1,384)
                                            ---------    ---------    ---------    -------    -------
FINANCING ACTIVITIES
Increase in interest-bearing deposit.....          --        1,000        1,000         --         --
Net (decrease) increase in short-term
  borrowings from FCI....................      (9,164)      28,204       63,482         --         --
Capital contributions from FCI...........          --       20,000       60,000         --         --
                                            ---------    ---------    ---------    -------    -------
Net cash (used in) provided by financing
  activities.............................   $  (9,164)   $  49,204    $ 124,482    $    --    $    --
                                            ---------    ---------    ---------    -------    -------
Net (decrease) increase in cash and cash
  equivalents............................     (12,513)       7,786       34,720        (42)        (4)
Cash and cash equivalents at beginning of
  period.................................      34,743           23           23         65         69
                                            ---------    ---------    ---------    -------    -------
Cash and cash equivalents at end of
  period.................................   $  22,230    $   7,809    $  34,743    $    23    $    65
                                            =========    =========    =========    =======    =======

                See accompanying Notes to Financial Statements.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- THE COMPANY AND BASIS OF PRESENTATION

     The financial statements include the assets, liabilities, equity, and revenues and expenses of Fingerhut Companies, Inc.'s ("FCI") businesses engaged in offering certain consumer credit products, extended service plans, and other fee-based products and services to moderate income consumers ("Metris Companies Inc." or the "Company"). This business is conducted through Metris Direct, Inc., Direct Merchants Credit Card Bank, National Association ("Direct Merchants Bank") and Metris Receivables, Inc. ("MRI"), each a direct or indirect wholly-owned subsidiary of FCI, and certain portions of the retail extended service plan business ("Extended Service Plan Business") of Fingerhut Corporation ("Fingerhut"), a wholly-owned subsidiary of FCI. In connection with the planned initial public offering of the Company, FCI intends to contribute the assets, liabilities and equity of the Extended Service Plan Business and all of the outstanding stock of Metris Direct, Inc., Direct Merchants Bank and MRI to Metris Companies Inc.

     The financial statements include an allocation of FCI interest expense for the net borrowings of the Company from FCI, or a net interest credit for the net cash flows of the Company loaned to FCI in certain periods. Prior to 1995, the Company maintained a net loan position to FCI since its extended service plan and other fee-based products and services businesses generated positive cash flows above its business needs. Therefore, for periods prior to 1995, the Company's small cash position was due to this practice of loaning all available funds to FCI on a daily basis. However, with the establishment of the Company's consumer credit products business in early 1995, the Company's need for cash to fund credit card loans and for other general business purposes increased above the cash generated by its other businesses. Therefore, since early 1995, the Company has borrowed funds or obtained capital from FCI to fund its ongoing operations. Correspondingly, the financial statements reflect a $60 million allocation of capital from FCI to the Company during 1995. This capital contribution was made in installments at the beginning of each month throughout 1995, in order to maintain the Company's equity at a level sufficient to support the growth in managed assets experienced by the Company during 1995 (generally at a level approximating 10% of total managed assets at the end of each month).

     The financial statements also include an allocation of expenses for data processing and information systems, audit, certain accounting and similar administrative functions, treasury, legal, human resources, customer service and other administrative support historically provided by FCI and its subsidiaries to the Company. Such expenses were based on the actual use of such services or were based on other allocation methods which, in the opinion of management, are reasonable. During 1996, FCI and the Company entered into an administrative services agreement which covers such expense allocations and the provision of future services using similar rates and allocation methods for various terms, the latest of which expires at the end of 1998. The financial statements also reflect the retroactive effects of intercompany agreements entered into during 1996 including co-brand credit card, database access, and data sharing agreements with Fingerhut, and extended service plan and tax sharing agreements with FCI. These agreements have terms ranging up to seven years (see Notes 2 and 10).

     All significant intradivisional balances and transactions have been eliminated in preparation of these financial statements.

INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements and the related unaudited interim financial information in the footnotes have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial statements. Such interim financial statements reflect all adjustments, consisting of normal recurring accruals, which in the opinion of management, are necessary to present fairly the financial position of the Company at June 30, 1996, and the results of its operations and cash flows for the six-month periods ended June 30, 1996 and 1995. The nature of

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

the Company's business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

COMPARABILITY OF FINANCIAL STATEMENTS

     The Company's consumer credit products business and a substantial portion of its fee-based products and services business began operations in February of 1995, with the opening of Direct Merchants Bank. Therefore, the financial statements prior to 1995 are not necessarily comparable to the financial statements for periods ending in 1995 and thereafter.

PERVASIVENESS OF ESTIMATES

     The financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

FEDERAL FUNDS SOLD

     Federal funds sold are short-term loans made to banks through the Federal Reserve System. It is the Company's policy to make such loans only to banks which are considered to be in compliance with their regulatory capital requirements.

CREDIT CARD LOANS HELD FOR SECURITIZATION

     Credit card loans held for securitization are loans the Company intends to securitize, generally no later than three months from origination and are recorded at the lower of aggregate cost or market value.

SECURITIZATIONS, RETAINED INTERESTS IN LOANS SECURITIZED AND SECURITIZATION
INCOME

     Substantially all credit card loans have been securitized and sold to investors through a master trust (see Note 3). The Company retains an interest in the trust in an amount equal to the amount of the retained subordinated certificates of each series held by MRI, plus the amount equal to the loans in excess of the principal balance of the certificates. The sales of these loans have been recorded in accordance with Statement of Financial Accounting Standards No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse". Upon sale, the loans are removed from the balance sheet, and a gain on sale is recognized for the difference between the carrying value of the loans and the adjusted sales proceeds. The adjusted sales proceeds are based on a present value estimate of future cash flows to be received over the life of the loans, net of certain funding and servicing costs. The resulting gain is further reduced for estimated loan losses over the life of the related loans under the limited recourse provisions. Because these estimates are influenced by factors outside of the Company's control, the uncertainty inherent in these estimates makes it reasonably possible that these estimates could change in the near term.

     The securitization and sale of credit card loans changes the Company's interest in such loans from that of a lender to that of a servicer. Accordingly, there is a change in how revenue is reported in the income statement. For securitized and sold credit card loans, amounts that otherwise would have been recorded as

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

interest income, interest expense, fee income and provision for loan losses are instead reported in the statements of income as "Net securitization and credit card servicing income".

ALLOWANCE FOR LOAN LOSSES

     Provisions for loan losses are made in amounts necessary to maintain the allowance at a level estimated to be sufficient to absorb future losses of principal and interest, net of recoveries (including recovery of collateral, if applicable), inherent in the existing on-balance sheet loan portfolio. In evaluating the adequacy of the allowance for loan losses, management considers several factors including: historical charge-off and recovery activity by age (vintage) of each loan portfolio (noting any particular trends over recent periods); recent delinquency and collection trends by vintage; current economic conditions and the impact such conditions might have on borrowers' ability to repay; the risk characteristics of the portfolios; and other factors. Significant changes in these factors could impact the adequacy of the allowance for loan losses in the near term.

     Credit card accounts are generally charged-off at the end of the month during which the loan becomes contractually 180 days past due, with the exception of bankrupt accounts, which are charged-off immediately upon formal notification of bankruptcy, and accounts of deceased cardholders without a surviving, contractually liable individual, or an estate large enough to pay the debt in full, which are also charged-off immediately upon notification.

DEBT WAIVER CLAIMS RESERVES

     Since 1995, Direct Merchants Bank has offered various debt-waiver products to its credit card customers for which it retains the claims risk. Revenue for such products is recognized ratably over the coverage period, generally one month, and additional reserves are provided for pending claims based on Direct Merchants Bank's historical experience with settlement of such claims. These reserves are recorded in the balance sheets in "Accrued Expenses and Other Liabilities" and amounted to $1,580 and $698 as of June 30, 1996, and December 31, 1995, respectively.

PREMISES AND EQUIPMENT

     Premises, furniture and equipment, and computer hardware and software, are stated at cost and depreciated on a straight-line basis over their estimated economic useful lives (three to ten years for furniture and equipment, three to five years for computer hardware, five years for software; and over the shorter of the estimated useful life or the term of the lease for leasehold improvements). The Company capitalizes software developed for internal use that represents major enhancements or replacements of operating and management information systems. Amortization of such capitalized software begins when the systems are fully developed and ready for implementation. Repairs and maintenance are charged to expense as incurred.

INTEREST INCOME ON CREDIT CARD LOANS

     Interest income on credit card loans is accrued and earned based on the principal amount of the loans outstanding using the effective yield method. Accrued interest which has been billed to the customer but not yet received is classified on the balance sheet with the related credit card loans. Accrued interest which has not yet been billed to the customer is estimated and classified on the balance sheet separate from the loan balance. Interest income is generally recognized until a loan is charged off. At that time, the accrued interest portion of the charged-off balance is deducted from current period interest income.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

EXTENDED SERVICE PLANS

     The Company coordinates all of the marketing activities for Fingerhut's sales of extended warranties or service plans. Revenues for extended warranties sold, and related provisions for service contract returns are recorded at the time of Fingerhut's shipment to the customer of the related extended service plan merchandise. The provision for service contract returns charged against revenues for the six months ended June 30, 1996, and 1995, and for the years ended December 31, 1995, 1994, and 1993, amounted to $1,747 and $1,379, and $3,626, $2,558, and $1,905, respectively. Additionally, the Company reimburses Fingerhut for the cost of its marketing media and other services utilized in the sales of service plans, based on contracts sold and on media utilization costs as agreed to by the Company and the retailer. These media cost reimbursements were $2,458 and $1,676 for the six months ended June 30, 1996, and 1995, respectively, and $4,166, $2,780, and $1,785 for the years ended December 31, 1995, 1994, and 1993, respectively.

     The Company has contracted with a third-party underwriter and claims administrator to service and absorb the risk of loss from most claims. These claims servicing contract costs are expensed as the service contracts are sold, net of the related cost of anticipated service contract returns.

CREDIT CARD FEES AND ORIGINATION COSTS

     Credit card fees include annual, late payment, over-credit limit, returned check, and cash advance transaction fees. These fees are assessed according to the terms of the related cardholder agreements.

     The Company defers direct credit card origination costs associated with successful credit card solicitations that it incurs in transactions with independent third parties, and certain other costs that it incurs in connection with loan underwriting and the preparation and processing of loan documents. These deferred credit card origination costs are netted against the related credit card annual fee, if any, and amortized on a straight-line basis over the cardholder's privilege period, generally 12 months.

SOLICITATION EXPENSES

     Credit card account and other product solicitation costs, including printing, credit bureaus, list processing costs, telemarketing and postage, are generally expensed as incurred over the two to three month period during which the related responses to such solicitations are received.

CREDIT CARD FRAUD LOSSES

     The Company experiences credit card fraud losses from the unauthorized use of credit cards. These fraudulent transactions are expensed when identified, through the establishment of a reserve for the full amount of the transactions. These amounts are charged off after 90 days, after all attempts to recover the amounts from such transactions, including chargebacks to merchants and claims against cardholders, are exhausted.

INTEREST RATE CONTRACTS

     The nature and composition of the Company's assets and liabilities and off-balance sheet items expose the Company to interest rate risk. The Company enters into a variety of interest rate contracts such as interest rate swap and cap agreements in the management of its interest rate exposures. These interest rate contracts are designated, and effective, as synthetic alterations of specific assets or liabilities (or groups of assets or liabilities) and off-balance sheet items. The monthly interest rate differential to be paid or received on these contracts is accrued and included in "Net securitization and credit card servicing income" in the statements of income. Premiums paid for such contracts and the related interest payable or receivable under such contracts are classified under "Other receivables due from credit card securitizations, net," in the balance sheets.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

Premiums paid for interest rate contracts are recorded at cost and amortized on a straight-line basis over the life of the contract.

INCOME TAXES

     The Company is included in the Federal income tax return and certain state income tax returns of FCI. Based on a tax sharing agreement between the Company and FCI, the provisions for Federal and state income taxes are computed on a separate-return basis. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

STATEMENTS OF CASH FLOWS

     The Company prepares its statements of cash flows using the indirect method, which requires a reconciliation of net income to net cash from operating activities. In addition, the Company nets certain cash receipts and cash payments from credit card loans made to customers, including principal collections on those loans. For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, short-term investments, (mainly money market mutual funds) and all other highly liquid investments with original maturities of three months or less.

     Cash paid for interest during the six months ended June 30, 1996 and 1995, and the years ended December 31, 1995, 1994, and 1993, was $1,858 and $280 and $1,217, $0, and $0, respectively. Cash paid for income taxes for the same periods was $14,259 and $434, and $2,004, $1,589, and $932, respectively.

NOTE 3 -- CREDIT CARD SECURITIZATIONS

     The Company securitizes and sells its credit card loans to both public and private investors. In May of 1995, the Fingerhut Financial Services Master Trust ("the Trust") was established to allow the Company to sell, on a continuous basis, an undivided interest in a pool of credit card loans generated or acquired by Direct Merchants Bank. Concurrently, the Trust issued the Series 1995-1 variable funding certificates with maximum proceeds of $512.6 million, $400 million of which represents the periodic proceeds from the issuance of short-term asset-backed commercial paper under a liquidity facility. The Series 1995-1 certificates will enter into their amortization period beginning in May of 1999. In April of 1996, the Trust issued the Series 1996-1 certificates with a principal amount of $655.5 million, generating proceeds of $653.9 million, $400 million of which was used to pay down the short-term asset-backed commercial paper issued under Series 1995-1. Remaining proceeds were utilized to reduce short-term borrowings from FCI. The series 1996-1 certificates will enter into their amortization period beginning in August of 1998.

     Credit card loans are transferred to the Trust, which issues certificates representing undivided ownership interests in the Trust, primarily to institutional investors. The Company also retains participation interests in the Trust (under "Retained interests in loans securitized" on the balance sheets), in an amount equal to the amount of the retained subordinated certificates of each series held by MRI plus the amount equal to the loans in excess of the principal balance of the certificates. Although the Company continues to service the underlying credit card accounts and maintains the customer relationships, these transactions are treated as sales for financial reporting purposes to the extent of the investors interests in the Trust. Accordingly, the associated loans are not reflected on the balance sheets.

     As reflected in the balance sheets, the Company also has other receivables from the Trust as a result of the credit card securitization transactions. These include interest-bearing deposits, which constitute amounts subject to liens by the certificateholders of the individual securitizations, amounts deposited in an investor reserve account held by the trustee for the benefit of the Trust's certificateholders, and amounts to be

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

distributed to investors for interest payments on the certificates. As discussed in Note 2, these amounts also include the excess servicing asset, which represents the net gain recorded at any point in time for loans sold under asset securitizations, net of recourse reserves for the securitized loans. As the balance of the excess servicing asset, net of recourse reserves, is influenced by factors outside of the Company's control, there is uncertainty inherent in these estimates, making it possible that they could change in the near term.

NOTE 4 -- ALLOWANCE FOR LOAN LOSSES

     The activity in the allowance for loan losses is as follows:

                                                    SIX MONTHS ENDED
                                                        JUNE 30,           YEAR ENDED DECEMBER 31,
                                                    ----------------      --------------------------
                                                     1996       1995       1995       1994      1993
                                                    ------      ----      ------      ----      ----
                                                      (UNAUDITED)
Balance at beginning of period...................   $3,679      $ --      $   --      $--       $--
Provision for loan losses........................    5,173       534       4,393       --        --
                                                    ------      ----      ------      ---       ---
Loans charged-off................................    3,629        --         720       --        --
Recoveries.......................................       80        --           6       --        --
                                                    ------      ----      ------      ---       ---
Net loan charge-offs.............................    3,549        --         714       --        --
                                                    ------      ----      ------      ---       ---
Balance at end of period.........................   $5,303      $534      $3,679      $--       $--
                                                    ======      ====      ======      ===       ===

NOTE 5 -- PREMISES AND EQUIPMENT

     The carrying value of premises and equipment is as follows:



                                                                                    DECEMBER 31,
                                                                  JUNE 30,        ----------------
                                                                    1996           1995       1994
                                                                 -----------      ------      ----
                                                                 (UNAUDITED)
Furniture and equipment.......................................     $   638        $  300      $166
Computer equipment............................................       1,110         1,110       128
Computer software in development..............................         629           110        --
Construction in progress......................................         890            48        --
Leasehold improvements........................................          74            74        --
                                                                    ------        ------      ----
     Total....................................................     $ 3,341        $1,642      $294
Less: Accumulated depreciation and amortization...............         329           166        39
                                                                    ------        ------      ----
Balance at end of period......................................     $ 3,012        $1,476      $255
                                                                    ======        ======      ====

     Depreciation and amortization expense for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995, 1994, and 1993 was $163 and $44, and $127, $26, and $8, respectively.

NOTE 6 -- SHORT TERM BORROWINGS

     The Company currently borrows from FCI to fund on-balance sheet loans and for other general business purposes. Such borrowings from FCI are made from FCI's cash balances and borrowings under its revolving credit facility which provides for aggregate commitments of up to $400 million. At June 30, 1996, and December 31, 1995, and 1994, FCI had outstanding revolving credit balances of $201 million, $115 million and $0, respectively, of which the Company had borrowed $54.3 million, $63.5 million, and $0, respectively, from FCI. The interest rate on the borrowings was 6.0%, 7.1%, and 8.5% at June 30, 1996, and December 31, 1995 and 1994, respectively.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

     On July 1, 1996, FCI executed a commitment letter with a securities underwriter and bank (the "Underwriter" and "Bank") in which the Underwriter will act as the exclusive advisor and arranger of the following credit facilities: (1) a $300 million, five-year revolving credit facility for the Company (the "Revolving Credit Facility"), guaranteed by FCI; (2) a $400 million increase of the current $800 million commercial paper liquidity facility (the "Liquidity Facility") which matures in May 1999, and supports the Fingerhut Owner Trust Commercial Paper program in which the Company participates; and (3) up to $112.6 million of additional asset-backed certificates (the "Certificates") to support the aforementioned increase in the Fingerhut Owner Trust asset-backed commercial paper program.

     The Bank and the Underwriter have agreed to provide the entire amount of the Revolving Credit Facility and the entire amount of the increase in the Liquidity Facility. In addition, the Underwriter has agreed to underwrite the entire amount of the Certificates, in each case subject to the conditions set forth or referred to in the Commitment Letter. However, these funding commitments may be arranged and placed with such other parties as the Bank and Underwriter deem necessary to distribute the concentration of the funding commitments among various parties.

     The Revolving Credit Facility will be guaranteed by FCI and will be further supported by the pledge of the stock of certain subsidiaries of the Company and certain accounts receivable and interests held therein by the Company. The Company must pay a facility fee on the entire amount of the Revolving Credit Facility, the level of which is determined by the non-credit enhanced senior debt rating of FCI. The range of the facility fee is from 8 basis points to 25 basis points. The Revolving Credit Facility has Alternate Base Rate ("ABR") and LIBOR borrowing options. The ABR rate is a per annum rate equal to the highest of either (i) the rate of interest publicly announced by the Bank as its prime rate in effect at its principal office in New York City, (ii) the secondary market rate for three-month certificates of deposit plus 1%, or (iii) the federal funds rate effective from time to time plus 0.5%. The borrowing spread on the LIBOR borrowing option is determined by the same FCI credit rating as the facility fee. The LIBOR borrowing spread range is from 17 basis points to 50 basis points. The Revolving Credit Facility will also contain certain financial covenants standard for revolving credit facilities of this type including minimum net worth, minimum equity to managed assets ratio, maximum leverage and a limitation on indebtedness. In addition, the FCI guarantee will include certain covenants including interest coverage, leverage and minimum net worth for FCI.

     The terms of the Revolving Credit Facility and the Liquidity Facility include aggregate up-front fees of $2,970, which are non-refundable when paid. In addition, the Company is obligated to pay certain ongoing administrative fees to the administrative agent for the facilities.

NOTE 7 -- EMPLOYEE BENEFIT PLANS

     Employees of the Company are participants in two non-contributory, defined benefit plans of FCI which cover substantially all full-time non-union employees. These plans have vesting periods of five years and provide monthly retirement benefits based on years of service and level of compensation. FCI's funding policy is to make annual contributions equal to, or exceeding, the minimum required by the Employee Retirement Income Security Act of 1974, and plan assets were primarily invested in an equity fund at December 31, 1995 and 1994. Due to the small number of the Company's employees with a significant number of years of service, the amounts of the actuarial present value of benefit obligations and the plan assets to be allocated to the Company were immaterial at December 31, 1995 and 1994. Pension expense allocated to the Company for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995, 1994, and 1993, was $30 and $11, and $28, $7, and $4,
respectively.

     Employees of the Company are also participants in certain defined contribution plans of FCI, (some of which have, or are limited to, 401(k) provisions) which cover substantially all non-union employees. Employer contributions to the plans are discretionary and are generally determined by the Board of Directors

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

of each of the individual companies which participate in such plans, but are not to exceed 15 percent of each individual's compensation. The cost allocated to the Company for these plans for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995, 1994, and 1993, was $465 and $75, and $184, $34, and $28, respectively.

NOTE 8 -- STOCK OPTIONS

     Effective March of 1994, FCI granted the Company's Chief Executive Officer ("CEO") a tandem option, which vests evenly over four years from the effective date, for either (a) 55,000 shares of FCI's common stock at an exercise price of $15.00 per share or (b) a 3.3% equity interest in the adjusted fair value of the Company, as defined, that exceeds two times the estimated fair value of the Company in March of 1994 (the "Initial Value"). The exercise of either option terminates the other and if the CEO terminates his employment prior to the completion of the Company's public offering of its stock, the entire vested obligation is to be settled in cash. Accordingly, since March of 1994, the Company has recorded compensation expense for this cash settlement obligation only if the current estimated fair value of the Company, as adjusted, exceeds the Initial Value. Compensation expense of $1.8 million was recorded based on this calculation for the six months ended June 30, 1996, and has been recorded on the balance sheet as "Accrued expenses and other liabilities". Additionally, upon the initial public offering of the Company's stock, the 3.3% equity interest option in the fair value of the Company will be converted into an equivalent option for shares of the Company.

NOTE 9 -- INCOME TAXES

     The components of the provision for income taxes consisted of the following:

                                             SIX MONTHS ENDED
                                                 JUNE 30,                YEAR ENDED DECEMBER 31,
                                           ---------------------      -----------------------------
                                             1996         1995         1995         1994       1993
                                           --------      -------      -------      ------      ----
                                                (UNAUDITED)
Current:
  Federal...............................   $ 15,665      $ 1,195      $ 6,238      $1,274      $620
  State.................................      1,965          176          921         126        56
Deferred................................    (12,062)      (1,318)      (4,291)        (95)       61
                                           --------      -------      -------      ------      ----
                                           $  5,568      $    53      $ 2,868      $1,305      $737
                                           ========      =======      =======      ======      ====

     A reconciliation of the Company's effective income tax rate compared to the statutory federal income tax rate is as follows:

                                                   SIX MONTHS ENDED
                                                       JUNE 30,            YEAR ENDED DECEMBER 31,
                                                   ----------------      ---------------------------
                                                   1996       1995       1995       1994       1993
                                                   -----      -----      -----      -----      -----
                                                     (UNAUDITED)
Statutory federal income tax rate...............   35.00%     35.00%     35.00%     35.00%     35.00%
State income taxes, net of federal benefit......    2.79       3.22       3.22       2.19       2.00
Effect of change in federal tax rate on net
  deferred tax asset............................      --         --         --         --       (.23)
Other, net......................................     .71        .28        .28        .07        .11
                                                   -----      -----      -----      -----      -----
Effective income tax rate.......................   38.50%     38.50%     38.50%     37.26%     36.88%
                                                   =====      =====      =====      =====      =====

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

     Significant components of the Company's deferred tax assets and liabilities were as follows:



                                                                                      DECEMBER 31,
                                                                       JUNE 30,      --------------
                                                                         1996         1995     1994
                                                                      -----------    ------    ----
                                                                      (UNAUDITED)
Deferred income tax assets resulting from future deductible
  temporary differences are:
  Allowance for loan losses and recourse reserves..................     $16,991      $8,455    $ --
  Deferred annual credit card fees.................................       2,634         243      --
  Other deferred revenue...........................................       1,304          --      --
  Other product reserves...........................................         828         518     175
  Other............................................................         505         470      34
                                                                        -------      ------    ----
                                                                        $22,262      $9,686    $209
                                                                        =======      ======    ====
Deferred income tax liabilities resulting from future taxable temporary differences are:
  Net gain on securitization of credit card loans..................     $ 1,713      $2,694    $ --
  Deferred origination costs.......................................       1,471       1,594      --
  Accrued interest on credit card loans............................       2,797       1,061      --
  Other............................................................          26          31      11
                                                                        -------      ------    ----
                                                                        $ 6,007      $5,380    $ 11
                                                                        =======      ======    ====

     Management believes, based on the Company's history of prior operating earnings, expectations for operating earnings in the future and the expected reversals of taxable temporary differences, that it is more likely than not that all of the deferred tax assets will be realized.

NOTE 10 -- RELATED PARTY TRANSACTIONS

     FCI and its various subsidiaries have historically provided significant financial and operational support to the Company. Direct expenses incurred by FCI and/or its subsidiaries for the Company, and other expenses, have been allocated to the Company using various methods (headcount, actual or estimated usage, etc.). Since the Company has not historically operated as a separate stand-alone entity for all periods presented, these allocations do not necessarily represent the expenses and costs that would have been incurred directly by the Company had it operated on a stand-alone basis. However, management believes such allocations reasonably approximate market rates for the services performed. The direct and allocated expenses represent charges for services such as data processing and information systems, audit, certain accounting and other similar functions, treasury, legal, human resources, certain customer service and marketing analysis functions, and certain executive time, and space and property usage allocations. In addition, the Company has historically managed the sales of credit insurance products for Fingerhut. In accordance therewith, the Company has allocated back to Fingerhut, certain direct and other expenses using methods similar to those mentioned above. The historical expenses and cost allocations have been agreed to by the management of both FCI and the Company, the terms of which are summarized in an ongoing Administrative Services Agreement between FCI and the Company. This agreement provides for similar future services using similar rates and cost allocation methods for various terms, the latest of which expires on December 31, 1998.

     The financial statements also include an allocation of FCI interest expense for the net borrowings of the Company from FCI, or a net interest credit for the net cash flows of the Company loaned to FCI in certain periods. These allocations of interest expense or granting of a net interest credit for each of the periods presented were based on the net loans made or borrowings received between the Company and FCI, plus or minus the effects of intercompany balances outstanding during such periods. The interest rate used to

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

calculate such interest expense or credit during such periods was based on the average short-term borrowing rates of FCI during the periods presented.

     The Company and Fingerhut have also entered into several other agreements which detail further business arrangements between the companies. The retroactive effects of these additional intercompany agreements and business arrangements have been reflected in the financial statements of the Company. The agreements entered into include a Co-Brand Credit Card Agreement and a Data Sharing Agreement which provide for a payment to Fingerhut for every credit card account booked, as defined, and a payment based on card usage from such accounts. The parties have also entered into a Database Access Agreement which provides the Company with the exclusive right to access and market financial services products, as defined, to the Fingerhut database of customers, in exchange for an escalating non-refundable license fee, payable annually, ranging from $0.5 million to $2.0 million, based on the year within the term of the agreement ($1.0 million is payable in January of 1997). The agreement also calls for a solicitation fee per consumer name mailed a product offer from such database, and a suppress file fee for each consumer name obtained from a third party and matched to the Fingerhut suppress file before its solicitation.

     The following table summarizes the amounts of these direct expense charges and cost allocations (including net interest income or expense), and the costs to the Company of the intercompany agreements mentioned above, for each of the periods reflected in the financial statements of the Company:

                                                  SIX MONTHS ENDED
                                                      JUNE 30,           YEAR ENDED DECEMBER 31,
                                                  -----------------     --------------------------
                                                   1996       1995       1995       1994      1993
                                                  ------     ------     ------     ------     ----
                                                     (UNAUDITED)
Revenues:
  Interest income................................ $   --     $   --     $   --     $  487     $279
Expenses:
  Interest expense...............................  1,834        269      1,181         --       --
  Credit card account and other product
     solicitation and marketing expenses.........  2,481      1,669      4,038        696      701
  Data processing services and communications....    639         28        320          7       11
  Third party customer service and collections
     expenses....................................     --        326        500        473      356
  Other affiliate cost allocations...............    182        856      1,680      1,688      450

     The Company and Fingerhut have also entered into an Extended Service Plan Agreement which provides the Company with the exclusive right to provide and coordinate the marketing of extended service plans to the customers of Fingerhut. Revenues are received from Fingerhut from such sales and the Company reimburses Fingerhut and/or its subsidiaries for certain costs which Fingerhut or its subsidiaries incur in assisting the Company in marketing this product. Additionally, the Company and FCI have entered into a tax sharing agreement (See
Note 2).

     At or prior to the time the Company becomes a public entity, it will enter into a Transfer Agreement with FCI and its subsidiaries detailing, in part, the determination of vested benefits of the Company's employees in the FCI employee benefit plans, and other terms necessary for the eventual transfer of the Company's employees and their related benefits to its own plans.

     Finally, the Company and FCI will enter into a registration rights agreement under which FCI has the right to require the Company to register under the Securities Act or to qualify for sale, any securities of the Company that FCI owns, and the Company will be required to use reasonable efforts to cause such registration to occur, subject to certain limitations and conditions. The Company will bear the entire cost of the first three demand registrations attributable to FCI, and FCI will bear one-half of the costs of any

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

subsequent demand registrations. These costs include legal fees and expenses of counsel for the Company, registration fees, printing expenses and other related costs. FCI, however, will be required to pay any underwriting discounts and commissions associated with the sale of its securities and the fees and expenses of its own counsel.

     In the ordinary course of business, executive officers of the Company or FCI may have credit card loans issued by the Company. Pursuant to the Company's policy, such loans are issued on the same terms as those prevailing at the time for comparable loans with unrelated persons and do not involve more than the normal risk of collectibility.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     Commitments to extend credit to consumers represent the unused credit limits on open credit card accounts. These commitments amounted to $1.07 billion and $709.5 million as of June 30, 1996, and December 31, 1995, respectively. While these amounts represent the total lines of credit available to the Company's customers, the Company has not experienced and does not anticipate that all of its customers will exercise their entire available line at any given point in time. The Company also has the right to increase, reduce, cancel, alter or amend the terms of these available lines of credit at any time.

     The Company leases certain office facilities and equipment under various cancelable and non-cancelable operating lease agreements that provide for the payment of a proportionate share of property taxes, insurance and other maintenance expenses. These leases also may include scheduled rent increases and renewal options. In addition, certain of these lease obligations have been guaranteed by FCI. Rental expense for such operating leases was $587 and $72, and $150, $79 and $0 for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995, 1994, and 1993, respectively.

     Future minimum lease commitments at December 31, 1995, under non-cancelable operating leases are as follows:

        1996.................................................................   $1,602
        1997.................................................................    1,762
        1998.................................................................    1,652
        1999.................................................................      762
        2000.................................................................      657
                                                                                ------
             Total minimum lease payments....................................   $6,435
                                                                                ======

NOTE 12 -- CAPITAL REQUIREMENTS AND DIVIDEND AND LOAN RESTRICTIONS

     In the normal course of business, the Company enters into agreements, or is subject to regulatory requirements, that result in cash, debt and dividend or other capital restrictions.

     The Federal Reserve Act imposes various legal limitations on the extent to which banks that are members of the Federal Reserve System can finance or otherwise supply funds to certain of their affiliates. In particular, Direct Merchants Bank is subject to certain restrictions on any extensions of credit to, or other covered transactions, such as certain purchases of assets, with the Company or its affiliates. Such restrictions prevent Direct Merchants Bank from lending to the Company and its affiliates with certain limited exceptions. Additionally, Direct Merchants Bank is limited in its ability to declare dividends to the Company. Such restrictions were not material to the operations of the Company or to the Company's ability to declare and pay dividends at June 30, 1996, and December 31, 1995.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

     Direct Merchants Bank is subject to certain capital adequacy guidelines adopted by the Office of the Comptroller of the Currency and the Federal Reserve Board, and monitored by the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. These regulators consider a range of factors when determining capital adequacy, such as the organization's size, quality and stability of earnings, interest rate risk exposure, risk diversification, management expertise, asset quality, liquidity and internal controls. At June 30, 1996, and December 31, 1995, Direct Merchants Bank's Tier 1 risk-based capital ratio, risk-based total capital ratio and Tier 1 leverage ratio exceeded the minimum required capital levels, and Direct Merchants Bank was considered a "well capitalized" depository institution under regulations of the Office of the Comptroller of the Currency.

NOTE 13 -- CONCENTRATIONS OF CREDIT RISK

     A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions. The Company is active in originating credit card loans throughout the United States and no individual or group had a significant concentration of credit risk at June 30, 1996, or December 31, 1995. The following table details the geographic distribution of the Company's retained, sold and managed credit card loans:

                                                               RETAINED      SOLD       MANAGED
                                                               --------    --------    ----------
JUNE 30, 1996 (UNAUDITED)
California..................................................   $ 21,943    $107,980    $  129,923
New York....................................................     14,241      70,079        84,320
Texas.......................................................     13,639      67,119        80,758
Florida.....................................................     13,246      65,182        78,428
Ohio........................................................      7,975      39,242        47,217
Pennsylvania................................................      7,630      37,546        45,176
Illinois....................................................      7,132      35,099        42,231
All others..................................................     94,573     465,392       559,965
                                                               --------    --------    ----------
     Total..................................................   $180,379    $887,639    $1,068,018
                                                               ========    ========    ==========
DECEMBER 31, 1995
California..................................................   $  9,765    $ 46,076    $   55,841
New York....................................................      7,480      35,295        42,775
Texas.......................................................      7,184      33,897        41,081
Florida.....................................................      6,091      28,740        34,831
Pennsylvania................................................      4,465      21,069        25,534
Ohio........................................................      4,157      19,617        23,774
Illinois....................................................      4,052      19,120        23,172
All others..................................................     51,870     244,741       296,611
                                                               --------    --------    ----------
     Total..................................................   $ 95,064    $448,555    $  543,619
                                                               ========    ========    ==========

     Also at June 30, 1996, and December 31, 1995, all federal funds sold were made to one bank, which represents a concentration of credit risk to the Company. The Company is able to monitor and mitigate this risk since federal funds are sold on a daily origination and repayment basis and therefore may be recalled quickly should the credit risk of the counterparty bank increase above certain limits set by the Company.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

NOTE 14 -- FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has estimated the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS No. 107"). Financial instruments include both assets and liabilities, whether or not recognized in the Company's balance sheets, for which it is practicable to estimate fair value. Additionally, certain intangible assets recorded on the balance sheets, such as purchased credit card relationships, and other intangible assets not recorded on the balance sheets (such as the value of credit card account relationships for originated loans and the franchise values of the Company's various lines of business) are not considered financial instruments and, accordingly, are not valued for purposes of this disclosure. The Company believes that there is substantial value associated with these assets based on current market conditions, including the purchase and sale of such assets. Accordingly, the aggregate estimated fair value amounts presented do not represent the entire underlying value of the Company.

     Quoted market prices generally are not available for all of the Company's financial instruments. Accordingly, in cases where quoted market prices are not available, fair values were estimated using present value and other valuation techniques which are significantly affected by the assumptions used, including the discount rate and estimated future cash flows. Such assumptions are based on historical experience and assessments regarding the ultimate collectibility of assets and related interest, and estimates of product lives and repricing characteristics used in the Company's asset/liability management process. These assumptions involve uncertainties and matters of judgment, and therefore, cannot be determined with precision. Thus, changes in these assumptions could significantly affect the fair value estimates.

     A description of the methods and assumptions used to estimate the fair value of each class of the Company's financial instruments is as follows:

CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST AND FEES RECEIVABLE

     The carrying amounts approximate fair value due to the short term nature of these instruments.

CREDIT CARD LOANS, NET OF ALLOWANCE FOR LOAN LOSSES

     Currently, credit card loans are originated with variable rates of interest that adjust with changing market interest rates. Thus, carrying value approximates fair value. However, this valuation does not include the value that relates to estimated cash flows generated from new loans from existing customers over the life of the cardholder relationship. Accordingly, the aggregate fair value of the credit card loans does not represent the underlying value of the established cardholder relationships.

OTHER RECEIVABLES DUE FROM CREDIT CARD SECURITIZATIONS, NET

     The fair value of the excess servicing rights component of other receivables due from credit card securitizations, net, is estimated by discounting the future cash flows at rates which management believes to be consistent with those that would be used by an independent third party. However, because there is no active market for these financial instruments, the fair values presented may not be indicative of the value negotiated in an actual sale. The future cash flows used to estimate the fair values of these financial instruments are adjusted periodically for prepayments on loans sold, net of anticipated charge-offs over the life of the loans under the recourse provisions, and allow for the value of normal servicing fees. For the other components of other receivables due from credit card securitizations, net, the carrying amount is a reasonable estimate of the fair value.

        METRIS COMPANIES INC. (A DIVISION OF FINGERHUT COMPANIES, INC.)

                             (DOLLARS IN THOUSANDS)

SHORT-TERM LOANS TO AND BORROWINGS FROM FINGERHUT COMPANIES, INC.

     Short-term loans to and borrowings from Fingerhut Companies, Inc. are made with variable rates of interest that adjust with changing market interest rates. Thus, carrying value approximates fair value.

INTEREST RATE CAP AND SWAP AGREEMENTS

     The fair values of interest rate cap and swap agreements were obtained from dealer quoted prices. These values generally represent the estimated amounts that the Company would receive or pay (denoted by bracketed numbers) to terminate the agreements at the reporting dates, taking into consideration current interest rates and the current creditworthiness of the counterparties.

     The estimated fair values of the Company's financial instruments are summarized as follows:

                                          JUNE 30, 1996           DECEMBER 31, 1995         DECEMBER 31, 1994
                                      ----------------------    ----------------------    ----------------------
                                      CARRYING    ESTIMATED     CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                       AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                      --------    ----------    --------    ----------    --------    ----------
                                           (UNAUDITED)
Cash and cash equivalents..........   $ 22,230     $  22,230    $ 34,743     $ 34,743       $ 23         $ 23
Credit card loans, net.............    126,660       126,660      91,385       91,385         --           --
Other receivables due from credit
  card securitizations, net........      5,714         5,714      31,597       31,597         --           --
Short-term borrowings from FCI.....     54,318        54,318      63,482       63,482         --           --
Interest rate swap agreements in a
  net receivable position..........         --        (2,219)         --           --         --           --
Interest rate cap agreements.......      2,806         1,584       3,008        1,488         --           --

DERIVATIVE FINANCIAL INSTRUMENTS HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

     The Company has entered into interest rate cap and swap agreements to hedge its economic exposure to fluctuating interest rates associated with the floating and fixed rate certificates issued by the FFS Master Trust. Particularly, in connection with the issuance of the $512.6 million FFS Master Trust Series 1995-1 certificates in May 1995, the Company entered into an eight-year agreement capping the certificate interest rate at 11.2%. Additionally, the Company entered into two interest rate swap agreements in April 1996, to synthetically alter the fixed rate of the FFS Master Trust Series 1996-1 certificates to a floating rate to manage interest rate sensitivity and better match this rate to the variable interest rate of the Company's loans that are sold and serviced with limited recourse. Total notional amounts of these swap transactions amounted to $605.5 million, and exchanged an obligation to pay a fixed rate of 6.26% for a one-month floating rate based on the prevailing monthly investment grade LIBOR rate. This floating rate was 5.45% at June 30, 1996. The obligations of the Company and the counterparties under these swap agreements are settled on a monthly basis.

     Interest rate contracts are generally expressed in notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties. Therefore, in the event of nonperformance by the counterparties, the Company's credit exposure is limited to the uncollected interest and contract market value related to the contracts that have become favorable to the Company. Although the Company does not require collateral from counterparties on its existing agreements, the Company does control the credit risk of such contracts through established credit approvals, risk control limits, and the ongoing monitoring of the credit ratings of counterparties. The Company currently has no reason to anticipate nonperformance by the counterparties.

------------------------------------------------------
------------------------------------------------------
     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                               ------------------
                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information...................   2
Prospectus Summary......................   3
Risk Factors............................   9
Use of Proceeds.........................  16
Dividend Policy.........................  16
Dilution................................  17
Capitalization..........................  18
Selected Historical Financial and
  Operating Data........................  19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  21
Business................................  38
Management..............................  59
Transactions Between FCI and the
  Company...............................  67
Principal Stockholder...................  72
Description of Capital Stock............  73
Shares Eligible for Future Sale.........  75
Underwriting............................  77
Legal Matters...........................  78
Experts.................................  78
Index to Financial Statements........... F-1

                               ------------------
     UNTIL [            ], 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                2,833,333 SHARES
                                  METRIS LOGO
                                  COMMON STOCK

                                  ------------
                                   PROSPECTUS
                                          , 1996

                                  ------------
                               SMITH BARNEY INC.
                            BEAR, STEARNS & CO. INC.
                            WILLIAM BLAIR & COMPANY

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses incurred in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee, the listing fee and the NASD filing fee.

        Commission registration fee.........................................   $17,977
        NASD filing fee.....................................................     5,713
        NASDAQ listing fee..................................................    19,167
        Blue sky fees and expenses..........................................         *
        Transfer agent and registrar fees and expenses......................         *
        Accounting fees and expenses........................................         *
        Legal fees and expenses.............................................         *
        Printing and engraving expenses.....................................         *
        Miscellaneous expenses..............................................         *
                                                                               -------
             Total..........................................................   $     *
                                                                               =======

-------------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides that under certain circumstances a corporation may indemnify any person who or is a party or is threatened to be made a party any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Certificate and By Laws of the registrant provide that (a) the registrant shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director, officer or employee of the registrant serving at its request as a director, officer, employee, trustee or agent of another enterprise and (b) the registrant shall pay the expenses, including attorney's fees, incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount by the registrant. The Certificate of Incorporation also provides that, to the extent permitted by law, the directors of the registrant shall have no liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Company intends to purchase policies of insurance under which the registrant's directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------                                   ----------------------
  1       Form of Underwriting Agreement**

ARTICLES OF INCORPORATION AND BYLAWS
------------------------------------
  3.a     Amended and Restated Certificate of Incorporation of the Registrant**
  3.b     Bylaws of the Registrant**
  5       Form of Opinion of Cravath, Swaine & Moore**
MATERIAL CONTRACTS
------------------
 10.a     Pooling and Servicing Agreement dated as of May 26, 1995 among Fingerhut Financial
          Services Receivables, Inc., as Transferor, Direct Merchants Credit Card Bank,
          National Association, as Servicer, and The Bank of New York (Delaware), as Trustee
          (Incorporated by reference to Exhibit 10.u to Fingerhut Companies, Inc.'s Quarterly
          Report on Form 10-Q (File No. 1-8668) for the fiscal quarter ended June 30, 1995).
          (i)  Amended and Restated Series 1995-1 Supplement dated as of September 16, 1996.**
          (ii)  Series 1996-1 Supplement dated as of April 23, 1996 (Incorporated by reference to Exhibit 10.c(ii) to Fingerhut Companies, Inc.'s Quarterly Report on Form 10-Q
                (File No. 1-8668) for the fiscal quarter ended March 29, 1996).
          (iii)  Amendment No. 1 to the Pooling and Servicing Agreement dated as of June 10,
          1996.**
          (iv)  Amendment No. 2 to the Pooling and Servicing Agreement dated as of September
          16, 1996.**
 10.b     Amended and Restated Bank Receivables Purchase Agreement dated as of May 26, 1995 between Fingerhut Companies, Inc., as Buyer, and Direct Merchants Credit Card Bank,
          National Association, as Seller**
          (i)  Assignment and Assumption Agreement dated as of September 16, 1996 among
          Fingerhut Companies, Inc., as assignor, Metris Companies, Inc., as assignee, and
               Direct Merchants Credit Card Bank, National Association**
 10.c     Purchase Agreement dated as of May 26, 1995 between Fingerhut Financial Services
          Receivables, Inc., as Buyer, and Fingerhut Companies, Inc., as Seller**
          (i)  Assignment and Assumption Agreement dated as of September 16, 1996 among
          Fingerhut Companies, Inc., as assignor, Metris Companies, Inc., as assignee, and
               Metris Receivables, Inc.**
 10.d*    Stock Option and Valuation Rights Agreement dated as of March 21, 1994, between
          Fingerhut Companies, Inc. and Ronald N. Zebeck (Incorporated by reference to Exhibit
          10.1 to Fingerhut Companies, Inc.'s Annual report on Form 10-K for the fiscal year ended December 29, 1995).
 10.e*    Fingerhut Corporation Profit Sharing Plan 1989 Revision (Incorporated by reference to Exhibit 10(d) to Fingerhut Companies, Inc.'s Registration Statement on Form S-1
          (No. 33-33923)).
 10.f*    Fingerhut Companies, Inc. and Subsidiaries 1995 Key Management Incentive Bonus Plan
          for Designated Corporate Officers (Incorporated by reference to Exhibit 10.e to
          Fingerhut Companies, Inc.'s Annual Report on Form 10-K for the fiscal year ended
          December 29, 1995).
 10.g*    Fingerhut Corporation Pension Plan 1990 Revision (Incorporated by reference to
          Exhibit 10(f) to Fingerhut Companies, Inc.'s Registration Statement on Form S-1 (No.
          33-33923)).
 10.h*    Fingerhut Companies, Inc. Stock Option Plan (Incorporated by reference to Exhibit
          10(h) to Fingerhut Companies, Inc.'s Registration Statement on Form S-1 (No.
          33-33923)).

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------                                   -----------------------
 10.i*    Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan
          (Incorporated by reference to Exhibit 10.i to Fingerhut Companies, Inc.'s Annual
          Report on Form 10-K for the fiscal year ended December 29, 1995).
          (i)  Form of option agreement (Incorporated by reference to Exhibit 10.i(i) to
          Fingerhut Companies, Inc.'s Annual report on Form 10-K for the fiscal year ended
               December 29, 1995).
 10.j     Form of Transfer Agreement between the Registrant and Fingerhut Companies, Inc.**
 10.k     Form of Co-Brand Credit Card Agreement between the Registrant and Fingerhut
          Corporation.**
 10.1     Form of Extended Service Plan Agreement between the Registrant and Fingerhut
          Corporation.**
 10.m     Form of Database Access Agreement between the Registrant and Fingerhut
          Corporation.**
 10.n     Form of Administrative Services Agreement between the Registrant and Fingerhut
          Companies, Inc.**
 10.o     Form of Tax Sharing Agreement between the Registrant and Fingerhut Companies, Inc.**
 10.p     Form of Registration Rights Agreement between the Registrant and Fingerhut
          Companies, Inc.**
 10.q     Form of Metris Companies Inc. Long-Term Incentive and Stock Option Plan.**
 10.r     Form of Data Sharing Agreement between Fingerhut Corporation and Direct Merchants
          Credit Card Bank, National Association.**
 10.s     Revolving Credit and Letter of Credit Facility Agreement dated as of September 16,
          1996.**
OTHER EXHIBITS
--------------
 22       Subsidiaries of the Registrant**
 23       Consent of KPMG Peat Marwick LLP
 25       Powers of Attorney.**
 27       Financial Data Schedule**


-------------------------
 * Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 14(c) of Form 10-K.

** Previously filed

   ITEM 17. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

     (3) The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minnetonka, Minnesota, on October 11, 1996.


                                          METRIS COMPANIES INC.

                                          By:       /s/ RONALD N. ZEBECK
                                            ------------------------------------
                                                      Ronald N. Zebeck
                                             President, Chief Executive Officer
                                                         and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURES                                TITLES                        DATES
-------------------------------------   -------------------------------------  -----------------
         /s/ THEODORE DEIKEL            Chairman of the Board of Directors     October 11, 1996
-------------------------------------
           Theodore Deikel

        /s/ RONALD N. ZEBECK            President, Chief Executive Officer     October 11, 1996
-------------------------------------     and Director
          Ronald N. Zebeck                (Principal Executive Officer)

      /s/ ROBERT W. OBERRENDER          Chief Financial Officer                October 11, 1996
-------------------------------------     (Principal Financial Officer)
        Robert W. Oberrender

         /s/ JEAN C. BENSON             Controller                             October 11, 1996
-------------------------------------     (Principal Accounting Officer)
           Jean C. Benson
                                        Director                               October 11, 1996
-------------------------------------
           Dudley C. Mecum

       /s/ MICHAEL P. SHERMAN           Director                               October 11, 1996
-------------------------------------
         Michael P. Sherman
                                        Director                               October 11, 1996
-------------------------------------
          Frank D. Trestman

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------                                   ----------------------

  1       Form of Underwriting Agreement**
ARTICLES OF INCORPORATION AND BYLAWS
------------------------------------
  3.a     Amended and Restated Certificate of Incorporation of the Registrant**
  3.b     Bylaws of the Registrant**
  5       Form of Opinion of Cravath, Swaine & Moore**
MATERIAL CONTRACTS
------------------
 10.a     Pooling and Servicing Agreement dated as of May 26, 1995 among Fingerhut Financial
          Services Receivables, Inc., as Transferor, Direct Merchants Credit Card Bank,
          National Association, as Servicer, and The Bank of New York (Delaware), as Trustee
          (Incorporated by reference to Exhibit 10.u to Fingerhut Companies, Inc.'s Quarterly
          Report on Form 10-Q (File No. 1-8668) for the fiscal quarter ended June 30, 1995).
          (i)  Amended and Restated Series 1995-1 Supplement dated as of September 16, 1996.**
          (ii)  Series 1996-1 Supplement dated as of April 23, 1996 (Incorporated by reference to Exhibit 10.c(ii) to Fingerhut Companies, Inc.'s Quarterly Report on Form 10-Q
                (File No. 1-8668) for the fiscal quarter ended March 29, 1996).
          (iii)  Amendment No. 1 to the Pooling and Servicing Agreement dated as of June 10,
          1996.**
          (iv)  Amendment No. 2 to the Pooling and Servicing Agreement dated as of September
          16, 1996.**
 10.b     Amended and Restated Bank Receivables Purchase Agreement dated as of May 26, 1995 between Fingerhut Companies, Inc., as Buyer, and Direct Merchants Credit Card Bank,
          National Association, as Seller**
          (i)  Assignment and Assumption Agreement dated as of September 16, 1996 among
          Fingerhut Companies, Inc., as assignor, Metris Companies, Inc., as assignee, and
               Direct Merchants Credit Card Bank, National Association**
 10.c     Purchase Agreement dated as of May 26, 1995 between Fingerhut Financial Services
          Receivables, Inc., as Buyer, and Fingerhut Companies, Inc., as Seller**
          (i)  Assignment and Assumption Agreement dated as of September 16, 1996 among
          Fingerhut Companies, Inc., as assignor, Metris Companies, Inc., as assignee, and
               Metris Receivables, Inc.**
 10.d*    Stock Option and Valuation Rights Agreement dated as of March 21, 1994, between
          Fingerhut Companies, Inc. and Ronald N. Zebeck (Incorporated by reference to Exhibit
          10.1 to Fingerhut Companies, Inc.'s Annual report on Form 10-K for the fiscal year ended December 29, 1995).
 10.e*    Fingerhut Corporation Profit Sharing Plan 1989 Revision (Incorporated by reference to Exhibit 10(d) to Fingerhut Companies, Inc.'s Registration Statement on Form S-1
          (No. 33-33923)).
 10.f*    Fingerhut Companies, Inc. and Subsidiaries 1995 Key Management Incentive Bonus Plan
          for Designated Corporate Officers (Incorporated by reference to Exhibit 10.e to
          Fingerhut Companies, Inc.'s Annual Report on Form 10-K for the fiscal year ended
          December 29, 1995).
 10.g*    Fingerhut Corporation Pension Plan 1990 Revision (Incorporated by reference to
          Exhibit 10(f) to Fingerhut Companies, Inc.'s Registration Statement on Form S-1 (No.
          33-33923)).
 10.h*    Fingerhut Companies, Inc. Stock Option Plan (Incorporated by reference to Exhibit
          10(h) to Fingerhut Companies, Inc.'s Registration Statement on Form S-1 (No.
          33-33923)).

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------                                   ----------------------
 10.i*    Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan
          (Incorporated by reference to Exhibit 10.i to Fingerhut Companies, Inc.'s Annual
          Report on Form 10-K for the fiscal year ended December 29, 1995).
          (i)  Form of option agreement (Incorporated by reference to Exhibit 10.i(i) to
          Fingerhut Companies, Inc.'s Annual report on Form 10-K for the fiscal year ended
               December 29, 1995).
 10.j     Form of Transfer Agreement between the Registrant and Fingerhut Companies, Inc.**
 10.k     Form of Co-Brand Credit Card Agreement between the Registrant and Fingerhut
          Corporation.**
 10.1     Form of Extended Service Plan Agreement between the Registrant and Fingerhut
          Corporation.**
 10.m     Form of Database Access Agreement between the Registrant and Fingerhut
          Corporation.**
 10.n     Form of Administrative Services Agreement between the Registrant and Fingerhut
          Companies, Inc.**
 10.o     Form of Tax Sharing Agreement between the Registrant and Fingerhut Companies, Inc.**
 10.p     Form of Registration Rights Agreement between the Registrant and Fingerhut
          Companies, Inc.**
 10.q     Form of Metris Companies Inc. Long-Term Incentive and Stock Option Plan.**
 10.r     Form of Data Sharing Agreement between Fingerhut Corporation and Direct Merchants
          Credit Card Bank, National Association.**
 10.s     Revolving Credit and Letter of Credit Facility Agreement dated as of September 16,
          1996.**
OTHER EXHIBITS
--------------
 22       Subsidiaries of the Registrant**
 23       Consent of KPMG Peat Marwick LLP
 25       Powers of Attorney.**
 27       Financial Data Schedule**


-------------------------
 * Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 14(c) of Form 10-K.

** Previously filed